Exhibit 10.1

CREDIT AGREEMENT

dated as of August 5, 2020,

among

EXPEDIA GROUP, INC.,

Expedia Group International Holdings III, LLC,

the LENDERS from time to time party hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and London Agent

JPMORGAN CHASE BANK, N.A.,

Bofa securities, inc.,

Bnp Paribas Securities Corp.,

MIZUHO BANK, LTD.,

and

HSBC BANK USA, NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners

BANK OF AMERICA, N.A.

and

MIZUHO BANK, LTD.,

as Co-Syndication Agents

BNP PARIBAS

and

HSBC BANK USA, NATIONAL ASSOCIATION,

as Co-Documentation Agents

i

SCHEDULES:

Schedule 1.01 — Certain Disclosure

Schedule 2.01 — Commitments

Schedule 3.06 — Disclosed Matters

Schedule 3.12 — Subsidiaries

Schedule 6.01 — Existing Indebtedness

Schedule 6.02 — Existing Liens

Schedule 6.07 — Existing Restrictions

Schedule 6.11 — Sample Liquidity Calculation

Schedule 9.12 — Participant Confidentiality Restricted List

EXHIBITS:

Exhibit A — Form of Assignment and Assumption

Exhibit B — Form of Borrowing Request
Exhibit C — Form of Interest Election Request

Exhibit D-1 — Form of US Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit D-2 — Form of US Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit D-3 — Form of US Tax Compliance Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit D-4 — Form of US Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit E — Form of Intercompany Indebtedness Subordination Agreement

CREDIT AGREEMENT dated as of August 5, 2020, among EXPEDIA GROUP, INC., a Delaware corporation; Expedia Group International Holdings III, LLC, a Delaware limited liability company; the LENDERS from time to time party hereto; and JPMORGAN CHASE BANK, N.A., as Administrative Agent and London Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means any acquisition, or series of related acquisitions (including pursuant to any merger or consolidation), of property that constitutes (a) assets comprising all or substantially all of a division, business or operating unit or product line of any Person or (b) at least a majority of the Equity Interests in a Person.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in US Dollars for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1% (with 0.005% being rounded up)) equal to the product of (a) the LIBO Rate for US Dollars for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII, or such Affiliates or branches thereof as it shall from time to time designate by notice to the Company and the Lenders for the purpose of performing any of its obligations hereunder or under any other Loan Document.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Holders” means, with respect to any specified natural person, (a) such specified natural person’s parents, spouse, siblings, descendants, step children, step grandchildren, nieces and nephews and their respective spouses, (b) the estate, legatees and devisees of such specified natural person and each of the persons referred to in clause (a) of this definition, and (c) any company, partnership, trust or other entity or investment vehicle created for the benefit of, or Controlled by, such specified natural person or any of the persons referred to in clause (a) or (b) of this definition or the holdings of which are for the primary benefit of such specified natural person or any of the persons referred to in clause (a) or (b) of this definition or created by any such person for the benefit of any charitable organization or for a charitable purpose.

“Agents” means the Administrative Agent and the London Agent.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning assigned to such term in Section 9.15(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% per annum and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in US Dollars with a maturity of one month plus 1% per annum. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the applicable Screen Rate (or, if such Screen Rate is not available for a maturity of one month with respect to US Dollars but is available for periods both longer and shorter than such period, the Interpolated Screen Rate) at approximately 11:00 a.m., London time, on such day for deposits in US Dollars with a maturity of one month; provided that if such rate shall be less than zero, such rate shall be deemed to be zero. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until an amendment hereto has become effective pursuant to Section 2.14(b)), then for purposes of clause (c) above the Adjusted LIBO Rate shall be deemed to be zero. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, as the case may be.

“Ancillary Document” has the meaning assigned to such term in Section 9.06(b).

“Annualized Basis” means, when used in reference to any calculation of Leverage Ratio, (a) in the case of any calculation of Leverage Ratio as of any date prior to June 30, 2022, that Consolidated EBITDA used in the denominator thereof be calculated on an annualized basis using Consolidated EBITDA for the two consecutive fiscal quarter period of the Company most recently ended on or prior to such date multiplied by two and (b) in the case of any calculation of Leverage Ratio as of June 30, 2022, that Consolidated EBITDA used in the denominator thereof be calculated on an annualized basis using Consolidated EBITDA for the three consecutive fiscal quarter period of the Company ending on March 31, 2022 multiplied by 4/3.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977.

“Applicable Agent” means (a) with respect to a Loan or Borrowing denominated in US Dollars or Canadian Dollars, and with respect to any payment hereunder that does not relate to a particular Loan or Borrowing, the Administrative Agent and (b) with respect to a Loan or Borrowing denominated in any currency other than US Dollars or Canadian Dollars, the London Agent.

“Applicable Creditor” has the meaning assigned to such term in Section 9.15(b).

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurocurrency Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below in the Pricing Grid under the caption “ABR Spread”, “Eurocurrency Spread” or “Commitment Fee Rate”, as the case may be, based upon the Company’s senior unsecured non-credit-enhanced long-term debt ratings from S&P and Moody’s as of such date; provided that (a) notwithstanding the foregoing but subject to clause (b) below, prior to December 31, 2021, the “Applicable Rate” for any day shall mean (i) in the case of Loans, 1.50% per annum with respect to ABR Loans and 2.50% per annum with respect to Eurocurrency Loans and (ii) in the case of the commitment fees payable hereunder, 0.30% per annum and (b) in the event the Leverage Condition shall have been satisfied as of the end of the fiscal year or fiscal quarter of the Company ended after the Closing Date for which the consolidated financial statements of the Company have been most recently delivered pursuant to Section 5.01(a) or 5.01(b), then, on the third Business Day following the delivery of the related compliance certificate pursuant to Section 5.01(c) demonstrating such satisfaction, the provisions of clause (a) above shall cease to apply until the third Business Day following the next delivery of the consolidated financial statements of the Company pursuant to Section 5.01(a) or 5.01(b); provided further that in the event the Company has not delivered any consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or 5.01(b), then the provisions of clause (b) above shall cease to apply from and after the date such consolidated financial statements were required to have been so delivered and until the third Business Day following the date such consolidated financial statements are so delivered.

Pricing Grid

(basis points per annum)

Level	Level 1	Level 2	Level 3	Level 4	Level 5
Rating	At Least BBB+ by S&P/Baa1 Moody’s	BBB by S&P/Baa2 by Moody’s	BBB- by S&P/Baa3 by Moody’s	BB+ by S&P/Ba1 by Moody’s	Lower than BB+ by S&P/Ba1 by Moody’s or unrated
Commitment Fee Rate	12.5	15.0	17.5	25.0	35.0
Eurocurrency Spread	125.0	137.5	150.0	175.0	200.0
ABR Spread	25.0	37.5	50.0	75.0	100.0

For purposes of the foregoing Pricing Grid, (i) if either Moody’s or S&P shall not have in effect a rating for the Company’s senior unsecured non-credit-enhanced long-term debt (other than by reason of the circumstances referred to in the last sentence of this definition), then the Commitment Fee Rate, the Eurocurrency Spread and the ABR Spread shall be based upon the rating of the other rating agency; (ii) if neither Moody’s nor S&P shall have in effect a rating for the Company’s senior unsecured non-credit-enhanced long-term debt (other than by reason of the circumstances referred to in the last sentence of this definition), then the Commitment Fee Rate, the Eurocurrency Spread and the ABR Spread shall be based upon Level 5 set forth in the foregoing Pricing Grid; (iii) if the ratings or deemed ratings by S&P and Moody’s shall fall within different Levels, the Commitment Fee Rate, the Eurocurrency Spread and ABR Spread shall be based upon the higher rating, unless the ratings differ by two or more Levels, in which case the Commitment Fee Rate, the Eurocurrency Spread and ABR Spread will be based upon the Level set forth in the foregoing Pricing Grid next below that corresponding to the higher rating; and (iv) if the rating established or deemed to have been established by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate as a result of a change in ratings or deemed ratings shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate, when determined by reference to the foregoing Pricing Grid, shall be determined by reference to the ratings most recently in effect prior to such change or cessation.

“Approved Electronic Platform” means IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by any Agent to be its electronic transmission system.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means JPMorgan Chase Bank, N.A., BofA Securities, Inc., BNP Paribas Securities Corp., Mizuho Bank, Ltd. and HSBC Bank USA, National Association in their capacities as joint lead arrangers and joint bookrunners for the credit facility provided for herein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an Approved Electronic Platform) approved by the Administrative Agent.

“AUD Bank Bill Rate” means, with respect to any Borrowing denominated in Australian Dollars for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Date.

“Australian Dollars” or “AUD$” refers to lawful money of Australia.

“Authorized Officer” means, with respect to any Person, any of the chairman of the board, the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, the secretary, any assistant secretary, any vice president or any other officer or manager (or authorized signatory holding equivalent function) of such Person (or of such Person’s general partner, member or other similar Person); provided that, when such term is used in reference to any document executed by, or a certification of, an Authorized Officer, upon request of the Administrative Agent, the secretary, an assistant secretary or any other officer or manager (or authorized signatory holding equivalent function) of such Person (or of such Person’s general partner, member or other similar Person) shall have delivered (which delivery may be made on the Closing Date) an incumbency certificate to the Administrative Agent as to the authority of such individual.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Average COF Rate” has the meaning assigned to such term in Section 2.14(a).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by an applicable Resolution Authority in respect of any liability of any Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom (to the extent that the United Kingdom is not an EEA Member Country which has implemented or implements Article 55 of Directive 2014/59/EU), Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code.

“Benchmark Rate” means the LIBO Rate, EURIBO Rate, CDO Rate or AUD Bank Bill Rate, as applicable.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the applicable Benchmark Rate for syndicated credit facilities denominated in the applicable currency and (b) the Benchmark Replacement Adjustment; provided that if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for all purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Adjustment” means the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the applicable Benchmark Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the applicable Benchmark Rate with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable currency at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Rate).

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Foreign Currency Overnight Rate”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to any Benchmark Rate:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the applicable Screen Rate permanently or indefinitely ceases to provide the applicable Screen Rate; or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to any Benchmark Rate:

(a) a public statement or publication of information by or on behalf of the administrator of the applicable Screen Rate announcing that such administrator has ceased or will cease to provide the applicable Screen Rate, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the applicable Screen Rate;

(b) a public statement or publication of information by the regulatory supervisor for the administrator of the applicable Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the applicable Screen Rate, a resolution authority with jurisdiction over the administrator for the applicable Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the applicable Screen Rate, in each case which states that the administrator of the applicable Screen Rate has ceased or will cease to provide the applicable Screen Rate permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the applicable Screen Rate; and/or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of the applicable Screen Rate announcing that the applicable Screen Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to any Benchmark Rate and solely to the extent that such Benchmark Rate has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark Rate for all purposes hereunder in accordance with Section 2.14 and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark Rate for all purposes hereunder pursuant to Section 2.14.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” means, with respect to any party, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Expedia Group International Holdings III, LLC, a Delaware limited liability company.

“Borrower Group Member” means (a) the Borrower, (b) any other Loan Party that is a Foreign Loan Party or a CFC Holdco and (c) any direct or indirect subsidiary (other than an Excluded Subsidiary) of the Borrower or any Person described in clause (b) above.

“Borrowing” means Loans of the same Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars, US$5,000,000, (b) in the case of a Borrowing denominated in Euro, €5,000,000, (c) in the case of a Borrowing denominated in Sterling, £5,000,000, (d) in the case of a Borrowing denominated in Canadian Dollars, CAD$5,000,000 and (e) in the case of a Borrowing denominated in Australian Dollars, AUD$5,000,000.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, US$1,000,000, (b) in the case of a Borrowing denominated in Euro, €1,000,000, (c) in the case of a Borrowing denominated in Sterling, £1,000,000, (d) in the case of a Borrowing denominated in Canadian Dollars, CAD$1,000,000 and (e) in the case of a Borrowing denominated in Australian Dollars, AUD$1,000,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be in the form of Exhibit B or any other form approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a Eurocurrency Loan denominated in US Dollars or Sterling, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits denominated in such currency in the London interbank market, (b) when used in connection with a Eurocurrency Loan denominated in Euro, the term “Business Day” shall also exclude any day that is not a TARGET Day, (c) when used in connection with a Eurocurrency Loan denominated in Canadian Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Toronto and (d) when used in connection with a Eurocurrency Loan denominated in Australian Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Sydney.

“Canadian Dollars” or “CAD$” means the lawful money of Canada.

“Capital Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, the obligations under which are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 6.02 only, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Capped Adjustments” means (a) any additions to Consolidated EBITDA pursuant to clause (a)(vi) of the definition of such term and (b) any additions to Consolidated EBITDA pursuant to clause (ii) of Section 1.04(b).

“Cash Management Services” means (a) cash management and related services provided to the Company or any Subsidiary, including treasury, depository, foreign exchange, return items, overdraft, controlled disbursement, cash sweeps, zero balance arrangements, merchant stored value cards, e-payables, electronic funds transfer, interstate depository network and automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) services and credit cards, credit card processing services, credit and debit card payment processing services, debit cards, stored value cards, virtual cards (including single use virtual card accounts) and commercial cards (including so-called “‘purchase cards”, “procurement cards” or “p-cards”) arrangements and (b) letters of credit.

“CDO Rate” means, with respect to any Borrowing denominated in Canadian Dollars for any Interest Period, the applicable Screen Rate (rounded if necessary to the nearest 1/100 of 1% (with 0.005% being rounded up)) as of the Specified Time on the Quotation Date.

“Certificate of Designation” means that certain Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock filed by the Company with the Secretary of State of the State of Delaware, and accepted for record by the Secretary of State of the State of Delaware pursuant to the Delaware General Corporation Law, on May 5, 2020.

“CFC Holdco” means (a) any Subsidiary that has no material assets other than Equity Interests and/or Indebtedness in one or more Persons that are Foreign Subsidiaries or (b) any Subsidiary that has no material assets other than Equity Interests and/or Indebtedness in one or more Persons that are described in clause (a) above and/or this clause (b).

“Change in Control” means (a) the acquisition of “beneficial ownership” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Closing Date), other than the Permitted Holders, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company (the “Total Voting Power”), unless either (i) the Permitted Holders beneficially own a majority of the Total Voting Power or (ii) if the Permitted Holders beneficially own less than a majority of the Total Voting Power, the excess of the percentage of Total Voting Power represented by the shares beneficially owned by the Permitted Holders over the percentage of Total Voting Power represented by shares beneficially owned by such acquiring Person or group is at least 5%, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated or (c) the occurrence of any “change in control”, “change in control triggering event” or similar event, however denominated, with respect to the Company under and as defined in any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of the Company or any Subsidiary, to the extent such occurrence gives rise to a put right, default, acceleration or similar consequence with respect to such Material Indebtedness.

“Change in Law” means (a) the adoption or taking effect of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, for purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been adopted and become effective after the Closing Date.

“Charges” has the meaning assigned to such term in Section 9.13.

“Closing Date” means August 5, 2020.

“Code” means the Internal Revenue Code of 1986, as amended.

“COF Rate” has the meaning assigned to such term in Section 2.14(a).

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth opposite such Lender’s name on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments as of the Closing Date is US$855,000,000.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to any Agent or any Lender by means of electronic communications pursuant to Section 9.01, including through an Approved Electronic Platform.

“Company” means Expedia Group, Inc., a Delaware corporation.

“Company Credit Agreement” means the Amended and Restated Credit Agreement dated as of May 5, 2020, as amended by the First Amendment dated as of July 6, 2020 and the Second Amendment dated as of August 5, 2020, among the Company, the borrowing subsidiaries from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and London agent.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:

(a) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; or

(b) if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (a) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for US Dollar-denominated syndicated credit facilities at such time;

provided that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (a) or (b) above is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement”.

“Consolidated Adjusted Total Assets” means, at any time, (a) Consolidated Total Assets at such time minus (b) the amount of such Consolidated Total Assets attributable to goodwill in accordance with GAAP.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period (excluding, for the avoidance of doubt, amortization expense attributable to a prepaid cash item that was paid in a prior period), (iv) all losses for such period on sales or dispositions of assets outside the ordinary course of business, (v) any non-recurring non-cash charges for such period, (vi) any restructuring or other unusual, non-recurring charges for such period; provided that the amount of charges added back pursuant to this clause (vi) for such period, together with the aggregate amount of all other Capped Adjustments for such period, shall not exceed 15% of Consolidated EBITDA for such period (determined prior to giving effect to any addback for any Capped Adjustments), (vii) non-cash goodwill and intangible asset impairment charges for such period, (viii) charges for such period recognized on changes in the fair value of contingent consideration payable by, and non-cash charges for such period recognized on changes in the fair value of the noncontrolling interest in any acquiree acquired by, the Company or any Subsidiary in any business combination and non-cash charges for such period for changes in the fair value of minority equity investments (other than those accounted for under the equity method and those that are consolidated) of the Company or any Subsidiary, and (ix) any non-cash expenses for such period resulting from the grant of stock options or other equity-based incentives to any director, officer or employee of the Company and the Subsidiaries; provided that any cash payment made with respect to any non-cash items added back in computing Consolidated EBITDA for any prior period pursuant to clause (v), (viii) or (ix) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made; and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) all gains for such period on sales or dispositions of assets outside the ordinary course of business, (ii) all gains for such period arising from business combinations, including gains on a “bargain purchase” and gains recognized on changes in the fair value of contingent consideration payable by, and gains recognized on changes in the fair value of the noncontrolling interest in any acquiree acquired by, the Company or any Subsidiary in connection therewith and gains for such period for changes in the fair value of minority equity investments (other than those accounted for under the equity method and those that are consolidated) of the Company or any Subsidiary, (iii) any extraordinary gains for such period and (iv) any non-cash items of income for such period that represent the reversal of any accrual of charges referred to in clauses (a)(v), (a)(vi) or (a)(ix) above, all determined on a consolidated basis in accordance with GAAP. In the event any Subsidiary shall be a Subsidiary that is not a Wholly Owned Subsidiary, all amounts added back in computing Consolidated EBITDA for any period pursuant to clause (a) above, and all amounts subtracted in computing Consolidated EBITDA pursuant to clause (b) above, to the extent such amounts are, in the reasonable judgment of a Financial Officer, attributable to such Subsidiary, shall be reduced by the portion thereof that is attributable to the noncontrolling interest in such Subsidiary. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters of the Company (each, a “Reference Period”) for the purposes of any determination of the Leverage Ratio, if during such Reference Period (or, in the case of pro forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) the Company or any Subsidiary shall have made a Material Disposition or Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition had occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any Acquisition that involves consideration in excess of US$125,000,000; and “Material Disposition” means any sale, transfer or other disposition of property or series of related sales, transfers or other dispositions of property that yields gross proceeds to the Company and the Subsidiaries in excess of US$125,000,000. Notwithstanding the foregoing, but subject to the immediately preceding sentence, solely in determining the Leverage Ratio for purposes of actual, but not pro forma, compliance with the covenant set forth in Section 6.10, Consolidated EBITDA for (A) the fiscal quarter of the Company ending March 31, 2021, shall be deemed to be equal to US$176,345,882, (B) the fiscal quarter of the Company ending June 30, 2021, shall be deemed to be equal to US$568,380,482 and (C) the fiscal quarter of the Company ending September 30, 2021, shall be deemed to be equal to US$911,928,019.

“Consolidated Funded Debt” means, on any date, the sum (without duplication) for the Company and the Subsidiaries of all (a) Indebtedness (but not including any Indebtedness in the form of contingent consideration obligations of the Company or any Subsidiary incurred in connection with any business combination) that would appear on a consolidated balance sheet of the Company prepared as of such date in accordance with GAAP, (b) Capital Lease Obligations, (c) Synthetic Lease Obligations, (d) Guarantees by the Company and the Subsidiaries of Indebtedness of Persons other than the Company and the Subsidiaries, (e) obligations, contingent or otherwise, of the Company and the Subsidiaries as an account party in respect of letters of credit and (f) Securitization Transactions.

“Consolidated Net Income” means, for any period, the net income or loss of the Company and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (after giving effect, for the avoidance of doubt, to the elimination of intercompany accounts in accordance with GAAP); provided that there shall be excluded the income or loss of any Subsidiary that is not a Wholly Owned Subsidiary to the extent such income or loss is attributable to the noncontrolling interest in such Subsidiary.

“Consolidated Revenues” means, for any period, the aggregate revenues of the Company and the Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, at any time, the consolidated total assets of the Company and the Subsidiaries at such time, as such amount would appear on a consolidated balance sheet of the Company prepared in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright License” means any written agreement, now or hereafter in effect, granting to any Person any right under any Copyright now or hereafter owned by any other Person or that such other Person otherwise has the right to license, and all rights of any such Person under any such agreement.

“Copyrights” means, with respect to any Person, all of the following now directly owned or hereafter directly acquired by such Person: (a) all copyright rights in any work subject to the copyright laws of the United States of America or any other country or any political subdivision thereof, whether as author, assignee, transferee or otherwise, (b) all registrations and applications for registration of any such copyright in the United States of America or any other country, including registrations, recordings, supplemental registrations, pending applications for registration, and renewals in the United States Copyright Office (or any similar office in any other country or any political subdivision thereof), and (c) any other rights corresponding to the foregoing, including moral rights.

“Corresponding Tenor” means, with respect to a Benchmark Replacement, a tenor (including overnight) having approximately the same length (disregarding any business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the applicable Benchmark Rate.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b), or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.20.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) shall have failed to fund its Revolving Credit Percentage of any Borrowing for three or more Business Days after the date such Borrowing is required to be funded by Lenders hereunder, unless such Lender, in good faith, notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) shall have failed to pay to the Administrative Agent any other amount required to be paid by it within three Business Days after the day on which such payment is required to be made hereunder, (c) shall have notified the Administrative Agent (or shall have notified the Company, which shall in turn have notified the Administrative Agent) in writing that it does not intend or is unable to comply with its funding obligations under this Agreement, or shall have made a public statement to the effect that it does not intend or is unable to comply with such funding obligations in accordance with the terms and subject to the conditions set forth herein (unless such writing or public statement states in good faith that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing or public statement, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or its funding obligations generally under other credit or similar agreements to which it is a party, (d) shall have failed (but not for fewer than three Business Days) after a written request by the Administrative Agent to confirm in writing that it will comply with its obligations (and is financially able to meet such obligation) to make Loans hereunder, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent, or (e) shall have become the subject of a bankruptcy, liquidation or insolvency proceeding, or shall have had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or shall have taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or shall have, or has a direct or indirect Lender Parent that shall have, become the subject of a Bail-In Action or shall have a parent company that has become the subject of a bankruptcy, liquidation or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or has become the subject of a Bail-In Action; provided that a Lender shall not be deemed to be a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender (whether controlling or otherwise), or the exercise of Control over a Lender or Person controlling such Lender, by a Governmental Authority, so long as such ownership interest or exercise of Control does not result in or provide such Lender or Person with immunity from jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender or Person.

“Designated Subsidiary” means each Subsidiary that is (a) the Borrower, (b) a Material Subsidiary or (c) an obligor (including pursuant to a Guarantee) under the Company Credit Agreement or any Material Indebtedness of the Company or any other Subsidiary, in each case other than (i) the New Headquarters SPV, the New Headquarters Parent SPV and any Securitization Subsidiary, (ii) any Specified Foreign Subsidiary or Excluded CFC Holdco (provided, however, that this clause (ii) shall not apply to any Subsidiary that is an obligor (including pursuant to a Guarantee) under the Company Credit Agreement or any Material Indebtedness of the Company or any other Subsidiary that is neither a Specified Foreign Subsidiary nor an Excluded CFC Holdco), (iii) any Subsidiary if, and for so long as, such Subsidiary is not a Wholly Owned Subsidiary (provided, however, that this clause (iii) shall not apply to any Subsidiary that is an obligor (including pursuant to a Guarantee) under the Company Credit Agreement or any Material Indebtedness of the Company or any other Subsidiary that is a Wholly Owned Subsidiary), (iv) (A) Classic Vacations, LLC, a Nevada limited liability company, and (B) any Subsidiary that is incorporated or organized under the laws of the Republic of Mauritius (provided, however, that this clause (iv) shall not apply to any Subsidiary that is an obligor (including pursuant to a Guarantee) under the Company Credit Agreement or any Material Indebtedness of the Company or any other Subsidiary), (v) any Subsidiary that is prohibited or restricted by applicable law (after giving effect to any “whitewash procedures” and similar actions, in each case reasonably available to such Subsidiary) or, in the case of any Person that becomes a Subsidiary after the Closing Date, any contract or other agreement in effect at the time such Person becomes a Subsidiary (and not entered into in contemplation of this clause (v)) from providing a Guarantee under the Guarantee Agreement (including any such prohibition or restriction arising from any requirement to obtain the consent of any Governmental Authority or any third party under such contract or other agreement) (provided, however, that this clause (v) shall not apply to any Subsidiary that is an obligor (including pursuant to a Guarantee) under the Company Credit Agreement or any Existing Indenture), (vi) any Subsidiary, if and for so long as the Administrative Agent, in consultation with the Company, reasonably determines that the cost of such Subsidiary becoming a Subsidiary Loan Party shall be excessive in relation to the benefit to be afforded to the Lenders therefrom, and (vii) any other Subsidiary if in the reasonable good faith determination of the Company and the Administrative Agent (it being understood and agreed that, for purposes of any such determination, the Administrative Agent may conclusively rely on a certificate of a Financial Officer or other executive officer of the Company to the effect that the Company shall have made such determination), the provision of a Guarantee by such Subsidiary would reasonably be expected to result in materially adverse tax consequences to the Company or any of its Subsidiaries (provided, however, that this clause (vii) shall not apply to any Subsidiary that is an obligor (including pursuant to a Guarantee) under the Company Credit Agreement or any Existing Indenture).

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed on Schedule 3.06.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates (excluding, in the case of Equity Interests in the Company, IAC), in whole or in part, at the option of the holder thereof; in each case, on or prior to the date 180 days after the Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and (ii) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability. Notwithstanding anything to the contrary set forth herein, it is acknowledged that the Preferred Stock, and any warrants associated therewith, in each case issued in accordance with the terms of the Investment Agreements as in effect on the Closing Date, do not constitute Disqualified Equity Interests.

“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Early Opt-in Election” means the occurrence of:

(a) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that syndicated credit facilities denominated in the applicable currency being executed at such time, or that include language similar to that contained in Section 2.14(b), are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace any Benchmark Rate, and

(b) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, (i) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (ii) a Defaulting Lender or (iii) the Company, any Subsidiary or any other Affiliate of the Company.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any toxic or hazardous substance or waste, or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests (including shares) in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that (a) Indebtedness (including Permitted Convertible Notes) that is convertible into Equity Interests in the Company shall not, prior to the date of conversion thereof, constitute Equity Interests in the Company and (b) Permitted Call Spread Swap Agreements shall not constitute Equity Interests in the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any reportable event (within the meaning of Section 4043 of ERISA or the regulations issued thereunder) with respect to a Plan, other than an event for which the 30-day notice period is waived; (b) a failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in at-risk status (within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (e) the incurrence by the Company or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Company or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Title IV of ERISA) or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the occurrence of a non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) concerning any Plan and with respect to which the Company or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or a party in interest (within the meaning of Section 406 of ERISA) or could otherwise be liable; or (j) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Company or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBO Rate” means, with respect to any Borrowing denominated in Euro for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Date.

“Euro” or “€” means the lawful currency of the member states of the European Union that have adopted a single currency in accordance with applicable law or treaty.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate, the LIBO Rate, the EURIBO Rate, the CDO Rate or the AUD Bank Bill Rate, as applicable.

“Events of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Exchange Rate” means, on any date of determination, for purposes of determining the US Dollar Equivalent of any currency other than US Dollars, the rate at which such other currency may be exchanged into US Dollars last provided (either by publication or as may otherwise be provided to the Applicable Agent) by the applicable Reuters source on the Business Day (determined based on New York City time) immediately preceding such day of determination (or, if a Reuters source ceases to be available or Reuters ceases to provide such rate of exchange, as last provided by such other publicly available information service that provides such rate of exchange at such time as shall be selected by the Applicable Agent from time to time in its reasonable discretion). For the avoidance of doubt, any exchange rate used will be with no mark-up or spread added.

“Excluded CFC Holdco” means (a) any Subsidiary that has no material assets other than Equity Interests and/or Indebtedness in one or more Persons that are Specified Foreign Subsidiaries or (b) any Subsidiary that has no material assets other than Equity Interests and/or Indebtedness in one or more Persons that are described in clause (a) above and/or this clause (b).

“Excluded Subsidiaries” means trivago and any subsidiary thereof, but only for so long as trivago shall be a Subsidiary that is not a Wholly Owned Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to either Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or required to be withheld or deducted from such payment: (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such recipient being organized under the laws of, or having its principal office, or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender, any U.S. withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law, rule or regulation in effect on the date on which such Lender becomes a party to this Agreement (other than pursuant to an assignment at the request of the Borrower under Section 2.19(b)) or designates a new lending office, except in each case to the extent that (i) such Lender (or its assignor, if any) was entitled, immediately before designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.17(a) or 2.17(c) or (ii) such withholding tax shall have resulted from the making of any payment to a location other than the office designated by the Applicable Agent or such Lender for the receipt of payments of the applicable type from the applicable Loan Party, (c) any Taxes attributable to such recipient’s failure to comply with Section 2.17(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Indentures” means (a) the Indenture dated as of August 5, 2010, among the Company, the Subsidiary Guarantors (as defined therein) from time to time parties thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to the Company’s 5.95% Senior Notes due 2020, (b) the First Supplemental Indenture dated as of August 18, 2014, to the Indenture dated as of August 18, 2014, among the Company, the Subsidiary Guarantors (as defined therein) from time to time parties thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to the Company’s 4.500% Senior Notes due 2024, (c) the Fourth Supplemental Indenture dated as of June 3, 2015, to the Indenture dated as of August 18, 2014, among the Company, the Subsidiary Guarantors (as defined therein) from time to time parties thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to the Company’s 2.500% Senior Notes due 2022, (d) the Indenture dated as of December 8, 2015, among the Company, the Subsidiary Guarantors (as defined therein) from time to time parties thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to the Company’s 5.000% Senior Notes due 2026, (e) the Indenture dated as of September 21, 2017, among the Company, the Subsidiary Guarantors (as defined therein) from time to time parties thereto and U.S. Bank National Association, as Trustee, relating to the Company’s 3.800% Senior Notes due 2028, (f) the Indenture dated as of September 19, 2019, among the Company, the Subsidiary Guarantors (as defined therein) from time to time parties thereto and U.S. Bank National Association, as Trustee, relating to the Company’s 3.25% Senior Notes due 2030, (g) the Indenture dated as of May 5, 2020, among the Company, the Subsidiary Guarantors (as defined therein) from time to time parties thereto and U.S. Bank National Association, as Trustee, relating to the Company’s 6.250% Senior Notes due 2025; (h) the Indenture dated as of May 5, 2020, among the Company, the Subsidiary Guarantors (as defined therein) from time to time parties thereto and U.S. Bank National Association, as Trustee, relating to the Company’s 7.000% Senior Notes due 2025; (i) the Indenture dated as of July 14, 2020, among the Company, the Subsidiary Guarantors (as defined therein) from time to time parties thereto and U.S. Bank National Association, as Trustee, relating to the Company’s 3.600% Senior Notes due 2023; and (j) the Indenture dated as of July 14, 2020, among the Company, the Subsidiary Guarantors (as defined therein) from time to time parties thereto and U.S. Bank National Association, as Trustee, relating to the Company’s 4.625% Senior Notes due 2027, in each case, as amended, supplemented, restated or otherwise modified from time to time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as shall be set forth on the NYFRB Website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if such rate would be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, financial director, treasurer or controller of the Company; provided that, when such term is used in reference to any document executed by, or a certification of, a Financial Officer, upon request of the Administrative Agent, the secretary, an assistant secretary or any other officer or manager (or authorized signatory holding equivalent function) of the Company shall have delivered (which delivery may be made on the Closing Date) an incumbency certificate to the Administrative Agent as to the authority of such individual.

“Foreign Currency Overnight Rate” means, for any day, with respect to any currency (a) a rate per annum equal to the London interbank offered rate as administrated by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for overnight deposits in such currency as displayed on the Reuters screen page that displays such rate (currently LIBOR01 or LIBOR02) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other commercially available information service that publishes such rate as shall be selected by the Applicable Agent from time to time) at approximately 11:00 a.m., London time, on such day or (b) if the rate referred to above is not available for such currency, a rate per annum at which overnight deposits in such currency would be offered on such day in the applicable offshore interbank market, as such rate is determined by the Applicable Agent by such means as the Applicable Agent shall determine to be reasonable.

“Foreign Lender” means a Lender that is not a US Person.

“Foreign Loan Party” means any Loan Party that is not a Domestic Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Form S-4” means the Form S-4 Registration Statement filed by IAC and the Company with the SEC on April 25, 2005, as amended on or before June 17, 2005.

“GAAP” means, subject to Section 1.04(a), generally accepted accounting principles in the United States of America.

“Government Program Indebtedness” mean any Indebtedness provided directly or indirectly by any Governmental Authority pursuant to any COVID-19 virus outbreak relief program, including any such Indebtedness provided through a designee thereof or an intermediary financial institution (but excluding any sovereign wealth fund that regularly makes financial investments).

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof (including pursuant to any “synthetic lease” financing), (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. For the avoidance of doubt, any expression by the Company or any Subsidiary of an intent to continue to provide financial support to any of its subsidiaries made in a management representation letter delivered in connection with an audit of the financial statements of such subsidiary, so long as such expression of intent does not create any binding obligation, contingent or otherwise, on the Company or such Subsidiary to provide such support, shall not be deemed to be a Guarantee. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation (which, in the case of any Guarantee of any Indebtedness, shall be the principal amount of such Indebtedness), or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantee Agreement” means the Guarantee Agreement dated as of August 5, 2020, among the Company, the Borrower, the other Subsidiaries of the Company party thereto and the Administrative Agent, as supplemented.

“Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from the Company and each Designated Subsidiary (i) in the case of the Company and each Person that is a Designated Subsidiary on the Closing Date, a counterpart of the Guarantee Agreement, duly executed and delivered on behalf of such Person, or (ii) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, a supplement to the Guarantee Agreement, in the form specified therein, duly executed and delivered on behalf of such Person;

(b) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, the Administrative Agent shall have received, to the extent reasonably requested by the Administrative Agent, documents, opinion of counsel and certificates with respect to such Designated Subsidiary of the type referred to in Sections 4.01(c) and 4.01(e); and

(c) within 30 days after the Closing Date (or such later date as the Administrative Agent may agree to in writing), all Indebtedness owed by any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Obligations pursuant to the Intercompany Indebtedness Subordination Agreement.

“Guaranteed Parties” means, collectively, (a) the Administrative Agent and the London Agent, (b) the Arrangers, (c) the Lenders, (d) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, (e) the holder of any other Obligation and (f) the successors and assigns of any of the foregoing.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IAC” means IAC/InterActiveCorp, a Delaware corporation.

“IAC Agreements” means each of the Separation Agreement dated as of August 9, 2005, by and between IAC and the Company, the Tax Sharing Agreement dated as of August 9, 2005, by and between IAC and the Company, the Employee Matters Agreement dated as of August 9, 2005, by and between IAC and the Company, and the Transition Services Agreement dated as of August 9, 2005, by and between IAC and the Company.

“IBA” has the meaning assigned to such term in Section 1.06.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable), (j) all Securitization Transactions of such Person and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness of any Person shall not include (i) trade payables, (ii) endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business, (iii) customer deposits and advances, and interest payable thereon, in the ordinary course of business in accordance with customary trade terms and other obligations incurred in the ordinary course of business through credit on an open account basis customarily extended to such Person in connection with the purchase of goods or services, or (iv) obligations under overdraft arrangements with banks incurred in the ordinary course of business to cover working capital needs.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Intellectual Property” means, with respect to any Person, all intellectual property of every kind and nature now owned or hereafter acquired by such Person, including inventions, designs, utility models, Patents, Patent Licenses, Copyrights, Copyright Licenses, Trademarks, Trademark Licenses, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and applications therefor, and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Intercompany Indebtedness Subordination Agreement” means the Intercompany Subordination Agreement among the Company, the Subsidiaries party thereto and the Administrative Agent, substantially in the form of Exhibit E, together with all supplements thereto.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08, which shall be in the form of Exhibit C or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two (other than in the case of Borrowings denominated in Euro), three or six months (or, with the consent of each Lender participating therein, twelve months) thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Screen Rate” means, with respect to any currency for any period, a rate per annum which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such period, in each case as of the time the Interpolated Screen Rate is required to be determined in accordance with the other provisions hereof; provided that the Interpolated Screen Rate shall in no event be less than zero.

“Investment” means, with respect to a specified Person, any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in accordance with GAAP) to, Guarantees of any Indebtedness or other obligations of, or transfers of property for consideration that is less than the fair value thereof (as reasonably determined by the Company) to, any other Person that are held or made by the specified Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee”, (c) any Investment in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any Person shall be the fair value (as reasonably determined by the Company) of the consideration therefor (including any Indebtedness assumed in connection therewith), plus the fair value (as so determined) of all additions to such consideration, as of such date of determination, and minus the amount, as of such date of determination, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such Investment, (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) in the form of a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair value (as reasonably determined by the Company) of such Equity Interests or other property as of the time of such transfer (less, in the case of any investment in the form of transfer of property for consideration that is less than the fair value thereof, the fair value (as so determined) of such consideration as of the time of the transfer), minus the amount, as of such date of determination, of any portion of such Investment repaid to the investor in cash as a return of capital, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such transfer, and (e) any Investment (other than any Investment referred to in clause (a), (b), (c) or (d) above) in any Person resulting from the issuance by such Person of its Equity Interests to the investor shall be the fair value (as reasonably determined by the Company) of such Equity Interests at the time of the issuance thereof.

“Investment Agreements” means (a) that certain Investment Agreement, by and between the Company and AP Fort Holdings, L.P., dated as of April 23, 2020 and (b) that certain Investment Agreement, by and among the Company, SLP Fort Aggregator II, L.P. and SLP V Fort Holdings II, L.P., dated as of April 23, 2020, in each case, as amended, restated or otherwise modified from time to time.

“IRS” means the US Internal Revenue Service.

“Judgment Currency” has the meaning assigned to such term in Section 9.15(b).

“Lender Parent” means, with respect to any Lender, any Person in respect of which such Lender is a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Condition” shall be satisfied if the Leverage Ratio as of the end of the most recently ended fiscal quarter of the Company for which consolidated financial statements of the Company have been delivered pursuant to Section 5.01(a) or 5.01(b), calculated on an annualized basis using Consolidated EBITDA for the two most recently ended fiscal quarters of the Company included in such consolidated financial statements multiplied by two, is not greater than 5.00:1.00.

“Leverage Ratio” means, on any date, the ratio of (a) Consolidated Funded Debt as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ended on such date (or, if such date is not the last day of a fiscal quarter of the Company, ended most recently prior to such date).

“LIBO Rate” means, with respect to any Borrowing denominated in US Dollars or Sterling for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Date.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, assignment by way of security, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Liquidity” means, as of any date, (a) Unrestricted Cash of the Company and its Subsidiaries (in the case of Excluded Subsidiaries and other non-Wholly Owned Subsidiaries, (i) only to the extent of the Company’s direct or indirect equity ownership thereof and (ii) excluding Unrestricted Cash of any such Subsidiary to the extent that, as of such date, the declaration or payment of cash dividends or similar cash distributions by such Subsidiary is not permitted under applicable law or is subject to any prior approval of any Governmental Authority that has not been obtained or is not permitted by the operation of the terms of the organizational documents of such Subsidiary), plus (b) the sum of (i) the excess, if any, of (x) the total Commitments in effect on such date over (y) the total Revolving Credit Exposures as of such date, and (ii) the excess, if any, of (x) the total “Commitments” (as defined in the Company Credit Agreement) in effect on such date over (y) the total “Revolving Credit Exposures” (as defined in the Company Credit Agreement) as of such date, in each case under this clause (b), only if the conditions precedent set forth in Section 4.02 or the conditions precedent to borrowing set forth in Section 4.02 of the Company Credit Agreement, as applicable, are capable of being satisfied as of such date, minus (c) Total 30-Day Net Deferred Merchant Bookings as of such date.

“Loan” means any loan made by the Lenders to the Borrower pursuant to Section 2.01. Each Loan denominated in US Dollars shall be a Eurocurrency Loan or an ABR Loan, and each Loan denominated in Euro, Sterling, Canadian Dollars or Australian Dollars shall be a Eurocurrency Loan.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of the principal of and premium, if any, and interest (including interest accruing, at the rate specified herein, during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on all Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (b) the due and punctual payment or performance by the Borrower of all other monetary obligations under this Agreement and by the Company, the Borrower and any other Subsidiary Loan Party of all other monetary obligations under any other Loan Document to which it is a party, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations accruing, at the rate specified herein or therein, or incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means, collectively, (a) this Agreement and the Guarantee Agreement and (b) except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.10(e).

“Loan Parties” means the Company, the Borrower and the other Subsidiary Loan Parties.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in US Dollars, New York City time, (b) with respect to a Loan or Borrowing denominated in Euro, Brussels time, (c) with respect to a Loan or Borrowing denominated in Canadian Dollars, Toronto time, and (d) with respect to a Loan or Borrowing denominated in Sterling or Australian Dollars, London time.

“London Agent” means J.P. Morgan Europe Limited, JPMorgan Chase Bank, N.A. or any Affiliate or branch of JPMorgan Chase Bank, N.A., that JPMorgan Chase Bank, N.A. shall have designated for the purpose of acting in such capacity hereunder.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Commercial Code” means the Code de Commerce of Luxembourg.

“Luxembourg Companies Act” means the Luxembourg act dated 10 August 1915 on commercial companies, as amended.

“Luxembourg Legal Reservations” means, in the case of any Luxembourg Loan Party, each qualification contained in the Luxembourg legal opinion delivered to the Administrative Agent under the Loan Documents.

“Luxembourg Loan Party” means each Loan Party organized under the laws of Luxembourg.

“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations, assets or financial condition of the Company and the Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents or (c) the rights of or benefits available to the Agents or the Lenders under the Loan Documents, taken as a whole; provided that the COVID-19 pandemic, all events, conditions or circumstances to the extent arising out of, resulting from or relating to the COVID-19 pandemic and all events, conditions or circumstances to the extent identified on Schedule 1.01 shall be disregarded for purposes of clause (a) of this definition.

“Material Indebtedness” means Indebtedness (other than the Loans and Guarantees under the Loan Documents), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and the Subsidiaries in an aggregate principal amount exceeding US$50,000,000. For purposes of determining Material Indebtedness, the “amount” of the obligations of the Company or any Subsidiary in respect of (a) any Swap Agreement at any time shall be (i) the mark-to-market value for such Swap Agreement based upon one or more mid-market or other readily available quotations provided by any recognized dealer in Swap Agreements (which may include a Lender or any Affiliate of a Lender) or (ii) in the absence of any such quotations, the maximum aggregate principal amount that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time, in each case giving effect to any applicable netting agreements and (b) any Securitization Transaction shall be determined as set forth in the definition of such term.

“Material Subsidiary” means, at any time, each Subsidiary other than Subsidiaries that (a) together with their own subsidiaries, do not represent more than 2% for any such Subsidiary, or more than 10% in the aggregate for all such Subsidiaries, of either (i) Consolidated Total Assets or (ii) Consolidated Revenues of the Company and the Subsidiaries at the end of or for the period of four consecutive fiscal quarters of the Company most recently ended prior to such time, (b) do not own Equity Interests in any Material Subsidiary and (c) do not own Indebtedness of any Material Subsidiary unless, in the case of any Subsidiary, the aggregate principal amount of all Indebtedness of the Material Subsidiaries owned by such Subsidiary (other than any such Indebtedness of a Subsidiary Loan Party that is, or within 30 days of the Closing Date will be, expressly subordinated to the Obligations on the terms set forth in the Intercompany Indebtedness Subordination Agreement) does not exceed US$50,000,000; provided that the Borrower shall in any event be a Material Subsidiary.

“Maturity Date” means May 31, 2023.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“MNPI” means material information concerning the Company, any Subsidiary or any Affiliate of any of the foregoing, or any of their securities, that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Exchange Act. For purposes of this definition, “material information” means information concerning the Company, any Subsidiary or other Affiliate of the Company, any Subsidiary or any Affiliate of any of the foregoing, or any of their securities, that could reasonably be expected to be material for purposes of the United States Federal and state securities laws.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, that is maintained, sponsored or contributed to by the Company or any ERISA Affiliate.

“Net Proceeds” means (a) with respect to any incurrence of any Indebtedness or any issuance or sale of any Equity Interests in the Company, the aggregate amount of cash, Permitted Investments and other cash equivalents received by the Company or any Subsidiary in respect of such event, net of the sum, without duplication, of all third party fees and out-of-pocket costs and expenses actually incurred by the Company or any Subsidiary in connection with such event, including attorneys’ fees, accountants’ fees, investment banking fees and underwriting discounts and commissions and (b) with respect to any sale, transfer, lease or other disposition of assets, (i) the proceeds in the form of cash, Permitted Investments and other cash equivalents received in respect of such event, including any cash, Permitted Investments and other cash equivalents received in respect of any non-cash proceeds, but only as and when received, net of (ii) the sum, without duplication, of (A) all third party fees and out-of-pocket costs and expenses actually incurred by the Company or any Subsidiary in connection with such event, including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (B) the amount of all payments reasonably estimated to be required to be made by the Company and the Subsidiaries of Indebtedness (other than Indebtedness incurred under the Loan Documents or the Company Credit Agreement or other Indebtedness permitted pursuant to Section 6.01(y)) or other obligations relating to the applicable asset to the extent such Indebtedness or obligations are secured by a Lien permitted hereunder, (C) the amount of all payments reasonably estimated to be required to be made by the Company and the Subsidiaries in respect of purchase price adjustment, indemnification and similar contingent liabilities that are directly attributable to such event or in respect of any retained liabilities associated with such event (including pension and other post-employment benefit liabilities and environmental liabilities), (D) the amount of all Taxes (including transfer taxes, deed or recording taxes and repatriation taxes or any withholding or deduction) paid (or reasonably estimated to be payable) by the Company and the Subsidiaries in connection with such event and (E) in the case of any proceeds from any sale, transfer, lease or other disposition by any Subsidiary that is not a Wholly Owned Subsidiary, the portion of such proceeds received by such Subsidiary attributable to the noncontrolling interests in such Subsidiary, in each case, as reasonably determined by the Company. For purposes of this definition, in the event any estimate with respect to contingent liabilities or Taxes as described in clause (b)(ii)(C) or (b)(ii)(D) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the applicable contingent liabilities or Taxes, be deemed to be receipt, on the date of such reduction, of proceeds in the form of cash, Permitted Investments or other cash equivalents in respect of such event.

“New Headquarters” means (a) the approximately 41-acre site with a current street address of 1201 Amgen Ct W, Seattle, WA 98119, (b) any subsequently acquired real properties (either fee or leasehold) either (i) adjacent to the property described in clause (a) of this definition or (ii) used in whole or in part in connection with the headquarters of the Company and in the general vicinity of the property described in clause (a) of this definition and (c) all current or future buildings, facilities and improvements (including all repairs, replacements, alterations and additions thereof and thereto) on or under any of the real properties described in clause (a) or (b) of this definition, together with all easements, appurtenances and hereditaments thereto, and including all air rights, mineral rights, water rights and development rights.

“New Headquarters Assets” means the New Headquarters, together with all fixtures, building service equipment, furnishings and betterments currently or subsequently located thereon and all other personal property currently or subsequently located thereon or directly relating thereto or used in connection therewith (including all machinery, equipment and installations) and all other rights, interests and privileges that, in the case of any such personal property and all other rights, interests and privileges, is used in connection with the operation of the New Headquarters and customarily financed together with real properties similar to the New Headquarters, including insurance policies and insurance proceeds and condemnation awards, leases, subleases, licenses, concessions, rents, issues and profits (and all repairs, replacements, alterations and additions thereof and thereto), but specifically excluding any Intellectual Property (other than Intellectual Property that has de minimis fair value, as reasonably determined by the Company) and Equity Interests.

“New Headquarters Parent SPV” means a Subsidiary that is a special purpose entity formed for the purpose of being the direct parent company of the New Headquarters SPV, provided that (a) such Subsidiary does not own any significant assets other than Equity Interests in, and Indebtedness or other obligations of, the New Headquarters SPV and assets relating to its existence and (b) such Subsidiary conducts no significant business other than business relating to ownership of assets referred to in clause (a) above.

“New Headquarters SPV” means a Subsidiary that is a special purpose entity formed for the purpose of incurring Indebtedness secured by Liens on, or otherwise supported by, any New Headquarters Assets, provided that (a) such Subsidiary does not own any significant assets other than any New Headquarters Assets and assets relating to its existence or to the incurrence of such Indebtedness and (b) such Subsidiary conducts no significant business other than the ownership of any New Headquarters Assets and activities incidental thereto (including leasing of all or any portion of the New Headquarters Assets to the Company or any of its Subsidiaries and related contractual relationships).

“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided further that if any of the foregoing rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means the Loan Document Obligations.

“Other Connection Taxes” means, with respect to either Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made at the request of the Borrower pursuant to Section 2.19(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depositary institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB Website) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(i).

“Patent License” means any written agreement, now or hereafter in effect, granting to any Person any right to make, use or sell any invention on which a Patent, now or hereafter owned by any other Person or that any other Person now or hereafter otherwise has the right to license, is in existence, and all rights of any such Person under any such agreement.

“Patents” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all registered letters patent of the United States of America or the equivalent thereof in any other country, all registrations thereof and all applications issued or applied for letters patent of the United States of America or the equivalent thereof in any other country or any political subdivision thereof, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country or any political subdivision thereof, and (b) all reissues, continuations, divisionals, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, renewals, adjustments or extensions thereof, and the inventions disclosed or claimed therein.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Borrower Group Transaction” means (a) any transaction entered into in the ordinary course of business by any Borrower Group Member with the Company or any Subsidiary that is not a Borrower Group Member on terms and conditions that, taken as a whole, are not worse for the Borrower Group Members than could be obtained on an arm’s-length basis from unrelated third parties, (b) any sale, transfer, lease or other disposition by any Borrower Group Member to the Company or any Subsidiary that is not a Borrower Group Member of any assets comprising all or any portion of (i) the vacation rental business of the Company and its Subsidiaries or (ii) the Brand Expedia APAC business of the Company and its Subsidiaries, (c) any transaction undertaken by any Borrower Group Member for purposes of ensuring compliance with any applicable law, rule or regulation, (d) any sale, transfer, lease or other disposition by any Borrower Group Member to the Company or any Subsidiary that is not a Borrower Group Member of any assets so long as the aggregate fair market value (as reasonably determined by the Company, with respect to any assets, as of the time of the applicable sale, transfer, lease or other disposition) of the assets sold, transferred, leased or otherwise disposed pursuant to this clause (d) since the Closing Date does not exceed US$75,000,000 and (e) the termination of any license agreement existing on the Closing Date between Expedia Lodging Group Sarl and any Borrower Group Member.

“Permitted Call Spread Swap Agreements” means (a) a Swap Agreement pursuant to which the Company acquires a call or a capped call option requiring the counterparty thereto to deliver to the Company shares of common stock of the Company (or other Equity Interests, securities, property or assets following a merger event or other event or circumstance resulting in the common stock of the Company generally being converted into, or exchanged for, other Equity Interests, securities, property or assets), the cash value thereof or a combination thereof from time to time upon exercise of such option and (b) if entered into by the Company in connection with any Swap Agreement described in clause (a) above, a Swap Agreement pursuant to which the Company issues to the counterparty thereto warrants or other rights to acquire common stock of the Company (or other Equity Interests, securities, property or assets following a merger event or other event or circumstance resulting in the common stock of the Company generally being converted into, or exchanged for, other Equity Interests, securities, property or assets), whether such warrant or other right is settled in shares (or such other Equity Interests, securities, property or assets), cash or a combination thereof, in each case entered into by the Company in connection with the issuance of Permitted Convertible Notes; provided that the terms, conditions and covenants of each such Swap Agreement shall be customary or more favorable to the Company than customary for Swap Agreements of such type (as determined by the Company in good faith).

“Permitted Charitable Contributions” means charitable contributions (as defined in Section 170(c) of the Code, whether in the form of cash, securities or other property and without regard to whether such charitable contributions are deductible for income tax purposes) made by the Company or any Subsidiary, whether directly (including to a donor advised fund) or through one or more Affiliates, and any binding commitment with respect thereto; provided that the aggregate amount of such contributions made by the Company and the Subsidiaries during any fiscal year of the Company, together with the aggregate amount of all binding commitments of the Company and the Subsidiaries to make any such contributions during such fiscal year, may not exceed US$10,000,000 in the aggregate.

“Permitted Convertible Notes” means any notes issued by the Company that are convertible into common stock of the Company (or other Equity Interests, securities, property or assets following a merger event or other event or circumstance resulting in the common stock of the Company generally being converted into, or exchanged for, other Equity Interests, securities, property or assets), cash (the amount of such cash being determined by reference to the price of such common stock or such other Equity Interests, securities, property or assets), or any combination of any of the foregoing, and cash in lieu of fractional shares of common stock; provided that (a) the stated final maturity thereof shall be no earlier than 91 days after the Maturity Date, and shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the 91st day after the Maturity Date (it being understood that each of (i) a repurchase of such notes on account of the occurrence of a “change of control”, “fundamental change”, liquidation, delisting or other similar event, (ii) any redemption of such notes at the option of the Company, (iii) the conversion of such notes in accordance with their terms, (iv) the acceleration of such notes following the occurrence of an event of default under the terms of the agreements governing such notes and (v) the occurrence of any event or satisfaction of any condition permitting any of the foregoing, shall be deemed not to constitute a change in the stated final maturity thereof), (b) such notes shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of (i) an event of default under the terms of the agreements governing such notes, (ii) a “change of control”, “fundamental change”, liquidation, delisting or other similar event, (iii) a conversion or (iv) following the Company’s election to redeem such notes) prior to the 91st day after the Maturity Date, (c) the terms, conditions and covenants of such notes shall be customary or more favorable to the Company than customary for notes of such type (as determined by the Company in good faith), (d) no Subsidiary, other than a Subsidiary Loan Party that is not a Borrower Group Member, shall Guarantee obligations of the Company thereunder, and each such Guarantee shall provide for the release and termination thereof, without action by any Person, upon any release and termination of the Guarantee by such Subsidiary of the Loan Document Obligations, and (e) the obligations in respect thereof (and any Guarantee thereof) shall not be secured by Liens on any assets of the Company or any Subsidiary.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, vendors’ and lessors’ Liens (and deposits to obtain the release of such Liens), setoff rights and other like Liens imposed by law (or contract, to the extent that such contractual Liens are similar in nature and scope to such Liens imposed by law), arising in the ordinary course of business and securing obligations that (i) are not overdue by more than 30 days or (ii) are being contested in good faith by appropriate proceedings; provided that (A) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (B) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (C) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, disability, unemployment insurance and other similar plans or programs and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (including deposits in respect of tax assessments (or in respect of any performance bonds posted in connection therewith) that are required to be made by the assessing municipalities prior to the commencement of litigation challenging such assessments), in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k); and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means Barry Diller, his Affiliates (including any Affiliated Holders) and any group of which any of the foregoing is, in terms of both economic and voting interest, one of the principal members.

“Permitted Investments” means:

(a) direct obligations of the United States of America (including U.S. Treasury bills, notes and bonds) that are backed by the full faith and credit of the United States of America;

(b) direct obligations of any agency of the United States of America that are backed by the full faith and credit of the United States of America and direct obligations of United States of America government-sponsored enterprises (including the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation) that are rated the same as direct obligations of the United States of America;

(c) direct obligations of, and obligations fully guaranteed by, any State of the United States of America that, on the date of acquisition, are rated investment grade by Moody’s or by S&P, including general obligation and revenue notes and bonds, insured bonds (including all insured bonds having, on the date of acquisition, a credit rating of Aaa by Moody’s and AAA by S&P) and refunded bonds (reissued bonds collateralized by U.S. Treasury securities);

(d) Indebtedness of any county or other local governmental body within the United States of America having, on the date of acquisition, a credit rating of Aaa by Moody’s or AAA by S&P, or Auction Rate Securities, Tax-Exempt Commercial Paper or Variable Rate Demand Notes issued by such bodies that is, on the date of acquisition, rated at least A3/P-1/VMIG-1 by Moody’s or A-/A-1/SP-1 by S&P;

(e) non-US Dollar denominated indebtedness of other sovereign countries having, on the date of acquisition, a credit rating of Aaa by Moody’s or AAA by S&P;

(f) non-US Dollar denominated indebtedness of government agencies having, on the date of acquisition, a credit rating of Aaa by Moody’s or AAA by S&P;

(g) mortgage-backed securities of the United States of America and/or any agency thereof that are backed by the full faith and credit of the United States of America; provided that such mortgage-backed securities that are purchased on a TBA (“To-Be-Announced”) basis must have a settlement date of less than three months from date of purchase;

(h) collateralized mortgage obligations of the United States of America and/or any agency thereof that are backed by the full faith and credit of the United States of America;

(i) commercial paper issued by any corporation or bank having a maturity of nine months or less and having, on the date of acquisition, a credit rating of at least P1 or the equivalent thereof from Moody’s or A1 or the equivalent thereof from S&P;

(j) money market investments, deposits, bankers acceptances, certificates of deposit, notes and other like instruments, in each case issued by any bank that has a combined capital and surplus and undivided profits of not less than US$500,000,000;

(k) direct obligations of corporations, banks or financial entities and agencies, including medium term notes (MTN) and bonds, structured notes and Eurodollar/Yankee notes and bonds, in each case having, at the date of acquisition, a credit rating of at least Baa1 from Moody’s or BBB+ from S&P;

(l) repurchase and reverse repurchase agreements for securities described in clauses (a) through (c) above with a financial institution described in clause (j) above;

(m) asset-backed securities that are, on the date of acquisition, rated BBB+ by S&P or Baa1 by Moody’s;

(n) money market funds and mutual funds consisting primarily of investments described in clauses (a) through (m) above, in each case having a credit rating of at least Aaa from Moody’s or AAA from S&P, and in each case having at least US$500,000,000 of assets under management;

(o) money market investments, deposits, bankers acceptances, certificates of deposit, notes and other like instruments, in each case not described in clause (j) of this definition to the extent that (i) the issuing bank is organized under the laws of a country in which the Company or any of its Subsidiaries conducts operations and (ii) the aggregate amount of such instruments issued by any individual bank or its Affiliates held by the Company and its Subsidiaries does not exceed US$20,000,000; and

(p) other investments determined by the Company or any Subsidiary to entail credit risks not materially greater than those associated with the foregoing investments and approved in writing by the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is maintained, sponsored or contributed to by the Company or any ERISA Affiliate.

“Preferred Stock” means the Series A Preferred Stock issued in accordance with the terms of the Investment Agreements, the terms of which are set forth in the Certificate of Designation.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board of Governors in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board of Governors (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.20.

“Quotation Date” means (a) with respect to any Eurocurrency Borrowing denominated in US Dollars for any Interest Period, two Business Days prior to the first day of such Interest Period, (b) with respect to any Eurocurrency Borrowing denominated in Sterling, Canadian Dollars or Australian Dollars for any Interest Period, the first Business Day of such Interest Period and (c) with respect to any Eurocurrency Borrowing denominated in Euro for any Interest Period, the day two TARGET Days before the first day of such Interest Period, in each case unless market practice differs for loans such as the applicable Loans priced by reference to rates quoted in the Relevant Interbank Market, in which case the Quotation Date for such currency shall be determined by the Applicable Agent in accordance with market practice for such loans priced by reference to rates quoted in the Relevant Interbank Market (and if quotations would normally be given by leading banks for such loans priced by reference to rates quoted in the Relevant Interbank Market on more than one day, the Quotation Date shall be the last of those days).

“Reduction/Prepayment Amount” means, with respect to any Reduction/Prepayment Event, 30% of the Net Proceeds received by the Company or any Subsidiary therefrom.

“Reduction/Prepayment Event” means the incurrence, after May 5, 2020, by the Company or any Subsidiary of any Indebtedness to the extent such Indebtedness is incurred (or, if incurred prior to the Closing Date, outstanding) in reliance on (or any Guarantees thereof are incurred (or, if incurred prior to the Closing Date, outstanding) in reliance on) Section 6.01(s), 6.01(t), 6.01(w) and/or 6.01(x), or any combination thereof, but only to the extent the aggregate principal amount of such Indebtedness so incurred since May 5, 2020 (excluding any such Indebtedness to the extent the Net Proceeds thereof are applied substantially concurrently with the incurrence thereof (or within three Business Days thereafter) to repay, prepay, redeem or otherwise discharge any Indebtedness theretofore incurred (or, if incurred prior to the Closing Date, outstanding) in reliance on Section 6.01(w) and that had an earlier scheduled maturity than the Indebtedness so incurred) exceeds (it being understood that only incurrence of such excess amount shall be subject to this definition) the sum of (a) US$2,500,000,000 plus (b) the aggregate amount of Net Proceeds in excess of US$1,000,000,000 received by the Company or any Subsidiary from the issuance and sale of Equity Interests in the Company on or after May 4, 2020 or pursuant to any issuance and sale of the Preferred Stock consummated on May 5, 2020.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, partners, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors and/or the NYFRB, or a committee officially endorsed or convened by the Board of Governors and/or the NYFRB or, in each case, any successor thereto.

“Relevant Interbank Market” means (a) with respect to US Dollars and Sterling, the London interbank market, (b) with respect to Euros, the European interbank market, (c) with respect to Canadian Dollars, the Toronto interbank market and (d) with respect to Australian Dollars, the Australian interbank market.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Cash” means, as of any date with respect to any Person, any cash, Permitted Investments and other cash equivalents directly owned on such date by such Person and that do not constitute Unrestricted Cash of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Subsidiary.

“Reuters” means Thomson Reuters Corporation, a corporation incorporated under and governed by the Business Corporations Act (Ontario), Canada, Refinitiv or, in each case, a successor thereto.

“Revolving Credit Exposure” means, at any time, the sum of (a) the aggregate principal amount of the Loans denominated in US Dollars outstanding at such time and (b) the sum of the US Dollar Equivalents of the aggregate principal amounts of the Loans denominated in Euro, Sterling, Canadian Dollars or Australian Dollars outstanding at such time. The Revolving Credit Exposure of any Lender at any time shall be such Lender’s Revolving Credit Percentage of the total Revolving Credit Exposure at such time.

“Revolving Credit Percentage” means, at any time with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment at such time. If the Commitments have terminated or expired, the Revolving Credit Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to its rating agency business.

“Sale/Leaseback Transaction” means any arrangement, directly or indirectly, with any Person whereby the Company or any Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter the Company or any such Subsidiary shall rent or lease property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred. The “amount” of any Sale/Leaseback Transaction at any time will be the capitalized amount of the lease included in such transaction as reflected on the most recent consolidated balance sheet of the Company delivered pursuant to Section 5.01 (or, in the case of a Sale/Leaseback Transaction resulting in a lease that is not a Capital Lease, the amount that would be so reflected in respect of such lease if it were a Capital Lease).

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Closing Date, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) any other Person dealings with which are the subject of Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the European Union or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate” means (a) in respect of the LIBO Rate for any Interest Period or with respect to any determination of the Alternate Base Rate pursuant to clause (c) of the definition thereof, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in the applicable currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently LIBOR01 or LIBOR02) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other commercially available information service that publishes such rate as shall be selected by the Applicable Agent from time to time), (b) in respect of the EURIBO Rate for any Interest Period, the percentage per annum determined by the European Money Market Institute (or any other Person that takes over the administration of such rate) for such Interest Period as set forth on the Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other commercially available information service that publishes such rate as shall be selected by the Applicable Agent from time to time), (c) in respect of the CDO Rate for any Interest Period, the average rate for bankers acceptances denominated in Canadian Dollars with a term equal to such Interest Period as displayed on the “Reuters Screen CDOR Page” as used in the 2006 ISDA Definition as published by the International Swaps and Derivatives Association, Inc. definitions, as modified and amended from time to time (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Applicable Agent from time to time) and (d) in respect of the AUD Bank Bill Rate for any Interest Period, the Australian Bank Bill Swap Reference Rate (Bid) administered by the ASX Benchmark Pty Limited (ACN 616 075 417) (or any other Person that takes over the administration of such rate) for bills of exchange in Australian Dollars with a term equivalent to such Interest Period as displayed on the applicable Reuters screen page (currently page BBSY) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other commercially available information service that publishes such rate as shall be selected by the Applicable Agent from time to time); provided that if the Screen Rate, determined as provided above, would be less than zero, the Screen Rate shall for all purposes of this Agreement be zero. If, as to any currency, no Screen Rate shall be available for a particular Interest Period but Screen Rates shall be available for maturities both longer and shorter than such Interest Period, then the Screen Rate for such Interest Period shall be the Interpolated Screen Rate.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Securitization Receivables” has the meaning assigned to such term in the definition of “Securitization Transaction”.

“Securitization Subsidiary” means any Subsidiary that is a special purpose entity formed for the purpose of engaging in activities in connection with Securitization Transactions, provided that such Subsidiary (a) does not own any significant assets other than Securitization Receivables, Equity Interests in any other Securitization Subsidiary, assets relating to its existence and other assets ancillary to any of the foregoing and (b) conducts no business activities other than in connection with Securitization Transactions and activities incidental thereto.

“Securitization Transaction” means any transfer by the Company or any Subsidiary of accounts receivable or interests therein (collectively, the “Securitization Receivables”) (a) to a trust, partnership, corporation or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests or securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests, or (b) directly, or indirectly through a special purpose vehicle, to one or more investors or other purchasers. The amount of any Securitization Transaction shall be deemed at any time to be the aggregate principal or stated amount of the Indebtedness, fractional undivided interests or other securities referred to in the preceding sentence or, if there shall be no such principal or stated amount, the uncollected amount of the accounts receivable or interests therein transferred pursuant to such Securitization Transaction net of any such accounts receivable or interests therein that have been written off as uncollectible and/or any discount (but not in excess of the discount that would be usual and customary for securitization transactions of this type in light of the then prevailing market conditions) in the purchase price therefor. For purposes of Section 6.02 only, a Securitization Transaction shall be deemed to be secured by a Lien on the accounts receivable or interests therein that are subject thereto, and such accounts receivable and interests shall be deemed to be assets of the Company and the Subsidiaries.

“SG Legal Reservations” means, in the case of any SG Loan Party, (a) the principle that equitable remedies may be granted or refused at the discretion of the court and (b) any other general principles that are set out as qualifications or reservations (however described) as to matters of law in any Singapore legal opinion delivered to the Administrative Agent pursuant to any Loan Document.

“SG Loan Party” means any Loan Party organized under the laws of Singapore.

“SOFR” means, with respect to any day, the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the NYFRB Website.

“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.

“Specified Foreign Subsidiary” means (a) any Subsidiary that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) and (b) any subsidiary of any entity described in clause (a) of this definition.

“Specified Time” means (a) with respect to the LIBO Rate, 11:00 a.m., London time, (b) with respect to the EURIBO Rate, 11:00 a.m., Brussels time, (c) with respect to the CDO Rate, 11:00 a.m., Toronto time, and (d) with respect to the AUD Bank Bill Rate, 11:00 a.m., Sydney time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve (including any marginal, special, emergency or supplemental reserves) established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to Regulation D of the Board of Governors. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Subsidiary Loan Party” means the Borrower and each other Subsidiary of the Company that is a party to the Guarantee Agreement.

“Supported QFC” has the meaning assigned to it in Section 9.20.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Swiss Federal Tax Administration” means the Swiss federal tax administration (Eidgenössische Steuerverwaltung).

“Swiss Subsidiary Loan Party” means any Subsidiary Loan Party organized under the laws of Switzerland.

“Swiss Withholding Tax” means any Taxes imposed under the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), as amended from time to time, together with the related ordinances, regulations and guidelines.

“Synthetic Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, under a synthetic, off-balance sheet or tax retention lease, including any financing lease or other agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which are characterized as the indebtedness of such Person for US tax purposes (without regard to accounting treatment), and the amount of such obligations shall be the capitalized amount thereof that would appear on a balance sheet of such Person under GAAP if such lease were accounted for as a capital lease.

“TARGET Day” means any day on which both (a) the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system as shall be determined by the Applicable Agent to be a replacement therefor for purposes hereof) is open for the settlement of payments in Euro and (b) banks in London are open for general business.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Total 30-Day Net Deferred Merchant Bookings” means, as of any date, an amount equal to (a) (i) Total Net Deferred Merchant Bookings as of such date multiplied by (ii) the percentage of Total Deferred Merchant Bookings as of such date represented by Total Deferred Merchant Bookings for stays within 30 days, less (b) the amount (to the extent such amount is not in excess of the product referred to in clause (a)) of current deposits made by the Company and its Subsidiaries (other than Excluded Subsidiaries) held by credit card processors in relation to customer refunds. Total 30-Day Net Deferred Merchant Bookings shall be calculated in substantially the same manner as the sample calculation thereof set forth in Schedule 6.11 hereto.

“Total Deferred Merchant Bookings” means, as of any date, the amount that would appear as the “deferred merchant bookings” on a consolidated balance sheet of the Company prepared in accordance with GAAP as of such date.

“Total Net Deferred Merchant Bookings” means, as of any date, an amount (which shall not be less than zero) equal to (a) the Total Deferred Merchant Bookings as of such date, less (b) the sum, without duplication, as of such date of (i) the amount of Restricted Cash held by the Company or any of its Subsidiaries for purposes of paying hosts upon stay in connection with any deferred merchant bookings relating to the Vrbo business of the Company and its Subsidiaries, (ii) the product of (A) the amount of prepaid merchant bookings of the Company and its Subsidiaries and (B) the successful collection rate from hosts against such prepaid merchant bookings achieved by the Company and its Subsidiaries during the calendar month immediately preceding such date, (iii) to the extent of a corresponding liability reflected in deferred merchant bookings, the amount of any refundable credit card fees associated with any deferred merchant bookings, (iv) to the extent of a corresponding liability reflected in deferred merchant bookings, the amount of any accounts receivable, net of reserves, relating to the “Expedia Affiliate Collect” program of the Company and its Subsidiaries so long as such accounts receivable are backstopped by a letter of credit, cash deposit or insurance, (v) to the extent of a corresponding liability reflected in deferred merchant bookings, the amount of accounts receivable, net of reserves, relating to cancellation of prepaid Vrbo bookings, (vi) the amount of credit card receivables of the Company and its Subsidiaries related to payments for customer deferred merchant bookings that have not yet settled and (vii) to the extent included in deferred merchant bookings, the amount of any deferred loyalty rewards. Total Net Deferred Merchant Bookings shall be calculated in substantially the same manner as the sample calculation thereof set forth in Schedule 6.11 hereto.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any Person any right to use any Trademark now or hereafter owned by any other Person or that such other Person otherwise has the right to license, and all rights of any such Person under any such agreement.

“Trademarks” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, domain names, global top level domain names, other source or business identifiers, designs and general intangibles of like nature, all registrations and recordings thereof, and all registrations and pending applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar office in any State of the United States of America or any other country or any political subdivision thereof, all extensions or renewals thereof, and all common law rights related thereto, and (b) all goodwill associated therewith or symbolized thereby.

“Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party and the borrowing of Loans and the use of the proceeds thereof.

“trivago” means trivago N.V., a Dutch public limited company (naamloze vennootschap), formerly known as travel B.V., a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid).

“trivago Form F-1” means the Form F-1 Registration Statement filed by trivago with the SEC on November 14, 2016, as amended or supplemented from time to time.

“trivago Form F-6” means the Form F-6 Registration Statement filed by trivago with the SEC on December 5, 2016, as amended or supplemented from time to time.

“trivago Headquarters” means (a) Kesselstraße 5 – 7, 40221 Düsseldorf, Germany and (b) all current or future buildings, facilities and improvements (including all repairs, replacements, alterations and additions thereof and thereto) on or under any of the real properties described in clause (a) of this definition, together with all easements, appurtenances and hereditaments thereto, and including all air rights, mineral rights, water rights and development rights.

“trivago Headquarters Assets” means the trivago Headquarters, together with all fixtures, building service equipment, furnishings and betterments currently or subsequently located thereon and all other personal property currently or subsequently located thereon or directly relating thereto or used in connection therewith (including all machinery, equipment and installations) and all other rights, interests and privileges that, in the case of any such personal property and all other rights, interests and privileges, is used in connection with the operation of the trivago Headquarters and customarily financed together with real properties similar to the trivago Headquarters, including insurance policies and insurance proceeds and condemnation awards, leases, subleases, licenses, concessions, rents, issues and profits (and all repairs, replacements, alterations and additions thereof and thereto), but specifically excluding any Intellectual Property (other than Intellectual Property that has de minimis fair value, as reasonably determined by the Company) and Equity Interests.

“trivago IPO” means an initial public offering of American Depositary Shares of trivago, substantially as described in the trivago Form F-1 and the trivago Form F-6.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the LIBO Rate, the EURIBO Rate, the CDO Rate, the AUD Bank Bill Rate or the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Legal Reservations” means, in the case of any UK Loan Party, (a) the principle that certain equitable remedies may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors, (b) the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or to indemnify a Person against non-payment of UK stamp duty may be void and defenses of set-off or counterclaim, (c) similar principles, rights and defences under the laws of any relevant jurisdiction and (d) any other matters which are set out as qualifications or reservations (however described) as to matters of law in any English legal opinion delivered to the Administrative Agent pursuant to any Loan Document.

“UK Loan Party” means any Loan Party organized under the laws of the United Kingdom, including of England and Wales or Scotland.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for all purposes of this Agreement.

“Unrestricted Cash” means, as of any date with respect to any Person, cash, Permitted Investments and other cash equivalents directly owned on such date by such Person, as such amount would appear on a consolidated balance sheet of such Person prepared as of such date in accordance with GAAP; provided that such cash, Permitted Investments and other cash equivalents do not appear (and would not be required to appear) as “restricted” on a consolidated balance sheet of such Person prepared in accordance with GAAP.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in any currency other than US Dollars, the equivalent in US Dollars of such amount, determined by the Administrative Agent using the Exchange Rate with respect to such currency in effect for such amount on such date. The US Dollar Equivalent at any time of the amount of any Loan denominated in any currency other than US Dollars shall be the amount most recently determined as provided in Section 1.05(b).

“US Dollars” or “US$” refers to lawful money of the United States of America.

“US Person” means any person that is (a) a “United States person” within the meaning of Section 7701(a)(30) of the Code and (b) any entity that for U.S. Federal income tax purposes is disregarded as an entity separate from any person described in clause (a) of this definition.

“US Special Resolution Regimes” has the meaning assigned to such term in Section 9.20.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Wholly Owned Subsidiary” means any Subsidiary all the Equity Interests in which (other than directors’ qualifying shares and/or other nominal amounts of Equity Interests that are required under applicable law to be held by Persons other than the Company or the Wholly Owned Subsidiaries) are owned, directly or indirectly, by the Company.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any U.K. Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of such Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurocurrency Loan”) and Borrowings also may be classified and referred to by Type (e.g., a “Eurocurrency Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein (including to this Agreement or any other Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) for purposes of determining compliance with any covenant set forth in Article VI, no effect shall be given to (A) any election under Accounting Standards Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness of the Company or any Subsidiary at “fair value”, as defined therein, (B) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, (C) any valuation of Indebtedness below its full stated principal amount as a result of the application of Accounting Standards Update 2015-03, Interest, issued by the Financial Accounting Standards Board, it being agreed that Indebtedness shall at all times be valued at the full stated principal amount thereof, and (D) any change as a result of the adoption of any of the provisions set forth in the Accounting Standards Update 2016-02, Leases (Topic 842), issued by the Financial Accounting Standards Board in February 2016, or any other amendments to the Accounting Standards Codifications issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require the recognition of right-of-use assets and lease liabilities for leases or similar agreements that would not be classified as capital leases under GAAP as in effect prior to January 1, 2019.

(b) All pro forma computations required to be made hereunder giving effect to any Acquisition, Investment, sale, disposition, merger or similar event shall reflect on a pro forma basis such event and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, and may also reflect (i) any projected synergies or similar benefits expected to be realized as a result of such event to the extent such synergies or similar benefits would be permitted to be reflected in financial statements prepared in compliance with Article 11 of Regulation S-X under the Securities Act and (ii) any other demonstrable cost-savings and other adjustments not included in the foregoing clause (i) that are reasonably anticipated by the Company to be achieved in connection with any such event within the 12-month period following the consummation of such event, which the Company determines are reasonable and as set forth in a certificate of a Financial Officer; provided that the aggregate additions to Consolidated EBITDA, for any period being tested, pursuant to this clause (ii), together with the aggregate amount of all other Capped Adjustments for such period, shall not exceed 15% of Consolidated EBITDA for such period (determined prior to giving effect to any addback for any Capped Adjustments).

SECTION 1.05. Currency Translation. (a) For purposes of any determination under Section 6.01, 6.02, 6.03, 6.12, 7.01(f), 7.01(g) or 7.01(k), all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than US Dollars shall be translated into US Dollars at currency exchange rates in effect on the date of such determination; provided that no Default or Event of Default shall arise as a result of any limitation set forth in US Dollars in Section 6.01, 6.02, 6.03 or 6.12 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness, Liens, Sale/Leaseback Transactions or Investments were initially consummated in reliance on the exceptions under such Sections. For purposes of any determination under Sections 6.05 and 6.08, the amount of each payment, disposition or other applicable transaction denominated in a currency other than US Dollars shall be translated into US Dollars at the applicable currency exchange rate in effect on the date of the consummation thereof. Such currency exchange rates shall be determined in good faith by the Company. For purposes of Sections 6.10 and 6.11, and the related definitions, amounts in currencies other than US Dollars shall be translated into US Dollars at the currency exchange rates then most recently used in preparing the Company’s consolidated financial statements.

(b) The Applicable Agent shall determine the US Dollar Equivalent of any Borrowing denominated in any currency other than US Dollars on or about the date of the commencement of the initial Interest Period therefor and as of the date of the commencement of each subsequent Interest Period therefor, in each case using the Exchange Rate (as calculated in accordance with the definition thereof on the date of determination), and each such amount shall be the US Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this Section. The Applicable Agent may also determine the US Dollar Equivalent of any Borrowing denominated in any currency other than US Dollars as of such other dates as the Applicable Agent shall determine, in each case using the Exchange Rate (as calculated in accordance with the definition thereof on the date of determination), and each such amount shall be the US Dollar Equivalent of such Borrowing until the next calculation thereof pursuant to this Section. The Administrative Agent shall notify the Borrower and the Lenders of each determination of the US Dollar Equivalent of each Borrowing.

SECTION 1.06. Interest Rates; LIBOR Notification. The interest rate on a Loan denominated in US Dollars or any other applicable currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administration, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Screen Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including (a) any such alternative, successor or replacement rate implemented pursuant to Section 2.14(b), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (b) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14(b)), including whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the applicable Benchmark Rate or have the same volume or liquidity as did the applicable Benchmark Rate prior to its discontinuance or unavailability.

SECTION 1.07. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.08. Luxembourg Terms. In the Loan Documents, a reference to (a) a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrator receiver, administrator or similar officer includes (i) any juge-commissaire or insolvency receiver (curateur) appointed under the Luxembourg Commercial Code, (ii) any liquidateur appointed under Articles 1100-1 to 1100-15 (inclusive) of the Luxembourg Companies Act, (iii) any juge-commissaire or liquidateur appointed under Article 1200-1 of the Luxembourg Companies Act (iv) any commissaire appointed under the Grand-Ducal decree of 24 May 1935 on the controlled management regime or under Articles 593 to 614 (inclusive) of the Luxembourg Commercial Code and (v) any juge délégué appointed under the Luxembourg act of 14 April 1886 on the composition to avoid bankruptcy, as amended; (b) a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement) and controlled management (gestion contrôlée); and (c) a Person being unable to pay its debts includes that Person being in a state of cessation of payments (cessation de paiements).

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans denominated in US Dollars, Euro, Sterling, Canadian Dollars or Australian Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposure exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type and currency made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and not joint and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised (i) in the case of Borrowings denominated in US Dollars, entirely of ABR Loans or Eurocurrency Loans of the applicable Type as the Borrower may request in accordance herewith, and (ii) in the case of Borrowings denominated in any other currency, entirely of Eurocurrency Loans of the applicable Type. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of US$1,000,000 and not less than US$1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of six Eurocurrency Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Eurocurrency Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall submit a written Borrowing Request, signed by an Authorized Officer of the Borrower, to the Applicable Agent (a) in the case of a Eurocurrency Borrowing denominated in US Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Borrowing denominated in Euro, Sterling, Canadian Dollars or Australian Dollars, not later than 11:00 a.m., Local Time, four Business Days before the date of the proposed Borrowing, and (c) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing; provided that (i) any such notice of a Eurocurrency Borrowing denominated in US Dollars to be made on the Closing Date may be submitted not later than 1:00 p.m., New York City time, on the Closing Date and (ii) any such notice of a Borrowing to be made on the Closing Date may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each such Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount and currency of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) if denominated in US Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the account of the Borrower to which funds are to be disbursed, which shall comply with Section 2.07.

If no currency is specified with respect to any requested Borrowing, then the Borrower shall be deemed to have selected US Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (A) if denominated in US Dollars, an ABR Borrowing and (B) if denominated in any other currency, a Eurocurrency Borrowing of the applicable Type. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. [Reserved].

SECTION 2.05. [Reserved].

SECTION 2.06. [Reserved].

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 12:00 noon, Local Time, to the account of the Applicable Agent most recently designated by it for such purpose by notice to the Lenders. The Applicable Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Applicable Agent and designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and the Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, (A) if denominated in US Dollars, the greater of the NYFRB and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation and (B) if denominated in an any currency other than US Dollars, the greater of the Foreign Currency Overnight Rate and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, (A) if denominated in US Dollars, the interest rate applicable to ABR Loans and (B) if denominated in any currency other than US Dollars, the interest rate applicable to the subject Loan. If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If the Borrower and such Lender shall pay such interest to the Applicable Agent for the same or an overlapping period, the Applicable Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Any such payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Applicable Agent.

SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower may elect to convert any Borrowing denominated in US Dollars to a different Type or to continue any Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall submit a written Interest Election Request, signed by an Authorized Officer of the Borrower to the Applicable Agent by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type, and in the currency, resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable. Notwithstanding any other provision of this Section, the Borrower shall not be permitted to change the currency of any Borrowing or to convert any Borrowing to a Type not available for the currency of such Borrowing.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then such Borrowing (i) if such Borrowing is denominated in US Dollars, shall be converted to an ABR Borrowing at the end of such Interest Period and (ii) if such Borrowing is denominated in any currency other than US Dollars, shall be continued as a Eurocurrency Borrowing of the same Type with an Interest Period of one month’s duration unless repaid. Notwithstanding any contrary provision hereof, if any Event of Default under Section 7.01(h) or 7.01(i) has occurred and is continuing, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, in each such case, so long as an Event of Default is continuing (i) in the case of Borrowings denominated in US Dollars, (A) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (B) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, and (ii) in the case of Borrowings denominated in any currency other than US Dollars, unless repaid, each Eurocurrency Borrowing shall be continued as a Eurocurrency Borrowing of the same Type with an Interest Period of one month’s duration.

SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of the Borrowing Multiple for US Dollar denominated Loans and not less than the Borrowing Minimum for US Dollar denominated Loans and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the total Revolving Credit Exposure would exceed the total Commitments. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments pursuant to this paragraph at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this paragraph shall be irrevocable; provided that a notice of termination or reduction of the Commitments delivered by the Borrower may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c) In the event and on each occasion that any Reduction/Prepayment Event shall occur, then, on the third Business Day after the occurrence of such Reduction/Prepayment Event, the Commitments shall automatically reduce, including to (but not below) zero, by the Reduction/Prepayment Amount with respect to such Reduction/Prepayment Event. The Borrower shall give the Administrative Agent prompt written notice of any reduction of the Commitments pursuant to this paragraph, specifying the applicable Reduction/Prepayment Event and setting forth the calculation of the applicable Reduction/Prepayment Amount. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

(d) Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay on the Maturity Date to the Applicable Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender. The Borrower will repay the principal amount of each Loan and the accrued interest thereon in the currency in which such Loan is denominated.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) Each Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by such Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or any Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without any premium or penalty (but subject to Section 2.16) subject to prior notice in accordance with paragraph (d) of this Section.

(b) In the event and on each occasion that any Reduction/Prepayment Event shall occur, then, on the third Business Day after the occurrence of such Reduction/Prepayment Event, the Borrower shall prepay Loans, including to (but not below) zero, by the Reduction/Prepayment Amount with respect to such Reduction/Prepayment Event. Prepayments made under this paragraph shall be without any premium or penalty (but shall be subject to Section 2.16).

(c) In the event and on each occasion that the total Revolving Credit Exposure exceeds the total Commitments, the Borrower shall, not later than the next Business Day, prepay Borrowings in an aggregate amount equal to the amount of such excess; provided that if such excess results from a change in Exchange Rates, such prepayment shall be required to be made not later than the fifth Business Day after the day on which the Administrative Agent shall have given the Borrower notice of such excess. Prepayments made under this paragraph shall be without any premium or penalty (but shall be subject to Section 2.16). It is understood that nothing in this paragraph shall modify the obligations of the Borrower set forth in paragraph (b) above.

(d) The Borrower shall notify the Applicable Agent by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment; provided that, in the case of any prepayment required to be made under paragraph (b) or (c) of this Section, the Borrower will give such notice as soon as practicable. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of any prepayment under paragraph (b) of this Section, shall specify the applicable Reduction/Prepayment Event and set forth the calculation of the applicable Reduction/Prepayment Amount; provided that (x) a notice of optional prepayment of any Borrowing pursuant to paragraph (a) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein and (y) a notice of prepayment of any Borrowing pursuant to paragraph (b) of this Section may state that such notice is conditioned upon the occurrence of the Reduction/Prepayment Event specified therein, and in either such case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type and in the same currency as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily unused amount of the Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Commitment terminates. Commitment fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day (or, if such day is not a Business Day, the next succeeding Business Day) following such last day and on the date on which the Commitments terminate, commencing on the first such date to occur after the Closing Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Commitment of a Lender shall be deemed to be used to the extent of the Revolving Credit Exposure of such Lender.

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds in US Dollars, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest (i) in the case of any such Borrowing denominated in US Dollars, at the Adjusted LIBO Rate, (ii) in the case of any such Borrowing denominated in Sterling, at the LIBO Rate, (iii) in the case of any such Borrowing denominated in Euro, at the EURIBO Rate, (iv) in the case of any such Borrowing denominated in Canadian Dollars, at the CDO Rate, and (v) in the case of any such Borrowing denominated in Australian Dollars, at the AUD Bank Bill Rate, in each case for the Interest Period in effect for such Borrowing plus, in each case, the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, (ii) in the case of any overdue interest on any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (iii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All interest shall be payable in the currency in which the applicable Loan is denominated.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and (ii) interest on Eurocurrency Loans denominated in Sterling, Canadian Dollars or Australian Dollars shall be computed on the basis of a year of 365 days (or, in the case of clause (i) above, 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, LIBO Rate, EURIBO Rate, CDO Rate or AUD Bank Bill Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) If a deduction of Swiss Withholding Tax is required by Swiss law to be made by a Swiss Subsidiary Loan Party in respect of any interest payable by it under any of the Loan Documents and should Section 2.17(a) be unenforceable for any reason, the applicable interest rate in relation to that interest payment shall be (i) the interest rate which would have applied to that interest payment (as provided for in this Section 2.13) in the absence of this paragraph (f) divided by (ii) 1 minus the rate at which the relevant tax deduction is required to be made (where the rate at which the relevant tax deduction is required to be made is for this purpose expressed as a fraction of 1 rather than as a percentage) and all references to a rate of interest in this Section 2.13 shall be construed accordingly. To the extent that interest payable by a Swiss Subsidiary Loan Party under any of the Loan Documents becomes subject to Swiss Withholding Tax, each relevant Lender shall promptly co-operate with the relevant Swiss Subsidiary Loan Party in completing any procedural formalities (including submitting forms and documents required by the appropriate tax authority) to the extent possible and necessary for the Swiss Subsidiary Loan Party to obtain authorization to make interest payments without them being subject to Swiss Withholding Tax or to allow the relevant Lender to prepare claims for the re-fund of any Swiss Withholding Tax so deducted.

SECTION 2.14. Alternate Rate of Interest. (a) Subject to Section 2.14(b), if prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate, the EURIBO Rate, the CDO Rate or the AUD Bank Bill Rate, as the case may be, for such Interest Period (including because the applicable Screen Rate is not available or published on a current basis); or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate, the LIBO Rate, the EURIBO Rate, the CDO Rate or the AUD Bank Bill Rate, as the case may be, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurocurrency Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing of the applicable Type for such Interest Period shall be ineffective, (B) the affected Eurocurrency Borrowing that was requested to be converted or continued shall (1) if denominated in US Dollars, on the last day of the then current Interest Period applicable thereto, unless repaid, be continued as or converted to an ABR Borrowing or (2) if denominated in any currency other than US Dollars, from and after the last day of the then current Interest Period applicable thereto, unless repaid, bear interest at a rate equal to the Applicable Rate for Eurocurrency Loans plus a rate that adequately and fairly reflects the weighted average of the cost to each Lender to fund its pro rata share of such Borrowing (from whatever source and using whatever methodologies such Lender may select in its reasonable discretion) (with respect to a Lender, the “COF Rate” and with respect to the weighted average of the COF Rate applicable to each Lender for any Borrowing, the “Average COF Rate”), it being agreed by each Lender that, promptly upon request therefor by the Administrative Agent, such Lender shall notify the Administrative Agent of the COF Rate of such Lender with respect to the applicable Borrowing, and (C) if any Borrowing Request requests a Eurocurrency Borrowing of the applicable Type for such Interest Period, such Borrowing shall (1) if denominated in US Dollars, be treated as a request for an ABR Borrowing or (2) if denominated in any currency other than US Dollars, be treated as a request for a Borrowing that bears (and such Borrowing will bear) interest at a rate equal to the Applicable Rate for Eurocurrency Loans plus the Average COF Rate, it being agreed by each Lender that, promptly upon request therefor by the Administrative Agent, such Lender shall notify the Administrative Agent of the COF Rate of such Lender with respect to the applicable Borrowing.

(b)               (i) Notwithstanding anything to the contrary herein, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the applicable Benchmark Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m., New York City time, on the fifth Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Lenders consent to such amendment. No replacement of any Benchmark Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.

(ii)          In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii)         The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period.

(iv)         Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to any Benchmark Rate, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing of the applicable Type shall be ineffective, and, on the last day of the then current Interest Period applicable thereto, unless repaid, such Borrowing shall (1) if denominated in US Dollars, be continued as or converted to an ABR Borrowing or (2) if denominated in any currency other than US Dollars, from and after the last day of the then current Interest Period applicable thereto, unless repaid, bear interest at a rate equal to the Applicable Rate for Eurocurrency Loans plus the Average COF Rate, it being agreed by each Lender that, promptly upon request therefor by the Administrative Agent, such Lender shall notify the Administrative Agent of the COF Rate of such Lender with respect to the applicable Borrowing and (B) any Borrowing Request for a Eurocurrency Borrowing of the applicable Type shall (1) if denominated in US Dollars, be treated as a request for an ABR Borrowing or (2) if denominated in any currency other than US Dollars, be treated as a request for a Borrowing that bears (and such Borrowing will bear) interest at a rate equal to the Applicable Rate for Eurocurrency Loans plus the Average COF Rate, it being agreed by each Lender that, promptly upon request therefor by the Administrative Agent, such Lender shall notify the Administrative Agent of the COF Rate of such Lender with respect to the applicable Borrowing.

(v)          Any determination, decision or election that may be made by the Administrative Agent or the Lenders pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.14.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) subject any Agent or Lender to any Taxes on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (but expressly excluding Taxes referred to in paragraph (f) of this Section); or

(iii) impose on any Lender or the London interbank market, European interbank market, Toronto interbank market or Australian interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to or continuing or maintaining any Loan (or of maintaining its obligation to make any Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, as the case may be, setting forth in reasonable detail the manner in which such amount or amounts have been determined, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If an Agent or a Lender determines, in its sole discretion, that it has received a refund of any amount as to which it has been indemnified by the Borrower pursuant to this Section 2.15, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made by the Borrower under this Section 2.15 with respect to the events giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require any Agent or any Lender to make available its accounting records (or any other information which it deems confidential) to the Borrower or any other Person.

(f) For the avoidance of doubt, this Section 2.15 (i) shall not entitle any Agent or Lender to compensation in respect of any Excluded Taxes, (ii) shall not apply to (A) Indemnified Taxes imposed on payments by or on account of any obligations of the Borrower hereunder or under any Loan Document or (B) Other Taxes, it being understood that Indemnified Taxes and Other Taxes shall be governed by Section 2.17(a), and (iii) shall not relieve any Lender of any obligation pursuant to Section 2.17(d), 2.17(f) or 2.17(g).

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(d) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate, the LIBO Rate, EURIBO Rate, the CDO Rate or the AUD Bank Bill Rate, as the case may be, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Relevant Interbank Market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 20 days after receipt thereof.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes except as required by applicable law; provided that if an applicable withholding agent shall be required by applicable law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by the Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Applicable Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify each Agent and Lender, within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender severally agrees to indemnify each Agent, within 20 days after written demand therefor, for the full amount of (i) any Indemnified Taxes and Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified such Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are paid or payable by such Agent in connection with any Loan Documents and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Lender by an Agent shall be conclusive absent manifest error. Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by such Agent to the Lender from any other source against any amount due to such Agent under this paragraph (d). Nothing herein shall prevent any Lender from contesting the applicability of any Excluded Taxes that it believes to have been incorrectly or illegally imposed or asserted by any Governmental Authority; provided that no such contest shall suspend the obligation of any Lender to pay amounts due to the Agents as provided in the first sentence of this paragraph.

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent or at the time or times prescribed by applicable law, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent or prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17(f)(ii)(A), 2.17(f)(ii)(B) and 2.17(f)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a US Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company or any of its Subsidiaries within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If an Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay over such refund to the indemnifying party (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such indemnifying party, upon the request of such Agent or such Lender, agrees to repay the amount paid over to such indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will an Agent or a Lender be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place such Agent or Lender in a less favorable net after-Tax position than such Agent or Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require any Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Company, the Borrower or any other Person.

(h) Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement and the other Loan Documents.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, Local Time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Applicable Agent to the applicable account specified by it from time to time to the Borrower for such purpose, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Applicable Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Except as otherwise provided herein, (i) all payments of principal, interest or reimbursement obligations in respect of any Loan shall be made in the currency of such Loan and (ii) all other payments under each Loan Document (including all fees) shall be made in US Dollars.

(b) If at any time insufficient funds are received by and available to the Applicable Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). It is acknowledged and agreed that the foregoing provisions of this Section 2.18(c) reflect an agreement entered into solely among the Lenders (and not the Company, the Borrower or any other Loan Party) and the consent of the Company, the Borrower or any other Loan Party shall not be required to give effect to the acquisition of a participation by a Lender pursuant to such provisions or with respect to any action taken by the Lenders or the Administrative Agent pursuant to such provisions. The Borrower agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Applicable Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Applicable Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Applicable Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Agent, at (i) if such amount is denominated in US Dollars, the greater of the NYFRB and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation, and (ii) if such amount is denominated in any currency other than US Dollars, the greater of the Foreign Currency Overnight Rate and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b), 2.17(d), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by either Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future payment obligations of such Lender under such Sections, in each case in such order as shall be determined by such Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower (or, in case of Section 2.13(f), any Swiss Loan Party) is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or 2.13(f), then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15, 2.17 or 2.13(f), as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower (or, in case of Section 2.13(f), any Swiss Loan Party) is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or 2.13(f), (iii) any Lender becomes a Defaulting Lender or (iv) any Lender has failed to consent to a proposed waiver, amendment or other modification that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders) and with respect to which the Required Lenders shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, delayed or conditioned, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17 or 2.13(f), such assignment is reasonably be expected to result in a future reduction in such compensation or payments, (D) in the case of any such assignment resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and any contemporaneous assignments and consents, the applicable waiver, amendment or other modification can be effected and (E) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

SECTION 2.20. Defaulting Lenders. (a) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as any such Lender is a Defaulting Lender:

(i) no commitment fee shall accrue on the unused amount of any Commitment of any Defaulting Lender pursuant to Section 2.12(a); and

(ii) the Commitments and Revolving Credit Exposures of each Defaulting Lender shall be disregarded in determining whether the Required Lenders or any other requisite Lenders have taken any action hereunder or under any other Loan Document (including any consent to any waiver, amendment or other modification pursuant to Section 9.02); provided, however, that any waiver, amendment or other modification that, disregarding the effect of this clause (ii), requires the consent of all Lenders or of all Lenders affected thereby shall, except as otherwise provided in Section 9.02, continue to require the consent of such Defaulting Lender in accordance with the terms hereof.

(b) In the event the Administrative Agent and the Borrower shall have agreed that a Lender that is a Defaulting Lender has adequately remedied all matters that caused such Lender to become a Defaulting Lender, then such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine to be necessary in order for the Loans to be held by the Lenders in accordance with their respective Revolving Credit Percentages, whereupon such Lender shall cease to be a Defaulting Lender (but shall not be entitled to receive any fees that ceased to accrue during the period when it was a Defaulting Lender and all amendments, waivers or other modifications effected without its consent in accordance with the provisions of Section 9.02 and this Section 2.20 during such period shall be binding on it).

(c) No Commitment of any Lender shall be increased or otherwise affected and, except as otherwise expressly provided in this Section, performance by the Company or the Borrower of its obligations hereunder and under the other Loan Documents shall not be excused or otherwise modified, as a result of the operation of this Section. The rights and remedies against a Defaulting Lender under this Section are in addition to other rights and remedies that the Borrower, any Agent or any Non-Defaulting Lender may have against such Defaulting Lender (and, for the avoidance of doubt, each Non-Defaulting Lender shall have a claim against any Defaulting Lender for any losses it may suffer as a result of the operation of this Section).

ARTICLE III

Representations and Warranties

Each of the Company and the Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Company and the Subsidiaries is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization (except, in the case of Subsidiaries that are not Material Subsidiaries, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect), has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and (to the extent the concept is applicable in such jurisdiction) is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action. This Agreement has been duly executed and delivered by the Company and the Borrower and constitutes (assuming due execution by the parties hereto other than the Company and the Borrower), and each other Loan Document to which any Loan Party is or is to be a party, when executed and delivered by such Loan Party, will constitute (assuming due execution by the parties thereto other than the Company and the Subsidiaries), a legal, valid and binding obligation of the Company, the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, except those that have been obtained or made and are in full force and effect or those the failure to obtain which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws, constitution, articles and/or memorandum of association or other organizational documents of the Company or any of the Subsidiaries or any order of any Governmental Authority, (c) will not violate or result (alone or with notice or lapse of time, or both) in a default under any indenture, or other material agreement or instrument binding upon the Company or any of the Material Subsidiaries or its assets, or require any payment to be made by the Company or any of the Material Subsidiaries thereunder and (d) will not result in the creation or imposition of, or in an obligation to create, any Lien on any asset of the Company or any of the Material Subsidiaries.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and consolidated statements of operations, cash flows, changes in stockholders equity and comprehensive income (i) as of and for the fiscal year ended December 31, 2019, reported on by Ernst & Young LLP, independent registered public accounting firm, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2020, certified by a Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and the consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) There has not occurred since December 31, 2019, any event, condition or circumstance that has had or could reasonably be expected to have a material adverse effect on the business, results of operations, assets or financial condition of the Company and the Subsidiaries, taken as a whole; provided that the COVID-19 pandemic, all events, conditions or circumstances to the extent arising out of, resulting from or relating to the COVID-19 pandemic and all events, conditions or circumstances to the extent identified on Schedule 1.01 shall be disregarded for purposes of this paragraph.

(c) Except as disclosed in the financial statements referred to above or the notes thereto and except for the Disclosed Matters, after giving effect to the Transactions, none of the Company or the Subsidiaries has, as of the Closing Date, any material contingent liabilities.

SECTION 3.05. Properties. (a) Each of the Company and the Subsidiaries (other than any Excluded Subsidiary) has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Company and the Subsidiaries owns, or is licensed to use, all Trademarks, Copyrights, Patents and other Intellectual Property material to its business, except for Intellectual Property the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and the use thereof by the Company and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened in writing against or affecting the Company or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis reasonably likely to result in any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Company and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. Neither the Company nor any other Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Company and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The excess of the present value of all accumulated benefit obligations under each Plan (based on assumptions used for purposes of Statement of Financial Accounting Standards No. 87), if any, over the fair market value of the assets of such Plan, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. None of the reports, financial statements, certificates or other written factual information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date furnished; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12. Subsidiaries. Schedule 3.12 sets forth, as of the Closing Date, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by the Company or any Subsidiary in, each Subsidiary and identifies, as of the Closing Date, each Designated Subsidiary and each Material Subsidiary.

SECTION 3.13. Use of Proceeds; Margin Regulations. The proceeds of the Loans will be used solely for the general corporate purposes of the Company and, subject to Section 6.09(c), the Subsidiaries, including working capital, capital expenditures and acquisitions. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors, including Regulations T, U and X.

SECTION 3.14. Anti-Corruption Laws and Sanctions. The Company maintains and will maintain in effect policies and procedures designed to result in compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company and its Subsidiaries and, to the knowledge of the Company, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or, to the knowledge of the Company, any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or use of the proceeds of any Borrowing will result in a violation by any party hereto of Anti-Corruption Laws or applicable Sanctions.

SECTION 3.15. [reserved].

SECTION 3.16. No Immunity. Each Foreign Loan Party is subject to civil and commercial law with respect to its obligations under the Loan Documents, and the execution, delivery and performance by such Foreign Loan Party of the Loan Documents to which it is a party constitutes private and commercial acts rather than public or governmental acts. Each Foreign Loan Party has validly given its consent to be sued in respect of its obligations under the Loan Documents. Each Foreign Loan Party has waived every immunity (sovereign or otherwise) to which it or any of its properties would otherwise be entitled from any legal action, suit or proceeding, from jurisdiction of any court or from setoff or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) under the laws of the jurisdiction of its formation, incorporation or organization, as applicable, in respect of its obligations under the Loan Documents. The waiver by each Foreign Loan Party described in the immediately preceding sentence is legal, valid and binding on such Foreign Loan Party.

SECTION 3.17. Choice of Law. The choice of law provisions set forth in Section 9.09, and the equivalent provisions set forth in the other Loan Documents, are (subject (i) in the case of each UK Loan Party, to the UK Legal Reservations, (ii) in the case of each SG Loan Party, to the SG Legal Reservations and (iii) in the case of each Luxembourg Loan Party, to the Luxembourg Legal Reservations) legal, valid and binding under the laws of each jurisdiction in which any Foreign Loan Party is organized, and none of the Company or its Subsidiaries (subject (i) in the case of each UK Loan Party, to the UK Legal Reservations, (ii) in the case of each SG Loan Party, to the SG Legal Reservations and (iii) in the case of each Luxembourg Loan Party, to the Luxembourg Legal Reservations) knows of any reason why the courts of any such jurisdiction will not give effect to the choice of law of the State of New York as the proper law, other than through the exercise by any such court of discretionary powers under general principles of equity or public policy limitations in each case not specifically relating to such provisions. Each Foreign Loan Party has the legal capacity to sue and be sued in its own name under the laws of its jurisdiction of formation, incorporation or organization, as applicable. Each Foreign Loan Party has the power to submit, and has irrevocably and unconditionally submitted, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and such irrevocable submission and the waiver by each Foreign Loan Party of any immunity and any objection to the venue of the proceedings in such Federal or State court are legal, valid and binding obligations of such Foreign Loan Party, and none of the Company or its Subsidiaries knows of any reason why the courts of any jurisdiction where any Foreign Loan Party is organized would not give effect to such submission and waivers, other than through the exercise by any such court of discretionary powers under general principles of equity or based on public policy limitations in each case not specifically relating to such submission and waivers (subject (i) in the case of each UK Loan Party, to the UK Legal Reservations, (ii) in the case of each SG Loan Party, to the SG Legal Reservations and (iii) in the case of each Luxembourg Loan Party, to the Luxembourg Legal Reservations). Each Foreign Loan Party has validly and irrevocably designated, appointed and empowered the Company as its authorized designee, appointee and agent for the purposes described in Section 4.09(g) of the Guarantee Agreement. Service of process in the manner set forth in Section 4.09(d) of the Guarantee Agreement will be effective to confer valid personal jurisdiction over each Foreign Loan Party, and none of the Company or its Subsidiaries (subject (i) in the case of each UK Loan Party, to the UK Legal Reservations, (ii) in the case of each SG Loan Party, to the SG Legal Reservations and (iii) in the case of each Luxembourg Loan Party, to the Luxembourg Legal Reservations) knows of any reason why the courts in any jurisdiction where any Foreign Loan Party is organized will not recognize as valid and final, or will not enforce, any final and conclusive judgment against such Foreign Loan Party obtained in any such Federal or State court arising out of or in relation to the obligations of such Foreign Loan Party under the Loan Documents, other than through the exercise by any such court of discretionary powers under general principles of equity or public policy limitations in each case not specifically relating to jurisdictional matters (including consent to service of process provisions).

SECTION 3.18. Proper Form; No Recordation. With respect to each Foreign Loan Party (subject (i) in the case of each UK Loan Party, to the UK Legal Reservations, (ii) in the case of each SG Loan Party, to the SG Legal Reservations and (iii) in the case of each Luxembourg Loan Party, to the Luxembourg Legal Reservations), each Loan Document to which it is a party is in proper legal form under the laws of the jurisdiction in which such Foreign Loan Party is formed, incorporated or organized, as applicable, and existing for the enforcement thereof against such Foreign Loan Party under the laws of such jurisdiction and to ensure the legality, validity, enforceability, priority or admissibility in evidence of such Loan Documents. It is not necessary, in order to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement or any other Loan Document to which any Foreign Loan Party is party, that this Agreement or such other Loan Document be filed, registered or recorded with, or executed or notarized before, any court or other Governmental Authority in the jurisdiction in which such Foreign Loan Party is formed, incorporated or organized, as applicable, and existing or that any registration charge or stamp or similar tax be paid on or in respect of this Agreement or any such other Loan Document, except for (a) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the applicable Loan Document is sought to be enforced and (b) any charge or tax as has been timely paid by such Foreign Loan Party.

SECTION 3.19. Ranking of Obligations. The Obligations of each Foreign Loan Party rank, in respect of payment, at least equally with all of the unsubordinated and unsecured Indebtedness of such Foreign Loan Party, and ahead of all subordinated and unsecured Indebtedness, if any, of such Foreign Loan Party.

SECTION 3.20. Existing Indentures. This Agreement does not constitute, and the Company has not designated nor is required to designate this Agreement as, the “Credit Agreement” (as defined in any Existing Indenture) for purposes of and in accordance with the provisions of any Existing Indenture.

ARTICLE IV

Conditions

SECTION 4.01. Closing Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement. The Administrative Agent and the London Agent shall have signed a counterpart of this Agreement and shall have received from the Company, the Borrower and each Lender a counterpart of this Agreement executed by such Person (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by fax, emailed pdf or any other electronic means that reproduces an image of an actual executed signature page of this Agreement).

(b) Guarantee Agreement. The Administrative Agent shall have signed a counterpart of the Guarantee Agreement and shall have received from the Company and each Designated Subsidiary a counterpart of the Guarantee Agreement executed by such Person (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by fax, emailed pdf or any other electronic means that reproduces an image of an actual executed signature page of the Guarantee Agreement).

(c) Legal Opinions. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of (i) Wachtell, Lipton, Rosen & Katz, counsel for the Company, (ii) local counsel in each jurisdiction in which a Loan Party is organized and the laws of which are not covered by the opinion referred to in clause (i) above, and (iii) in-house counsel of the Company, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(d) Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by an Authorized Officer of the Company, confirming that on and as of the Closing Date and after giving effect to the consummation of the Transactions, (i) the representations and warranties of the Loan Parties set forth in the Loan Documents are true and correct in all material respects (or, in the case of any such representation or warranty under the Loan Documents already qualified as to materiality, in all respects) (except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty is so true and correct on and as of such prior date) and (ii) no Default has occurred and is continuing.

(e) Secretary’s Certificates and Good Standing Certificates. The Administrative Agent shall have received, in respect of the Company and each Subsidiary Loan Party, a certificate of such Loan Party, dated the Closing Date and executed by the secretary or an assistant secretary (or, in the case of any Foreign Loan Party, a director or other appropriate Authorized Officer) of such Loan Party, attaching (i) a copy of the articles or certificate of incorporation or formation, bylaws, constitution or other organizational or constitutional documents of such Person, which, to the extent applicable in such jurisdiction, shall be certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority of such Loan Party’s jurisdiction of organization, (ii) signature and incumbency certificates of the officers of, or other authorized persons acting on behalf of, such Loan Party executing each Loan Document, (iii) copies of the resolutions of the board of directors or similar governing body of such Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, certified as of the Closing Date by such secretary or assistant secretary (or, in the case of any Foreign Loan Party, a director or other appropriate Authorized Officer) as being in full force and effect without modification or amendment, (iv) in the case of a Luxembourg Loan Party only, (A) a copy of an excerpt from the Luxembourg Register of Commerce and Companies dated the Closing Date and (B) a copy of a certificate of non-inscription of judicial decisions (certificat de non-inscription d'une décision judiciaire) from the Luxembourg Register of Commerce and Companies dated the Closing Date, and (v) to the extent the concept is applicable in such jurisdiction (other than Luxembourg), a good standing certificate (or equivalent) from the applicable Governmental Authority of such Loan Party’s jurisdiction of organization, dated the Closing Date or a recent date prior thereto, all in form and substance reasonably satisfactory to the Administrative Agent.

(f) Partial Reduction/Prepayment of Company Credit Agreement. Substantially concurrently with the effectiveness of this Agreement on the Closing Date, (i) the “Tranche 1 Commitments” (as defined in the Company Credit Agreement) of each Lender (or any of its Affiliates) under the Company Credit Agreement shall be permanently reduced by an aggregate amount equal to the amount of the Commitment provided by such Lender under this Agreement on the Closing Date and (ii) the “Tranche 1 Revolving Loans” (as defined in the Company Credit Agreement) held by each Lender (or any of its Affiliates) under the Company Credit Agreement shall be prepaid by the Company in an aggregate principal amount equal to the aggregate principal amount of the Loans made by such Lender under this Agreement on the Closing Date (it being agreed that, notwithstanding anything to the contrary in this Agreement, the aggregate principal amount of the Loans required to be funded by any Lender on the Closing Date may be net settled, on a dollar for dollar basis, against the principal amount of Tranche 1 Revolving Loans (as defined in the Company Credit Agreement) of such Lender (or an Affiliate thereof) required to be prepaid pursuant to Sections 2.11(b) and 2.11(d) of the Company Credit Agreement on the Closing Date as a result of the effectiveness of this Agreement, with such net settlement to be made pursuant to procedures approved by the Company, the Borrower and the Administrative Agent, with the Borrower acknowledging and agreeing that, notwithstanding such net settlement and upon the occurrence thereof, each Lender shall be deemed to have funded to the Borrower the aggregate principal amount of the Loans of such Lender that shall have been so net settled, and that the Borrower is obligated to repay such aggregate principal amount in full in accordance with the terms hereof). Each Lender hereby authorizes the Administrative Agent to enter into an agreement with the Company and the Borrower to provide for, and to set forth the mechanics and procedures of, the foregoing net settlement, all on such terms as the Administrative Agent shall deem to be reasonable in its sole discretion.

(g) Fees and Expenses. The Administrative Agent, the Arrangers and each Lender shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least one Business Day prior to the Closing Date, payment or reimbursement of all fees and reasonable out-of-pocket expenses required to be paid or reimbursed by any Loan Party under any engagement letter or fee letter entered into by the Company with the Administrative Agent or any Arranger in connection with the credit facility provided herein or under any Loan Document.

(h) USA Patriot Act, Etc. Prior to the Closing Date, the Lenders shall have received (i) all documentation and other information required by bank regulatory authorities with respect to the Loan Parties under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act, and (ii) to the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in relation to such Loan Party (it being understood that, in the case of any Subsidiary, such certification shall not include any beneficial ownership information above the level of the Company), in each case, that has been reasonably requested by any Lender at least 10 Business Days prior to the Closing Date.

The Administrative Agent shall notify the Company and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than any conversion or continuation of a Loan) is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in the Loan Documents (other than, after the Closing Date, the representations and warranties set forth in Sections 3.04(b) and 3.06 hereof) shall be true and correct in all material respects (or, in the case of any such representation or warranty under the Loan Documents already qualified as to materiality, in all respects) on and as of the date of such Borrowing (except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall have been so true and correct in all material respects on and as of such prior date).

(b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing (other than any conversion or continuation of a Loan) shall be deemed to constitute a representation and warranty by the Company and the Borrower on the date thereof that the conditions set forth in paragraphs (a) and (b) of this Section 4.02 have been satisfied.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each of the Company and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent, on behalf of each Lender:

(a) (i) so long as the Company is subject to periodic reporting obligations under the Exchange Act, within five Business Days of each date the Company is required to file with the SEC an Annual Report on Form 10-K for any fiscal year of the Company (giving effect to any extension of such date available under paragraph (b) of Rule 12b-25 under the Exchange Act), and (ii) otherwise, within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all audited by and accompanied by the opinion of Ernst & Young LLP or another registered independent public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations and cash flows of the Company and the consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal year in accordance with GAAP;

(b) (i) so long as the Company is subject to periodic reporting obligations under the Exchange Act, within five Business Days of each date the Company is required to file with the SEC a Quarterly Report on Form 10-Q for any fiscal quarter of the Company (giving effect to any extension of such date available under paragraph (b) of Rule 12b-25 under the Exchange Act), and (ii) otherwise, within 45 days after the end of each of the first three fiscal quarters of the Company, its consolidated balance sheet and related consolidated statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations and cash flows of the Company and the consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with each delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth (A) a reasonably detailed calculation of the Leverage Ratio as of the last day of the most recent fiscal year or fiscal quarter, as applicable, covered by such financial statements, including a reasonably detailed calculation of Consolidated EBITDA (including, any time the covenant set forth in Section 6.10 shall be in effect, a reasonably detailed calculation of Consolidated EBITDA with and without giving effect to the last sentence of the definition of such term), (B) a reasonably detailed calculation of the Leverage Condition, together with a certification as to whether the Leverage Condition is satisfied as of the last day of the most recent fiscal year or fiscal quarter, as applicable, covered by such financial statements, and (C) at any time the covenant set forth in Section 6.11 shall be in effect, a reasonably detailed calculation of the Liquidity as of the last day of the most recent fiscal year or fiscal quarter, as applicable, covered by such financial statements, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 that has had a material effect thereon and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) certifying as to the identity of each Designated Subsidiary existing at the date of such certificate;

(d) [reserved];

(e) at any time the covenant set forth in Section 6.11 shall be in effect, within 20 days after the end of each calendar month, a reasonably detailed calculation of the Liquidity as of the last day of such month; provided that the requirements of this clause (e) shall cease to apply following delivery of a certificate of a Financial Officer under clause (c) above demonstrating that either (i) Consolidated EBITDA (for the avoidance of doubt, calculated without giving effect to the last sentence of the definition of such term) for the most recent fiscal quarter of the Company covered by such certificate is at least zero or (ii) the Liquidity as of the last day of such fiscal quarter is greater than US$1,000,000,000; provided further that the requirements of this clause (e) shall be reinstated and shall apply following any subsequent delivery of a certificate of a Financial Officer under clause (c) above demonstrating that both (A) Consolidated EBITDA (for the avoidance of doubt, calculated without giving effect to the last sentence of the definition of such term) for the most recent fiscal quarter of the Company covered by such certificate is less than zero and (B) the Liquidity as of the last day of such fiscal quarter is not greater than US$1,000,000,000;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

(g) promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Company or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Company or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that, if the Company or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Company or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(h) (i) promptly after any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent (on its own behalf or at the request of any Lender) may reasonably request and (ii) promptly after any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender in writing to the extent necessary for compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

Information required to be delivered pursuant to clause (a), (b), (f), (g) or (h) of this Section 5.01 shall be deemed to have been delivered if such information (including, in the case of certifications required pursuant to clause (b) above, the certifications accompanying any such quarterly report pursuant to Section 302 of the Sarbanes-Oxley Act of 2002), or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an Approved Electronic Platform or a similar site to which the Lenders have been granted access or shall be publicly available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section 5.01 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. In the event any financial statements delivered under clause (a), (b) or (e) above shall be restated, the Company shall deliver, promptly after such restated financial statements become available, revised completed certificates with respect to the periods covered thereby that give effect to such restatement, signed by a Financial Officer.

SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Subsidiary that could reasonably be expected to be adversely determined and, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business except (other than as to the legal existence of the Company and the Borrower) where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, sale, transfer, lease, disposition, liquidation or dissolution permitted under Section 6.04 or 6.08.

SECTION 5.04. Payment of Tax Liabilities. The Company will, and will cause each of the Subsidiaries to, pay its Tax liabilities that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Company or such Subsidiary has set aside on its books reserves with respect thereto in accordance with GAAP.

SECTION 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each of the Subsidiaries (other than any Excluded Subsidiary) to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided that the Company and the Subsidiaries may (i) self-insure against such risks and in amounts as are usually self-insured by similar companies engaged in the same or similar businesses operating in the same or similar locations and (ii) elect not to carry terrorism insurance.

SECTION 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of the Subsidiaries (other than any Excluded Subsidiary) to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, unless an Event of Default has occurred and is continuing, no representative designated by a Lender may conduct any such visit, inspection, examination, extraction or discussion unless such representative is accompanied by a representative designated by the Administrative Agent.

SECTION 5.07. Compliance with Laws. The Company will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Guarantee Requirement. If any Subsidiary that is a Designated Subsidiary is formed or acquired after the Closing Date or any Subsidiary otherwise becomes, after the Closing Date, a Designated Subsidiary (including as a result of becoming a Material Subsidiary or a Wholly Owned Subsidiary), the Company will, as promptly as practicable, and in any event within 30 days (or, in the case of any Designated Subsidiary that is a Foreign Subsidiary, 60 days) (or, in each case, such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent thereof and cause the Guarantee Requirement to be satisfied with respect to such Subsidiary.

SECTION 5.09. Further Assurances. The Company will, and will cause each of the Subsidiaries to, promptly execute and deliver any and all further documents, agreements and instruments, and take all further actions that may be required under any applicable law or regulation, or that the Administrative Agent may reasonably request, (a) to effectuate the transactions contemplated by the Loan Documents or (b) to cause the Guarantee Requirement to be and remain satisfied at all times (it being understood that, with respect to matters set forth in Section 5.08, the requirements of this Section 5.09 shall be subject to the grace period set forth therein).

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, each of the Company and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness set forth on Schedule 6.01, and any Indebtedness that extends, renews, refinances or replaces any such scheduled Indebtedness, provided that (i) the principal amount (or accreted value, if applicable) of such Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being extended, renewed, refinanced or replaced except by not more than the amount of any fees, underwriting discounts, costs, commissions, expenses and premiums associated with such extension, renewal, refinancing or replacement and accrued interest, fees and premiums with respect to the Indebtedness being extended, renewed, refinanced or replaced, (ii) such Indebtedness shall not mature earlier than, or have a weighted average life to maturity shorter than that of, the Indebtedness being extended, renewed, refinanced or replaced, (iii) such Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Person (other than the Company or any Domestic Subsidiary (other than any Borrower Group Member) that is a Subsidiary Loan Party) that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of the Indebtedness being extended, renewed, refinanced or replaced and (iv) such Indebtedness is unsecured or, if the Indebtedness being extended, renewed, refinanced or replaced is secured, is secured solely by assets that secured the Indebtedness being extended, renewed, refinanced or replaced (and any improvements or accessions thereto or proceeds therefrom); provided that (A) notwithstanding anything to the contrary set forth in clause (iii) or (iv) above, any Domestic Subsidiary (and which is not the Borrower, any other CFC Holdco, a Specified Foreign Subsidiary or an Excluded CFC Holdco) owning any New Headquarters Assets, the New Headquarters SPV, the New Headquarters Parent SPV and any other Person that is permitted to be an obligor in respect thereof pursuant to clause (iii) above may incur or Guarantee such Indebtedness, so long as such Indebtedness is not secured by Liens on any assets of the Company or any Subsidiary other than (1) any New Headquarters Assets (and any other assets of the New Headquarters SPV and the New Headquarters Parent SPV, if applicable) and (2) any other assets permitted to secure such Indebtedness pursuant to clause (iv) above, and (B) any Indebtedness the proceeds of which are applied (whether or not concurrently with the incurrence of such Indebtedness) to repay any Indebtedness set forth on Schedule 6.01 at maturity shall be deemed for purposes of this Section 6.01(b) to constitute an extension, renewal, refinancing or replacement thereof;

(c) Indebtedness owed to the Company or to any Subsidiary; provided that (i) such Indebtedness shall not have been transferred to any Person other than the Company or any Subsidiary and (ii) commencing on the date that is 30 days after the Closing Date (or such later date as the Administrative Agent may agree to in writing), any such Indebtedness of the Company or any Subsidiary Loan Party to any Subsidiary that is not a Subsidiary Loan Party must be expressly subordinated to the Obligations of the Company or such Subsidiary Loan Party, as applicable, on terms set forth in the Intercompany Indebtedness Subordination Agreement;

(d) Indebtedness incurred after the Closing Date to finance the acquisition, construction or improvement of any fixed or capital assets (including any such Indebtedness incurred after the consummation of such acquisition, construction or improvement), including Capital Lease Obligations and any Indebtedness incurred or assumed in connection with the acquisition, construction or improvement of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals, refinancings and replacements of any Indebtedness permitted by this clause (d) that do not increase the outstanding principal amount thereof by more than the amount of any fees, costs, expenses and premiums associated with such extension, renewal, refinancing or replacement and accrued interest, fees and premiums with respect to the Indebtedness being extended, renewed, refinanced or replaced, result in an earlier maturity date or decreased remaining weighted average life to maturity thereof or change the parties directly or indirectly responsible for the payment thereof; provided that (i) such Indebtedness (other than otherwise permitted extensions, renewals, refinancings and replacements thereof) is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed, in each case, the cost of such acquisition, construction or improvement plus the amount of any fees, costs and expenses associated with the incurrence of such Indebtedness and, in the case of any extension, renewal, refinancing or replacement of any such Indebtedness, accrued interest, fees and premiums with respect to the Indebtedness being extended, renewed, refinanced or replaced;

(e) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into the Company or a Subsidiary in a transaction permitted hereunder) after the Closing Date; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) and (ii) at the time such Person becomes a Subsidiary (or is so merged or consolidated), and after giving effect to such Indebtedness, the aggregate principal amount of Indebtedness then outstanding under this clause (e) shall not exceed the greater of (x) US$550,000,000 and (y) 4.5% of Consolidated Adjusted Total Assets as of the last day of the fiscal quarter of the Company most recently ended on or prior to the date such Person becomes a Subsidiary (or is so merged or consolidated);

(f) Indebtedness of the Company or any Subsidiary as an account party in respect of trade letters of credit;

(g) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(h) Indebtedness representing deferred compensation to employees incurred in the ordinary course of business;

(i) Indebtedness consisting of any purchase price adjustment, earnout or deferred payment of a similar nature incurred in connection with any Investment by the Company or any Subsidiary, but only to the extent that no payment has at the time accrued pursuant to such purchase price adjustment, earnout or deferred payment obligation, or of any indemnification obligation arising in connection with any Investment by the Company or any Subsidiary;

(j) Indebtedness arising under any performance or surety bond (including any consumer protection bond or any performance bond posted in respect of contested tax assessments), completion bond or similar obligation, in each case incurred in the ordinary course of business and not supporting Indebtedness;

(k) overdrafts paid within five Business Days;

(l) Capital Lease Obligations incurred in connection with any Sale/Leaseback Transaction permitted by Section 6.03;

(m) [reserved];

(n) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in the other clauses of this Section;

(o) Guarantees of Indebtedness of the Company or any Subsidiary Loan Party, provided that no Subsidiary that is not a Subsidiary Loan Party may Guarantee any Indebtedness of the Company or any Subsidiary Loan Party in reliance on this clause (o);

(p) Indebtedness consisting of promissory notes issued to current or former officers, directors and employees of the Company or any Subsidiary or their respective estates, spouses or former spouses issued in exchange for the purchase or redemption by the Company or such Subsidiary of its Equity Interests (other than Disqualified Equity Interests); provided that the aggregate principal amount of Indebtedness permitted by this clause (p) shall not exceed US$22,500,000 at any time outstanding;

(q) obligations under Swap Agreements that are entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual or anticipated exposure (other than in respect of Equity Interests or Indebtedness of the Company or any Subsidiary) or to cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) or exchange rates with respect to any interest bearing or non-US Dollar denominated liability or Investment of the Company or any Subsidiary;

(r) Indebtedness of Foreign Subsidiaries, provided that the aggregate principal amount of Indebtedness permitted by this clause (r) shall not exceed US$25,000,000 at any time outstanding;

(s) Indebtedness of any Domestic Subsidiary (and which is not the Borrower, any other CFC Holdco, a Specified Foreign Subsidiary or an Excluded CFC Holdco) owning any New Headquarters Assets; provided that (i) such Indebtedness shall not be secured by Liens on any assets of the Company or any Subsidiary other than any New Headquarters Assets and (ii) such Indebtedness shall not be Guaranteed by the Company or any other Subsidiary;

(t) Indebtedness of the New Headquarters SPV or the New Headquarters Parent SPV; provided that (i) such Indebtedness shall not be secured by Liens on any assets of the Company or any Subsidiary other than assets of the New Headquarters SPV and the New Headquarters Parent SPV and (ii) such Indebtedness shall not be Guaranteed by the Company or any other Subsidiary, other than the New Headquarters SPV or the New Headquarters Parent SPV;

(u) Indebtedness of Excluded Subsidiaries in an aggregate principal amount not to exceed US$250,000,000 at any time outstanding; provided that any Indebtedness incurred by a Subsidiary that is an Excluded Subsidiary in reliance on this clause (u) shall continue to be permitted by this clause (u) even if such Subsidiary subsequently ceases to be an Excluded Subsidiary;

(v) Securitization Transactions in an aggregate amount (as determined in accordance with the definition thereof) at any time outstanding not to exceed US$200,000,000;

(w) other Indebtedness; provided that (i) other than in the case of any Government Program Indebtedness, such Indebtedness is incurred solely by the Company or any Domestic Subsidiary that is a Subsidiary Loan Party (or by the New Headquarters SPV, the New Headquarters Parent SPV or any Domestic Subsidiary (and which is not the Borrower, any other CFC Holdco, a Specified Foreign Subsidiary or an Excluded CFC Holdco) owning any New Headquarters Assets), and is not Guaranteed by any Subsidiary other than Domestic Subsidiaries that are Subsidiary Loan Parties (or by the New Headquarters SPV, the New Headquarters Parent SPV or any Domestic Subsidiary (and which is not the Borrower, any other CFC Holdco, a Specified Foreign Subsidiary or an Excluded CFC Holdco) owning any New Headquarters Assets), (ii) other than in the case of any Government Program Indebtedness, such Indebtedness shall not be secured by Liens on any assets of the Company or any Subsidiary other than any New Headquarters Assets (and other assets of the New Headquarters SPV and the New Headquarters Parent SPV, if applicable) and (iii) the aggregate principal amount of Indebtedness outstanding under this clause (w) shall not exceed US$2,500,000,000 at any time;

(x) other Indebtedness of the Company or any Domestic Subsidiary that is a Subsidiary Loan Party; provided that (i) such Indebtedness is either (A) contractually subordinated in right of payment to the Obligations on customary terms or (B) incurred solely by the Company and not Guaranteed by any Subsidiary, (ii) such Indebtedness shall not mature earlier than, or have weighted average life to maturity shorter than, 91 days after the Maturity Date, (iii) subject to clause (i) above, such Indebtedness is not Guaranteed by any Subsidiary other than Domestic Subsidiaries that are Subsidiary Loan Parties, (iv) such Indebtedness shall not be secured by Liens on any assets of the Company or any Subsidiary and (v) the aggregate principal amount of Indebtedness outstanding under this clause (x) shall not exceed US$1,000,000,000 at any time;

(y) (i) Indebtedness under the Company Credit Agreement of the Company or any Domestic Subsidiary (other than any Borrower Group Member) that is a Subsidiary Loan Party, and Guarantees thereof by the Company or any Domestic Subsidiary (other than any Borrower Group Member) that is a Subsidiary Loan Party, provided that such Indebtedness is not Guaranteed by any Subsidiary other than a Domestic Subsidiary (other than any Borrower Group Member) that is a Subsidiary Loan Party, and (ii) any Indebtedness that extends, renews, refinances or replaces any Indebtedness permitted under clause (i), provided that (A) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being extended, renewed, refinanced or replaced except by not more than the amount of any fees, underwriting discounts, costs, commissions, expenses and premiums associated with such extension, renewal, refinancing or replacement and accrued interest, fees and premiums with respect to the Indebtedness being extended, renewed, refinanced or replaced, (B) such Indebtedness shall not mature earlier than, or have a weighted average life to maturity shorter than, that of the Indebtedness being extended, renewed, refinanced or replaced and (C) such Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Person (other than the Company or any Domestic Subsidiary (other than any Borrower Group Member) that is a Subsidiary Loan Party); provided that (1) subject to clause (2) below, the aggregate principal amount of Indebtedness outstanding under this clause (y) shall not (after giving effect to the commitment reduction and prepayment to occur substantially concurrently with the effectiveness of this Agreement on the Closing Date) exceed at any time the sum of US$1,145,000,000 plus the amount of any permitted excess referred to in clause (A) above and (2) notwithstanding clause (1) above, the aggregate principal amount of Indebtedness outstanding under this clause (y) may exceed the amount permitted by clause (1) above so long as, substantially concurrently with the incurrence of Indebtedness resulting in such excess (and any subsequent incurrence of Indebtedness increasing the amount of such excess), the Borrower shall permanently reduce the Commitments pursuant to Section 2.09(b) and shall prepay Borrowings pursuant to Section 2.11(a), in each case, including to (but not below) zero, by the amount of such excess (or by the amount of such increase in the amount of such excess, as applicable); and

(z) to the extent constituting Indebtedness, obligations of the Company and any Subsidiary in respect of any Cash Management Services incurred in the ordinary course of business.

Notwithstanding anything to the contrary in this Section or any other provision of this Agreement, the Borrower will not, and the Company will not permit any Borrower Group Member to, (i) create, incur, assume or permit to exist any Indebtedness of any Borrower Group Member constituting Indebtedness described in Section 6.01(c) (provided that the Borrower Group Members may create, incur, assume and permit to exist any such Indebtedness if (A) such Indebtedness is owed to a Borrower Group Member and shall not have been transferred to any Person other than a Borrower Group Member, (B) such Indebtedness is owed by a Borrower Group Member that is a Loan Party and is expressly subordinated to the Obligations of such Loan Party as required by Section 6.01(c) or (C) the aggregate principal amount of such Indebtedness of all the Borrower Group Members (excluding, for the avoidance of doubt, any Indebtedness referred to in clauses (A) and (B) above) does not exceed US$50,000,000 at any time outstanding), 6.01(n) (unless in respect of obligations otherwise permitted by this paragraph), 6.01(s), 6.01(u), 6.01(v), 6.01(w) (unless the aggregate principal amount of Indebtedness of Borrower Group Members outstanding under Section 6.01(w), together with the aggregate principal amount of Indebtedness of Borrower Group Members outstanding under Section 6.01(x), does not exceed US$25,000,000 at any time), 6.01(x) (unless the aggregate principal amount of Indebtedness of Borrower Group Members outstanding under Section 6.01(x), together with the aggregate principal amount of Indebtedness of Borrower Group Members outstanding under Section 6.01(w), does not exceed US$25,000,000 at any time) or 6.01(y); or (ii) Guarantee any Indebtedness under the Company Credit Agreement (or any other credit agreement or other agreement or instrument that constitutes the “Credit Agreement” (as defined in any Existing Indenture) for purposes of any Existing Indenture), any Existing Indenture or any other Indebtedness of the Company or its Subsidiaries (other than (A) Indebtedness of any Borrower Group Member and (B) Indebtedness (but not under the Company Credit Agreement (or any other credit agreement or other agreement or instrument that constitutes the “Credit Agreement” (as defined in any Existing Indenture) for purposes of any Existing Indenture) or any Existing Indenture) in an aggregate outstanding principal amount that does not exceed US$25,000,000).

SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary (other than any Excluded Subsidiary) to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any asset of the Company or any Subsidiary (or on any improvements or accessions thereto or proceeds therefrom) existing on the Closing Date and set forth on Schedule 6.02; provided that (i) such Lien shall not apply to any other asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the Closing Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any asset prior to the acquisition thereof by the Company or any Subsidiary after the Closing Date or existing on any asset of any Person that becomes a Subsidiary after the Closing Date prior to the time such Person becomes a Subsidiary or existing on any asset of any Subsidiary that ceases to be an Excluded Subsidiary after the Closing Date prior to the time such Subsidiary ceases to be an Excluded Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary or ceasing to be an Excluded Subsidiary, as the case may be, (ii) such Lien shall not apply to any other assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary or ceases to be an Excluded Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such Liens secure solely Indebtedness permitted by Section 6.01(d) and (ii) such Liens shall not apply to any other assets of the Company or any Subsidiary;

(e) Liens arising in the ordinary course of business that do not secure Indebtedness and do not interfere with the material operations of the Company and the Subsidiaries and do not individually or in the aggregate materially impair the value of the assets of the Company and the Subsidiaries;

(f) Liens deemed to secure Capital Lease Obligations incurred in connection with any Sale/Leaseback Transaction permitted by Section 6.03;

(g) other Liens securing Indebtedness (other than Securitization Transactions); provided that at the time of incurrence of any such Liens the aggregate principal amount of Indebtedness then secured under this clause (g), together with the aggregate amount of Sale/Leaseback Transactions then outstanding under the proviso to Section 6.03, shall not exceed the greater of (x) US$225,000,000 and (y) 1.8% of Consolidated Adjusted Total Assets as of the last day of the fiscal quarter of the Company most recently ended on or prior to the date of incurrence of such Liens;

(h) licenses, sublicenses, leases or subleases that do not interfere in any material respect with the business of the Company or any Subsidiary;

(i) any interest or title of a lessor or sublessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases and subleases permitted hereunder;

(j) normal and customary rights of setoff upon deposits of cash or other Liens originating solely by virtue of any statutory or common law provision relating to bankers liens, rights of setoff or similar rights in favor of banks or other depository institutions and not securing any Indebtedness;

(k) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(l) Liens solely on any cash earnest money deposits made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement in respect of any Acquisition or other Investment by the Company or any Subsidiary;

(m) any extension, renewal or replacement (or successive renewals or replacements) in whole or in part of any Lien referred to in clause (b), (c) or (d); provided that (i) the obligations secured thereby shall be limited to the obligations secured by the Lien so extended, renewed or replaced (and, to the extent provided in such clauses, extensions, renewals and replacements thereof) and (ii) such Lien shall be limited to all or a part of the assets that secured the Lien so extended, renewed or replaced;

(n) Liens granted by the New Headquarters Parent SPV or the New Headquarters SPV; provided that such Liens shall secure solely Indebtedness permitted by Section 6.01(b), 6.01(t) or 6.01(w);

(o) Liens on any New Headquarters Assets; provided that such Liens shall secure solely Indebtedness permitted by Section 6.01(b), 6.01(s) or 6.01(w);

(p) Liens on assets of Foreign Subsidiaries securing Indebtedness incurred pursuant to Section 6.01(r);

(q) Liens securing (or deemed to secure pursuant to the definition of the term) Securitization Transactions permitted to be incurred pursuant to Section 6.01(v); provided that such Liens shall only extend to Securitization Receivables subject to such Securitization Transaction, the Equity Interests in and assets of Securitization Subsidiaries and assets ancillary to any of the foregoing; and

(r) Liens on any asset of the Company or any Domestic Subsidiary (other than any Borrower Group Member) that is a Subsidiary Loan Party created under (i) the Company Credit Agreement and the related “Loan Documents” (as defined in the Company Credit Agreement), provided that Indebtedness under the Company Credit Agreement secured by such Liens is permitted by Section 6.01(y), or (ii) the definitive documentation governing any Indebtedness permitted by Section 6.01(y) that extends, renews, refinances or replaces the Company Credit Agreement.

Notwithstanding anything to the contrary in this Section or any other provision of this Agreement, the Borrower will not, and the Company will not permit any Borrower Group Member to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof constituting Liens described in Section 6.02(e), 6.02(g) (unless the aggregate outstanding principal amount of Indebtedness of Borrower Group Members secured by Liens permitted by Section 6.02(g) does not exceed US$10,000,000), 6.02(q) or 6.02(r).

SECTION 6.03. Sale/Leaseback Transactions. Other than (a) contemporaneously with the acquisition of any asset in order to finance the purchase thereof or (b) in the case of a Sale/Leaseback Transaction with respect to any New Headquarters Assets or any trivago Headquarters Assets, at any time, the Company will not, and will not permit any Subsidiary (other than any Excluded Subsidiary) to, enter into any Sale/Leaseback Transaction; provided that, notwithstanding the foregoing, the Company or any such Subsidiary may engage in any Sale/Leaseback Transaction if, at the time of such Sale/Leaseback Transaction, the aggregate amount of Sale/Leaseback Transactions then outstanding pursuant to this proviso, together with the aggregate principal amount of Indebtedness then outstanding secured by Liens permitted pursuant to Section 6.02(g), shall not exceed the greater of (i) US$225,000,000 and (ii) 1.8% of Consolidated Adjusted Total Assets as of the last day of the fiscal quarter of the Company most recently ended on or prior to the date of such Sale/Leaseback Transaction.

Notwithstanding anything to the contrary in this Section or any other provision of this Agreement, the Borrower will not, and the Company will not permit any Borrower Group Member to, enter into any Sale/Leaseback Transaction (other than any Sale/Leaseback Transaction with respect to any New Headquarters Assets or any trivago Headquarters Assets).

SECTION 6.04. Fundamental Changes; Business Activities. (a) The Company will not, and will not permit any Material Subsidiary (other than any Excluded Subsidiary) to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve; provided that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) the Company or any Material Subsidiary may merge or consolidate with any Person; provided that (A) in the case of any merger or consolidation involving the Company or the Borrower, (1) either (x) in the case of any merger or consolidation involving the Company, the Company and, in the case of any merger or consolidation involving the Borrower, the Borrower shall be the continuing or surviving Person or (y) the continuing or surviving Person shall be a corporation or limited liability company organized under the laws of the United States of America or any State thereof and shall assume, as applicable, all of the Company’s or the Borrower’s obligations under the Loan Documents in a manner reasonably acceptable to the Administrative Agent, (2) the Company or the Borrower shall give the Lenders reasonable prior notice thereof in order to allow the Lenders to comply with “know your customer” rules and other applicable regulations and (3) in the case of any merger or consolidation involving the Borrower, the Borrower or such other continuing or surviving Person shall be a CFC Holdco; (B) in the case of any merger or consolidation involving a Borrower Group Member, the continuing or surviving Person shall be a Borrower Group Member; provided that the requirements set forth in this clause (B) shall not apply to any such merger or consolidation involving a Borrower Group Member (other than the Borrower) consummated to effect any sale, transfer or other disposition of the Equity Interests in such Borrower Group Member owned by the Company and the Subsidiaries in accordance with Section 6.08; and (C) in the case of any merger or consolidation involving a Material Subsidiary that is a Subsidiary Loan Party, the continuing or surviving Person shall be, or substantially concurrently therewith shall be liquidated or dissolved into, or merged or consolidated into, a Person that is, a Loan Party; provided that the requirements set forth in this clause (C) shall not apply to any such merger or consolidation involving a Material Subsidiary (other than the Borrower) consummated to effect any sale, transfer or other disposition of the Equity Interests in such Material Subsidiary in accordance with Section 6.08; and (ii) any Material Subsidiary (other than the Borrower) may liquidate or dissolve into another Subsidiary; provided that in the case of any such liquidation or dissolution of a Material Subsidiary that is a Wholly Owned Subsidiary, the other Subsidiary shall be a Wholly Owned Subsidiary and, if such liquidating or dissolving Material Subsidiary is a Subsidiary Loan Party, shall be, or substantially concurrently therewith shall be liquidated or dissolved into, or merged or consolidated into a Person that is, a Loan Party.

(b) The Company will not, and will not permit any Subsidiary (other than any Excluded Subsidiary) to, engage to any material extent in any business other than businesses conducted as of the Closing Date by the Company and the Subsidiaries, taken as a whole, and businesses similar, ancillary, complementary or otherwise reasonably related thereto or that are a reasonable extension, development or expansion thereof.

SECTION 6.05. Restricted Payments. The Company will not, and will not permit any Subsidiary (other than any Excluded Subsidiary) to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that (a) (i) the Company and its Subsidiaries may declare and make Restricted Payments with respect to Equity Interests in the Company that are made solely with Equity Interests (other than Disqualified Equity Interests) in the Company and (ii) the Company may declare and make Restricted Payments that are made with the Net Proceeds of the substantially concurrent issue of new Equity Interests (other than (A) Disqualified Equity Interests and (B) the Preferred Stock) in the Company, (b) Subsidiaries may declare and pay dividends ratably (or on more favorable terms from the perspective of the Company) with respect to their Equity Interests, (c) Subsidiaries may declare and make any Restricted Payments made to the Company or the other Subsidiaries, (d) the Company may make repurchases of Equity Interests deemed to occur upon the “cashless exercise” of stock options or warrants or upon the vesting of restricted stock units, if such Equity Interests represent the exercise price of such options or warrants or represent withholding taxes due upon such exercise or vesting, (e) the Company and the Subsidiaries may purchase Equity Interests in non-Wholly Owned Subsidiaries from the minority owners thereof (whether by means of stock acquisition, self-tender, redemption or otherwise), (f) the Company and the Subsidiaries may make (i) Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and the Subsidiaries and (ii) Restricted Payments to purchase or redeem Equity Interests in the Company (including related stock appreciation rights or similar securities) held by then present or former directors, officers, employees or consultants of the Company or any of the Subsidiaries or by any Plan then in effect, in each case, upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan under which such Equity Interests or related rights were issued, provided that the aggregate amount of the Restricted Payments made in reliance on this clause (f)(ii) may not exceed US$15,000,000 in any fiscal year of the Company, (g) the Company may make Restricted Payments in respect of the Preferred Stock; provided that, other than in the case of periodic dividends made by the Company in accordance with the terms of the Preferred Stock (as set forth in the Certificate of Designation as in effect on May 5, 2020), no Restricted Payment may be made in reliance on this clause (g) prior to August 13, 2020, (h) the Company and any Subsidiary may make any Restricted Payments if (i) no Default shall have occurred and be continuing or would result therefrom and (ii) the Leverage Ratio as of the end of the fiscal quarter of the Company most recently ended on or prior to the date of such Restricted Payment (in the case of any such fiscal quarter ending on or prior to June 30, 2022, calculated on an Annualized Basis), giving pro forma effect to such Restricted Payment and any related incurrence of Indebtedness as if they had occurred on the last day of such quarter, would not exceed 4.00:1.00, (i) the Company and any Subsidiary may make Restricted Payments consisting of payments in cash in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such Person, and (j) to the extent constituting a Restricted Payment, the Company or any Subsidiary Loan Party (other than any Borrower Group Member) may (i) pay interest, principal and premium, if any, on, and make cash payments upon conversion of, Permitted Convertible Notes and (ii) enter into, pay any premium on, exercise rights under and make any payment or other disposition of cash, common stock of the Company or other Equity Interests, securities, property or assets under any Permitted Call Spread Swap Agreement, in each case pursuant to the terms thereof.

Notwithstanding anything to the contrary in this Section or any other provision of this Agreement, the Borrower will not, and the Company will not permit any Borrower Group Member to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (i) any Borrower Group Member may make Restricted Payments in the form of cash, Permitted Investments, other cash equivalents or evidences of Indebtedness or constituting a Permitted Borrower Group Transaction (it being agreed that no Restricted Payment shall be permitted by this clause (i) unless such Restricted Payment is permitted by and made in reliance on any of clauses (a) through (i) of this Section 6.05) and (ii) any Borrower Group Member may make Restricted Payments to any other Borrower Group Member.

SECTION 6.06. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary (other than any Excluded Subsidiary) to, sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company, Wholly Owned Subsidiaries and Subsidiary Loan Parties not involving any other Affiliate; provided that any transactions entered into pursuant to this clause (b) between or among (i) Loan Parties and Wholly Owned Subsidiaries that are not Loan Parties involving Intellectual Property held by any Loan Party shall be at prices and on terms and conditions not less favorable to such Loan Party than could be obtained on an arm’s-length basis from unrelated third parties or (ii) Borrower Group Members and the Company or Wholly Owned Subsidiaries that are not Borrower Group Members involving any Intellectual Property held by any Borrower Group Member shall be at prices and on terms and conditions not less favorable to such Borrower Group Member than could be obtained on an arm’s-length basis, (c) transactions between or among Subsidiaries that are not Loan Parties; provided that any transactions entered into pursuant to this clause (c) between or among Borrower Group Members and Subsidiaries that are not Borrower Group Members involving any Intellectual Property held by any Borrower Group Member shall be at prices and on terms and conditions not less favorable to such Borrower Group Member than could be obtained on an arm’s-length basis, (d) any Restricted Payment permitted by Section 6.05 or Investment permitted by Section 6.12, (e) transactions under the IAC Agreements as in effect on the Closing Date (or as hereafter amended in a manner not materially adverse to the Company and to the rights or interests of the Lenders), (f) payments made and other transactions entered into in the ordinary course of business with officers and directors of the Company or any Subsidiary, and consulting fees and expenses incurred in the ordinary course of business payable to former officers or directors of the Company or any Subsidiary, (g) reclassifications or changes in the terms of or other transactions relating to Equity Interests in the Company held by Affiliates that do not involve the payment of any consideration (other than Equity Interests (other than Disqualified Equity Interests) in the Company) or any other transfer of value by the Company or any Subsidiary to any such Affiliate, (h) payments by the Company or any Subsidiary to or on behalf of any Affiliate of the Company or any Subsidiary in connection with out-of-pocket expenses incurred in connection with any public or private offering, other issuance or sale of stock by the Company or an Affiliate of the Company or other transaction for the benefit of the Company or any Subsidiary, (i) transactions disclosed in the Form S-4, (j) Permitted Charitable Contributions, (k) any transaction (if part of a series of related transactions, together with such related transactions) involving consideration or value of less than US$15,000,000, (l) transactions permitted under Section 6.08(m), (m) transactions pursuant to agreements with TripAdvisor, Inc. and its Subsidiaries entered into in connection with the separation of TripAdvisor, Inc. from the Company, in each case substantially as described in the TripAdvisor, Inc. Form S-4 as filed with the SEC on July 27, 2011, as amended, (n) transactions engaged by a Person that is not a Subsidiary on the Closing Date, which transactions are engaged pursuant to agreements or arrangements in existence at the time such Person becomes a Subsidiary or is merged or consolidated with or into the Company or a Subsidiary (provided that (i) such agreements or arrangements were not entered into in connection with or in contemplation of such Person becoming a Subsidiary or such merger or consolidation and (ii) immediately prior to such Person becoming a Subsidiary or such merger or consolidation, such Person was not an Affiliate of the Company), (o) the trivago IPO and the transactions relating thereto, in each case substantially as described in the trivago Form F-1 as filed with the SEC on November 14, 2016, as amended by the Amendment No. 1 to Form F-1 Registration Statement filed by trivago with the SEC on December 5, 2016, and as supplemented by the prospectus filed by trivago with the SEC on December 16, 2016 and the trivago Form F-6, as filed with the SEC on December 5, 2016 (and any amendment, supplement or modification to any such transaction or related agreement in a manner not materially adverse to the Company and its Subsidiaries (other than trivago and its Subsidiaries) and to the rights or interests of the Lenders), (p) customary transactions with Securitization Subsidiaries pursuant to a Securitization Transaction, and (q) Permitted Borrower Group Transactions; provided, however, that this Section shall not prohibit, nor limit the operation or effect of, or any payments under, (i) any license, lease, service contract, purchasing agreement, disposition agreement or similar arrangement entered into in the ordinary course of business between any Subsidiary and the Company or any other Subsidiary or (ii) any agreement with respect to any joint venture to which the Company or any Subsidiary is a party entered into in connection with, or reasonably related to, its lines of business; provided that such agreement is approved by the Company’s board of directors or the executive committee or audit committee thereof.

SECTION 6.07. Restrictive Agreements. The Company will not, and will not permit any Subsidiary (other than any Excluded Subsidiary) to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Domestic Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure any Obligations or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock, membership interests or similar Equity Interests or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) restrictions and conditions identified on Schedule 6.07 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (C) restrictions and conditions with respect to a Person that is not a Subsidiary on the Closing Date, which restrictions and conditions are in existence at the time such Person becomes a Subsidiary or is merged or consolidated with a Subsidiary and are not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary, so long as such restrictions and conditions apply only to such Person (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (D) restrictions and conditions imposed by any Existing Indenture as in effect on the Closing Date or by any agreement or document governing or evidencing any other Indebtedness of the Company or any Subsidiary permitted hereunder; provided that the restrictions and conditions contained in any such agreement or document are not less favorable to the Lenders than the restrictions and conditions imposed by the Existing Indentures, in each case, as in effect on the Closing Date, (E) restrictions and conditions imposed by the Company Credit Agreement as in effect on the Closing Date or by any agreement or document governing or evidencing any other Indebtedness of the Company or any Subsidiary permitted hereunder; provided that the restrictions and conditions contained in any such agreement or document are not less favorable to the Lenders than the restrictions and conditions imposed by the Company Credit Agreement as in effect on the Closing Date, (F) in the case of any Subsidiary that is not a Designated Subsidiary and that is not a Wholly Owned Subsidiary, restrictions in such Person’s organizational documents or pursuant to any joint venture agreement or equityholders agreement, (G) restrictions and conditions imposed on the New Headquarters SPV or the New Headquarters Parent SPV and (H) in connection with any Securitization Transaction, restrictions and conditions imposed on the Securitization Receivables subject thereto, any Securitization Subsidiary, the Equity Interests in or assets of any Securitization Subsidiary or any assets ancillary to any of the foregoing; (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness or other Liens permitted by this Agreement if such restrictions or conditions apply only to the assets securing such Indebtedness or subject to such Liens and (B) customary provisions in leases and other agreements restricting the assignment or pledge thereof; and (iii) clause (b) of the foregoing shall not apply to (A) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, or (B) restrictions and conditions imposed by any agreement or document governing or evidencing any Indebtedness of the Company or any Subsidiary permitted hereunder; provided that the restrictions and conditions contained in any such agreement or document are on market terms for comparable Indebtedness at the time of incurrence of such Indebtedness (as reasonably determined by the Company) and would not materially reduce the ability of Subsidiaries, taken as a whole, to pay dividends to the Company or, in the case of Subsidiaries that are Borrower Group Members, the Borrower.

SECTION 6.08. Asset Dispositions. The Company will not, and will not permit any Subsidiary (other than any Excluded Subsidiary) to, sell, transfer, lease or otherwise dispose of (including by way of a merger or consolidation) any asset, including any Equity Interest, owned by it, nor will the Company permit any of the Subsidiaries (other than any Excluded Subsidiary) to issue any additional Equity Interest in such Subsidiary, except:

(a) sales, transfers and other dispositions of inventory, used or surplus equipment, other fixed assets, cash, Permitted Investments and other cash equivalents in the ordinary course of business;

(b) sales, transfers and other dispositions (i) to a Loan Party or (ii) among any Subsidiaries that are not Loan Parties;

(c) issuances of Equity Interests in a Subsidiary (i) as incentive compensation to officers, directors or employees of such Subsidiary, (ii) to the Company or to a Wholly Owned Subsidiary; provided that any such issuance that would result in any Loan Party directly owning a lesser percentage of the Equity Interests in such Subsidiary than such Loan Party owned immediately prior to giving effect thereto would only be permitted if such issuance, were it treated as a corresponding disposition of such Equity Interests by such Loan Party, would otherwise be permitted hereunder, or (iii) as a Restricted Payment made in reliance on Section 6.05(b);

(d) dispositions of assets to the extent that (i) such assets are exchanged for credit against the purchase price of similar replacement assets or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement assets;

(e) licenses, sublicenses, leases and subleases that do not interfere in any material respect with the business of the Company or any Subsidiary;

(f) sales or discounts of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

(g) in connection with any Securitization Transaction permitted by Sections 6.01 and 6.02, the granting of Liens and/or any sale, transfer, lease or other disposition of Securitization Receivables subject thereto, Equity Interests in and assets of any Securitization Subsidiary and assets ancillary to any of the foregoing;

(h) any Sale/Leaseback Transaction permitted by Section 6.03;

(i) any Restricted Payment permitted under Section 6.05 (other than non-cash payments permitted solely under Section 6.05(h)) or any Investment permitted under Section 6.12 (other than Section 6.12(g) or 6.12(s));

(j) any disposition pursuant to the entry into, exercise and settlement or termination of any Permitted Call Spread Swap Agreement, the sale of Permitted Convertible Notes and any payments or deliveries made pursuant to the terms thereof;

(k) [reserved];

(l) any other sales, transfers, leases and other dispositions of assets owned by the Company and the Subsidiaries (other than accounts receivable as part of a Securitization Transaction or inventory as part of an inventory financing), in each case to the extent made to a Person other than the Company or any Subsidiary and to the extent not made in reliance on any other clause of this Section 6.08; provided that (i) no Default shall have occurred and be continuing at the time of entry into the agreement governing such transaction or would result therefrom, (ii) all sales, transfers, leases and other dispositions permitted pursuant to this clause (l) shall be made for fair value and 75% cash consideration in respect thereof (for purposes of this clause (ii), each of the following shall be deemed to be cash: (A) the amount of any liabilities (as shown on the Company’s or the applicable Subsidiary’s most recent balance sheet or in the notes thereto and excluding any liabilities that are contractually subordinated in right of payment to the Obligations) that are assumed by the transferee of any such assets pursuant to a customary novation agreement or are otherwise cancelled in connection with such transaction and (B) any notes or similar obligations or other securities received by the Company or the applicable Subsidiary from the transferee that are converted by the Company or such Subsidiary into cash within 180 days after receipt thereof (to the extent of the cash received)), (iii) the aggregate fair value (as reasonably determined by the Company, as to any assets, as of the time of such sale, transfer, lease or other disposition thereof) of all assets (including Equity Interests in Subsidiaries) sold, transferred, leased or otherwise disposed of in reliance on this clause (l) since the Closing Date, when taken together with the aggregate fair value (as so determined) of all assets sold, transferred, leased or otherwise disposed of in reliance on Section 6.08(l) of the Company Credit Agreement on or prior to the Closing Date, shall not exceed US$1,000,000,000, (iv) the Borrower shall permanently reduce the Commitments pursuant to Section 2.09(b) and shall prepay Borrowings pursuant to Section 2.11(a), in each case, including to (but not below) zero, by an aggregate amount equal to (A) 50% of the aggregate Net Proceeds of all sales, transfers, leases or other dispositions made in reliance on this clause (l) (or, on or prior to the Closing Date, in reliance on Section 6.08(l) of the Company Credit Agreement) to the extent exceeding US$100,000,000 but less than or equal to US$500,000,000 and (B) 100% of the aggregate Net Proceeds of all sales, transfers, leases or other dispositions made in reliance on this clause (l) (or, on or prior to the Closing Date, in reliance on Section 6.08(l) of the Company Credit Agreement) to the extent exceeding US$500,000,000, each such reduction and/or prepayment to be made promptly (and in any event within five Business Days) following the consummation of any such sale, transfer, lease or other disposition, and (v) with respect to each sale, transfer, lease or other disposition made in reliance on this clause (l) for consideration with a fair value in excess of US$25,000,000 or that requires a reduction and/or prepayment under clause (iv) above, the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer, certifying that all the requirements set forth in this clause (l) have been satisfied with respect thereto, together with reasonably detailed calculations demonstrating satisfaction of the requirements set forth in clause (ii) above and, if applicable, a reasonably detailed calculation of the amount of the reduction and/or prepayment required under clause (iv) above;

(m) dispositions or transfers of assets by the Loan Parties to Subsidiaries that are not Loan Parties; provided that (i) the aggregate fair market value (as reasonably determined by the Company, with respect to any assets, as of the time of the applicable disposition or transfer) of the assets so disposed or transferred since the Closing Date shall not exceed the sum of (A) US$175,000,000, net, with respect to any disposition, of the fair market value (as reasonably determined by the Company, with respect to any assets, at the time of the applicable disposition or transfer) of any assets received by the Loan Parties since the Closing Date as consideration for such disposition or transfer (it being understood that any consideration in the form of Equity Interests in the transferee Subsidiary or any Indebtedness of a Subsidiary shall not constitute consideration for this purpose); and (B) with respect to any such disposition or transfer in the form of a capital contribution, the aggregate fair market value (as reasonably determined by the Company, with respect to any assets, as of the time of the receipt thereof) of assets (other than Equity Interests in the transferee Subsidiary or any Indebtedness of a Subsidiary) received by the Loan Parties as a dividend, distribution or return of or on the capital contributed (it being understood that the amount added back pursuant to this clause (B) may not exceed the original amount of such capital contribution made in reliance on this clause (m)); (ii) in addition to the limitations in clause (i), the aggregate fair value of Intellectual Property so disposed or transferred since the Closing Date shall not exceed US$200,000,000 (it being agreed that (A) the value of Intellectual Property shall be reasonably determined by the Company as of the time of the applicable disposition or transfer, (B) Intellectual Property that has de minimis fair value as reasonably determined by the Company may be treated as having zero fair value, (C) for the avoidance of doubt, disclosure of Intellectual Property shall not be deemed a transfer or disposition subject to this Section 6.08, (D) non-exclusive licenses of Intellectual Property shall not count against the cap set forth in this clause (ii), (E) the transfer of the legal ownership or an exclusive license of registered or issued Intellectual Property, any application for registration and issuance thereof, source code or databases shall count against the cap set forth in this clause (ii) and (F) dispositions or transfers of know-how, show-how and, subject to clause (E) above, data in electronic form and other technical or business information, in each case, in the ordinary course of business of the Company and its Subsidiaries shall not otherwise count against the cap in this clause (ii)) and (iii) no disposition or transfer of Equity Interests in any Domestic Subsidiary (other than an Excluded CFC Holdco, the New Headquarters SPV or the New Headquarters Parent SPV) shall be permitted by this clause (m);

(n) dispositions or transfers by any Loan Party in the form of (i) the contribution or other disposition to a Subsidiary that is not a Loan Party of Equity Interests in, or Indebtedness of, any Excluded CFC Holdco or Specified Foreign Subsidiary (or, other than in the case of any Loan Party that is a Borrower Group Member, any CFC Holdco or Foreign Subsidiary) owned directly by such Loan Party in exchange for Equity Interests in (or additional share premium or paid in capital in respect of Equity Interests in), or Indebtedness of, such Subsidiary that is not a Loan Party, or a combination of any of the foregoing, and (ii) an exchange of Equity Interests in any Excluded CFC Holdco or Specified Foreign Subsidiary (or, other than in the case of any Loan Party that is a Borrower Group Member, any CFC Holdco or Foreign Subsidiary) for Indebtedness of, or of Indebtedness of such Excluded CFC Holdco or Specified Foreign Subsidiary (or, if applicable, such CFC Holdco or Foreign Subsidiary) for Equity Interests in, such Excluded CFC Holdco or Specified Foreign Subsidiary (or, if applicable, such CFC Holdco or Foreign Subsidiary);

(o) Permitted Charitable Contributions;

(p) dispositions or transfers of any New Headquarters Assets to the New Headquarters SPV;

(q) any transactions involving consideration or value of less than US$2,000,000 individually;

(r) [reserved];

(s) dispositions or transfers by any Loan Party in the form of (i) the contribution or other disposition to a Subsidiary (other than any Subsidiary that is expressly excluded from being a Designated Subsidiary pursuant to clauses (i) through (iii), (iv)(A) or (v) of the definition of such term or, solely to the extent such disposition or transfer would result in such other Subsidiary being expressly excluded from being a Designated Subsidiary under such clause (vii), clause (vii) of the definition of such term) of Equity Interests in, or Indebtedness of, any other Subsidiary owned directly by such Loan Party in exchange for Equity Interests in (or additional share premium or paid in capital in respect of Equity Interests in), or Indebtedness of, such Subsidiary, or a combination of any of the foregoing, and (ii) an exchange of Equity Interests in any Subsidiary for Indebtedness of, or of Indebtedness of such Subsidiary for Equity Interests in, such Subsidiary; and

(t) sales, transfers and other distributions of any Equity Interest in the Company (it being understood that if such sale, transfer or other disposition constitutes a Restricted Payment, it shall be subject to Section 6.05).

Notwithstanding anything to the contrary in this Section or any other provision of this Agreement, the Company will not, and will not permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any Equity Interests or other assets if such Equity Interests or other assets represent all or substantially all of the assets of the Company and the Subsidiaries, on a consolidated basis.

For the avoidance of doubt, no loan by the Company or any of its Subsidiaries to the Company or any of its Subsidiaries shall constitute a sale, transfer, lease or other disposition subject to the restrictions set forth in this Section 6.08.

Notwithstanding anything to the contrary in this Section or any other provision of this Agreement, the Borrower will not, and the Company will not permit any Borrower Group Member to, sell, transfer, lease or otherwise dispose of (including by way of a merger or consolidation) any asset, including any Equity Interest, owned by it to the Company or any Subsidiary (other than a Borrower Group Member), nor will the Company permit any Borrower Group Member (other than the Borrower) to issue any additional Equity Interest in such Borrower Group Member to the Company or any Subsidiary (other than a Borrower Group Member), except (i) sales, transfers, leases or other dispositions described in Section 6.08(e) or 6.08(q) and (ii) sales, transfers, leases or other dispositions in the form of cash, Permitted Investments, other cash equivalents or evidences of Indebtedness or constituting a Permitted Borrower Group Transaction (it being agreed that no sale, transfer, lease or other disposition shall be permitted by this clause (ii) unless such sale, transfer, lease or other disposition is permitted by and made in reliance on any of clauses (a) through (t) of this Section 6.08).

SECTION 6.09. Use of Proceeds; Margin Regulations. (a) The Company will not, and will not permit any Subsidiary to, use the proceeds of the Loans for any purpose other than for the general corporate purposes of the Company and the Subsidiaries, including working capital, capital expenditures and acquisitions. The Company will not, and will not permit any Subsidiary to, use any part of the proceeds of any Loan, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors, including Regulations T, U and X.

(b) The Borrower shall not request any Borrowing, and each of the Company and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country except (A) as otherwise permitted pursuant to a license granted by the Office of Foreign Assets Control of the U.S. Department of the Treasury or (B) otherwise to the extent permissible for a Person required to comply with Sanctions or (iii) in any manner that would result in the violation of any Sanctions by any party hereto.

(c) The Company will not, and will not permit any Subsidiary to, use the proceeds of any Loan in Switzerland unless and until (i) use in Switzerland is possible without Swiss Withholding Tax consequences under the Swiss taxation laws in force from time to time or (ii) it is confirmed in a tax ruling by the Swiss Federal Tax Administration that any use in Switzerland is possible without Swiss Withholding Tax consequences.

SECTION 6.10. Leverage Ratio. Commencing on December 31, 2021, the Company will not permit the Leverage Ratio at any time (a) on and after December 31, 2021 and prior to March 31, 2023, to exceed 5.00:1.00, and (b) on and after March 31, 2023, to exceed 4.00:1.00.

SECTION 6.11. Minimum Liquidity. From and after the Closing Date and prior to December 31, 2021, the Company will not permit Liquidity at any time to be less than US$300,000,000.

SECTION 6.12. Investments and Acquisitions. The Company will not, and will not permit any Subsidiary (other than any Excluded Subsidiary) to, purchase or acquire (including pursuant to any merger or consolidation with any Person that was not a Wholly Owned Subsidiary prior to such merger or consolidation), hold, make or otherwise permit to exist any Investment in any other Person, or make any Acquisition, except:

(a) Investments in Permitted Investments and Investments that were Investments in Permitted Investments when made;

(b) Investments existing on May 5, 2020 in Subsidiaries and other Investments existing on May 5, 2020 (but, in each case, not any additions thereto (including any capital contributions) made after such date);

(c) investments by the Company and the Subsidiaries in Equity Interests in their Subsidiaries; provided that (i) such investees are Subsidiaries prior to such investments and (ii) the aggregate amount of such investments by the Loan Parties in, and Guarantees under clause (e)(ii) below by the Loan Parties of Indebtedness and other obligations of, Subsidiaries that are not Loan Parties (excluding all such investments, loans, advances and Guarantees (A) existing on May 5, 2020 and permitted by clause (b) above or (B) consisting of investments made using cash, Permitted Investments or other cash equivalents) shall not exceed US$100,000,000 at any time outstanding;

(d) loans or advances made by the Company or any Subsidiary to the Company or any Subsidiary; provided that the Indebtedness resulting therefrom is permitted by Section 6.01(c);

(e) (i) Guarantees by the Company or any Domestic Subsidiary (other than a Borrower Group Member) of Indebtedness or other obligations of the Company or any Subsidiary created under (A) the Company Credit Agreement, provided that Indebtedness under the Company Credit Agreement guaranteed by such Guarantee is permitted by Section 6.01(y) or (B) the definitive documentation governing any Indebtedness permitted by Section 6.01(y) that extends, renews, refinances or replaces the Company Credit Agreement or (ii) Guarantees by the Company or any Subsidiary of Indebtedness or other obligations of the Company or any Subsidiary (including any such Guarantees arising as a result of any such Person being a joint and several co-applicant with respect to any letter of credit or letter of guaranty); provided that, in the case of this clause (ii), the aggregate amount of Indebtedness and other obligations of Subsidiaries that are not Subsidiary Loan Parties that is Guaranteed by the Company or any Subsidiary Loan Party shall be subject to the limitation set forth in clause (c) above;

(f) (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, (ii) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of account debtors or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and (iii) deposits, prepayments and other credits to suppliers, licensors or other counterparties made in the ordinary course of business;

(g) Investments made as a result of the receipt of noncash consideration from any sale, transfer or other disposition of any asset in compliance with Section 6.08;

(h) Investments by the Company or any Subsidiary that result solely from the receipt by the Company or any Subsidiary from any of its Subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof);

(i) Investments in the form of Swap Agreements that are entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual or anticipated exposure (other than in respect of Equity Interests or Indebtedness of the Company or any Subsidiary) or to cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) or exchange rates with respect to any interest bearing or non-US Dollar denominated liability or investment of the Company or any Subsidiary;

(j) payroll, travel and similar advances to directors, officers, employees and consultants of the Company or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of the Company or such Subsidiary for accounting purposes and that are made in the ordinary course of business;

(k) loans or advances to directors, officers, employees and consultants (or their respective estates, heirs, family members, spouses and former spouses, domestic partners and former domestic partners or beneficiaries under their respective estates) of the Company or any Subsidiary (i) in connection with such Person’s purchase of Equity Interests in the Company, provided that no cash or Permitted Investments is actually advanced pursuant to this clause (i) other than to pay Taxes due in connection with such purchase, and (ii) for other purposes, provided that the aggregate amount of Investments permitted by this clause (ii) shall not exceed US$10,000,000 at any time outstanding;

(l) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers;

(m) Guarantees of obligations of any Subsidiary in respect of leases (other than Capital Lease Obligations) and Guarantees of other obligations of any Subsidiary or the Company that do not constitute Indebtedness;

(n) Investments held by a Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into the Company or a Subsidiary in a transaction permitted hereunder) after the Closing Date; provided that such Investments exist at the time such Person becomes a Subsidiary (or is so merged or consolidated) and are not made in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation);

(o) any Acquisition or other Investment to the extent consideration therefor is paid solely with shares of common stock in the Company;

(p) any other Acquisition or other Investment; provided that, immediately prior to the consummation thereof, and immediately after giving pro forma effect thereto, including to any related incurrence of Indebtedness, (i) no Event of Default shall have occurred and be continuing and (ii) the Company shall be in pro forma compliance with the covenant set forth in Section 6.10 (whether or not then in effect and, prior to December 31, 2021, using the covenant level specified for December 31, 2021);

(q) any Investment made in connection with any Securitization Transaction permitted by Sections 6.01 and 6.02;

(r) Investments by the Company or any other Loan Party in any Subsidiary that is not a Loan Party to the extent made with cash, Permitted Investments or cash equivalents necessary to fund an Acquisition or Investment permitted by clause (p) above or clause (v) below;

(s) to the extent constituting Investments, sales, transfers and other dispositions permitted by Sections 6.08(m), 6.08(n), 6.08(p) and 6.08(s);

(t) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Company and its Subsidiaries;

(u) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(v) any other Acquisition or other Investment; provided that (i) the aggregate amount of Acquisitions and other Investments permitted by this clause (v) shall not exceed US$500,000,000 at any time outstanding and (ii) in addition to the limitation set forth in clause (i), the aggregate amount of Investments permitted by this clause (v) that do not constitute Acquisitions shall not exceed US$150,000,000 at any time outstanding; and

(w) Investments in the form of Permitted Call Spread Swap Agreements.

Notwithstanding anything to the contrary in this Section or any other provision of this Agreement, no Investment in the form of a transfer of (i) Equity Interests in any Subsidiary held by the Company or any other Loan Party to any Subsidiary that is not a Loan Party shall be permitted by this Section 6.12 unless such transfer is also permitted by and made in reliance on Section 6.08(m), 6.08(n), 6.08(q) or 6.08(s) or (ii) Intellectual Property by the Company or any other Loan Party to any Subsidiary that is not a Loan Party shall be permitted by this Section 6.12 unless such transfer is also permitted by and made in reliance on Section 6.08(e), 6.08(m) or 6.08(q); provided that, in each case under clauses (i) and (ii), any such transfer by any Borrower Group Member to the Company or any Subsidiary (other than a Borrower Group Member) is also permitted by and made in reliance on the last paragraph of Section 6.08.

SECTION 6.13. Maintenance of the Borrower as a Wholly Owned Subsidiary. Notwithstanding anything to the contrary herein, the Company will not permit the Borrower to cease to be a Wholly Owned Subsidiary; provided that this Section 6.13 shall not prohibit any merger or consolidation of the Borrower consummated in accordance with Section 6.04 or 6.08 so long as the surviving or continuing Person shall be a Wholly Owned Subsidiary that is a CFC Holdco, a Domestic Subsidiary and a Loan Party.

SECTION 6.14. Limitation on Certain Prepayments and Reductions. The Company will not, and will not permit any Subsidiary to, (a) so long as any Loans are outstanding, make any voluntary prepayment of any loan under the Company Credit Agreement (provided, however, that nothing in this clause (a) shall restrict the making of any prepayment of any loan under the Company Credit Agreement if, substantially concurrently with the making of such prepayment, a letter of credit with a face amount approximately equal to the amount of such prepayment is issued under the Company Credit Agreement), (b) so long as the aggregate amount of commitments under the Company Credit Agreement exceeds the sum of the aggregate principal amount of loans and the aggregate amount of other revolving credit exposures under the Company Credit Agreement, make any borrowing of Loans hereunder or (c) voluntarily terminate or reduce the aggregate amount of commitments under the Company Credit Agreement. For the avoidance of doubt, this Section 6.14 shall not prohibit, substantially concurrently with the effectiveness of this Agreement on the Closing Date, the permanent reduction of “Tranche 1 Commitments” (as defined in the Company Credit Agreement) of each Lender (or its Affiliates) under the Company Credit Agreement and the prepayment of the “Tranche 1 Revolving Loans” (as defined in the Company Credit Agreement) held by each such Lender (or its Affiliates) under the Company Credit Agreement, in each case in an aggregate amount, or aggregate principal amount, as applicable, equal to the amount of the Commitment provided by such Lender under this Agreement.

SECTION 6.15. Designation under Existing Indentures. The Company will not designate this Agreement as, or take any action that would cause this Agreement to be designated as or would require the Company to designate this Agreement as, the Company’s “Credit Agreement” (as defined in any Existing Indenture) for the purposes of any Existing Indenture.

SECTION 6.16. Additional Limitations on Borrower Group Members. Notwithstanding anything to the contrary herein:

(a) the Borrower will not, and the Company will not permit any Borrower Group Member that is a Loan Party to, sell, transfer, lease or otherwise dispose of (including by way of a Restricted Payment or an Investment or a merger or consolidation) any assets to, or otherwise engage in any other transactions with, any other Borrower Group Member that is a Loan Party, in each case, to the extent such sale, transfer, lease, disposition or other transaction would materially impair the value of the Guarantees of the Obligations provided by such Borrower Group Members, taken as a whole; provided that any such sale, transfer, lease, disposition or other transaction that the Company reasonably determines would not so materially impair the value of such Guarantees shall be deemed to not do so if the Administrative Agent has not objected thereto by written notice to the Company within five Business Days after written notice thereof (providing reasonable detail regarding the proposed transaction) is provided to the Administrative Agent; provided further that this clause (a) shall not prohibit (i) sales, transfers or other dispositions (including by way of a Restricted Payment or an Investment) of cash, Permitted Investments, other cash equivalents or evidences of Indebtedness or (ii) any Permitted Borrower Group Transaction; or

(b) the Borrower will not, and the Company will not permit any Borrower Group Member to, take any action that would cause any Borrower Group Member to become a “Designated Subsidiary” under the Company Credit Agreement.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee payable hereunder or any Loan Party shall fail to pay any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation, warranty or statement made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Company or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a) or 5.03 (with respect to the Company’s or the Borrower’s existence) or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any grace period applicable thereto);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, but after giving effect to any grace period applicable thereto) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf or, in the case of any Swap Agreement (other than Permitted Call Spread Swap Agreements), the applicable counterparty, or, in the case of a Securitization Transaction the purchasers or lenders thereunder, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or, in the case of any Swap Agreement (other than Permitted Call Spread Swap Agreements) or Securitization Transaction, to cause the termination thereof; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due (or which the applicable counterparties may cause to become due or require the prepayment, repurchase, redemption or defeasance thereof) as a result of the voluntary sale or transfer of the assets securing such Indebtedness, (ii) any Indebtedness that becomes due (or which the applicable counterparties may cause to become due or require the prepayment, repurchase, redemption or defeasance thereof) as a result of a voluntary prepayment, repurchase, redemption or defeasance thereof, or any refinancing thereof, permitted under this Agreement or (iii) any conversion of Permitted Convertible Notes or the occurrence of any event or satisfaction of any condition that permits such conversion;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization (including by way of scheme of arrangement), judicial management or other relief in respect of the Company or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, judicial manager or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization (including by way of voluntary arrangement or scheme of arrangement) or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership, judicial management or similar law now or hereafter in effect (other than any liquidation or dissolution of a Material Subsidiary permitted under Section 6.04(a)(ii)), (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, judicial manager or similar official for the Company or any Material Subsidiary or for a substantial part of its assets (other than in connection with any liquidation or dissolution of a Material Subsidiary permitted under Section 6.04(a)(ii)), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(j) the Company or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of US$30,000,000 (to the extent not covered by insurance) shall be rendered against the Company, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days from the date on which payment of such judgment is due during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Material Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) any Guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except as expressly provided in Section 9.14; or

(n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Company or the Borrower described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent of, and shall at the request of, the Required Lenders, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Loans at the time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Company or the Borrower described in clause (h) or (i) of this Section, the Commitments shall immediately and automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall immediately and automatically become due and payable, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Agents

Each of the Lenders hereby irrevocably appoints the entities named as the Administrative Agent and the London Agent in the heading of this Agreement, and their successors in such capacities, to serve as the Administrative Agent and the London Agent, respectively, under the Loan Documents and authorizes the Agents to take such actions and to exercise such powers as are delegated to the Agents by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the foregoing, each of the Lenders hereby authorizes each Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which such Agent is a party, and to exercise all rights, powers and remedies that such Agent may have under such Loan Documents.

Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial adviser or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents, and in performing its function and duties hereunder and under the other Loan Documents, each Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its function and duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing, (a) the Agents do not assume, and shall not be deemed to have assumed, any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or other Person, other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Agents is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), and each Lender agrees that it will not assert any claim against any Agent based on an alleged breach of fiduciary duty by such Agent in connection with this Agreement, any other Loan Document and/or the transactions contemplated hereby or thereby, (b) the Agents shall not have any duty to take any discretionary action or to exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agents are required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the applicable Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02); provided that no Agent shall be required to take any action that, in its opinion, could expose such Agent to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any Subsidiary or other Affiliate thereof that is communicated to or obtained by them or any of their Affiliates in any capacity. Neither any Agent nor any of its Related Parties shall be liable for any action taken or not taken by them with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the applicable Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02) or in the absence of their own gross negligence or wilful misconduct (such absence to be presumed for purposes of this Article VIII unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment). Each Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to such Agent by the Company or a Lender, and the Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered under any Loan Document or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, value, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to such Agent, or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to such Agent. Notwithstanding anything herein to the contrary, the Agents shall not have any liability arising from, or be responsible for any loss, cost or expense suffered by any Lender as a result of, (A) any determination of any Revolving Credit Exposure or the component amounts thereof, (B) any determination of the Exchange Rate or the US Dollar Equivalent, (C) any determination of the Average COF Rate, (D) any determination that any Lender is a Defaulting Lender, or the effective date of such status, it being further understood and agreed that no Agent shall have any obligation to determine whether any Lender is a Defaulting Lender, and (E) any determination it makes as contemplated by the definition of the terms “Designated Subsidiary” or “Guarantee Requirement” or by Section 5.08. Each Lender agrees that nothing in this Agreement shall require any Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its functions or duties under the Loan Documents or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Each Agent shall be entitled to rely upon, and shall not incur any liability for acting or not acting upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (including, if applicable, a Financial Officer). Each Agent also may rely upon, and shall not incur any liability for acting or not acting upon, any statement made to it orally or by telephone and believed by it to be made by the proper Person (including, if applicable, a Financial Officer), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender sufficiently in advance to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Agents may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04 and may rely on the Register to the extent set forth in Section 9.04(c).

Each Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any of and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as the Administrative Agent or the London Agent, as applicable. No Agent shall be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

Subject to the terms of this paragraph, each Agent may resign at any time from its capacity as such. In connection with such resignation, the retiring Agent shall give notice of its intent to resign to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its intent to resign, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. Notwithstanding the foregoing, in the event no successor Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its intent to resign, the retiring Agent may give notice of the effectiveness of its resignation to the Lenders and the Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the retiring Agent for the account of any Person other than such Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the retiring Agent shall also directly be given or made to each Lender. After an Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Each Lender irrevocably authorizes the Administrative Agent (a) to determine (it being understood that such determination will be made jointly with the Company), in connection with any Subsidiary that is a Foreign Subsidiary becoming a Subsidiary Loan Party pursuant to the Guarantee Agreement after the Closing Date, the terms and conditions of any limitations to be set forth in the Guarantee Agreement with respect to such Subsidiary as contemplated by the form of the supplement attached to the Guarantee Agreement and (b) to make any determination contemplated by the definition of the terms “Designated Subsidiary” or “Guarantee Requirement” or by Section 5.08, it being understood and agreed that (i) the Administrative Agent shall not have any liability arising from any such determination and (ii) in connection with any such determination, the Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties) selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel or in reliance upon such certification.

Except with respect to the exercise of setoff rights in accordance with Section 9.08 (or any similar provision in any other Loan Document) or with respect to a Guaranteed Party’s right to file a proof of claim in an insolvency proceeding, no Guaranteed Party (other than the Administrative Agent) shall have any right individually to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Guaranteed Parties in accordance with the terms thereof. It is understood and agreed that the availability of benefits of the Guarantee of the Obligations to any Guaranteed Party that is not a party hereto is made available on an express condition that, and is subject to, such Guaranteed Party not asserting that it is not bound by the appointments and other agreements expressed in this Article to be made, or deemed herein to be made, by such Guaranteed Party.

In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, each Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on the Company or the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other obligations under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and such Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.16, 2.17 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to such Agent and, in the event that such Agent shall consent to the making of such payments directly to the Lenders, to pay to such Agent any amount due to it, in its capacity as Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations or the rights of any Lender, or to vote in respect of the claim of any Lender in any such proceeding.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon either Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon either Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement, or delivering its signature page to an Assignment and Assumption pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on or prior to the Closing Date.

Notwithstanding anything herein to the contrary, no Arranger and no Person listed on the cover page of this Agreement as a “Co-Syndication Agent” or a “Co-Documentation Agent” shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender), but all such Persons shall have the benefit of the exculpatory provisions, expense reimbursement and indemnities to the extent provided for hereunder or in any other Loan Documents.

Each Lender (a) represents and warrants, as of the date such Person became a Lender party hereto, to, and (b) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent or the London Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) in the immediately preceding paragraph is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding paragraph, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that neither Agent is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent or the London Agent under this Agreement, any other Loan Document or any documents related hereto or thereto).

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or electronic communication (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i) if to the Company, to it at 1111 Expedia Group Way W, Seattle, WA 98119, Attention of Treasurer (Facsimile No. (425) 679-3163) and of General Counsel (Facsimile No. (425) 679-7251; email: bdzielak@expedia.com), and if to the Borrower, to it in care of the Company as set forth above;

(ii) if to the Administrative Agent or the London Agent, to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, Ops 2, 3rd Floor, Newark, Delaware 19713, Attention of Demetrius Dixon (Facsimile No. (302) 634-3301; email: Demetrius.Dixon@jpmorgan.com), with a copy to email: 12012443630@tls.ldsprod.com; and

(iii) if to any Lender, to it at its address (or facsimile number or email) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, and notices sent by facsimile shall be deemed to have been given when sent; provided that, if not given during normal business hours for the recipient, notices shall be deemed to have been given at the opening of business on the next Business Day for the recipient; and notices delivered through email or other electronic communications as provided in paragraph (b) of this Section shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished using any Approved Electronic Platform pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article using an Approved Electronic Platform. Any notices or other communications to any Agent, the Company or the Borrower may, in addition to email, be delivered or furnished by other electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement) and (ii) notices or communications posted to an Approved Electronic Platform shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its address, telephone number, email address or facsimile number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any change by a Lender, by notice to the Company and the Administrative Agent).

(d) Each of the Company and the Borrower agrees that the Agents may, but shall not be obligated to, make any Communication by posting such Communication on an Approved Electronic Platform. Any Approved Electronic Platform used by the Agents is provided “as is” and “as available”. None of the Agents or any of their Related Parties warrants, or shall be deemed to warrant, the adequacy of any Approved Electronic Platform and the Agents expressly disclaim liability for errors or omissions in the Communications. None of the Agents or any of their Related Parties is responsible for approving or vetting the representatives or contacts of any Lender that are added to any Approved Electronic Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Agents or any of their Related Parties in connection with the Communications or any Approved Electronic Platform. In no event shall any Agent or any of its Related Parties have any liability to any Loan Party, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental, consequential or punitive damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or any Agent’s transmission of Communications through an Approved Electronic Platform, except to the extent that such direct (but not, for the avoidance of doubt, indirect, special, incidental, consequential or punitive) losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of any Agent or any of its Related Parties.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by either Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of a Loan shall not be construed as a waiver of any Default, regardless of whether either Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Except as set forth in Section 2.14(b), neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Company, the Borrower and the Required Lenders, or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are party thereto, in each case with the consent of the Required Lenders; provided that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Company, the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least 10 Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within 10 Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender, (B) reduce the principal amount of any Loan or reduce the rate of interest thereon (other than as a result of any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.13(c)), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (C) postpone the scheduled maturity date of any Loan, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, or waive, amend or modify Section 7.01(a), without the written consent of each Lender affected thereby, (D) change Section 2.18(b) or 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (E) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, or (F) release Guarantees representing all or substantially all the value of the Guarantees under the Guarantee Agreement, or limit the liability of the Company or any Subsidiary Loan Parties in respect of such Guarantees, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or obligations of either Agent hereunder without the prior written consent of such Agent. Notwithstanding the foregoing, (i) no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (A), (B) or (C) of clause (ii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification, and (ii) any provision of this Agreement may be amended by an agreement in writing entered into by the Company, the Borrower, the Administrative Agent and the Lenders that will remain parties hereto after giving effect to such amendment if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement and (z) after giving effect to such amendment and all contemporaneous repayments of Loans and reductions of Commitments, the sum of the total Revolving Credit Exposures shall not exceed the total Commitments.

(c) The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents, the Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of one firm of counsel for the Agents and, if deemed reasonably necessary by the Agents, one firm of local counsel in each appropriate jurisdiction, in connection with the arrangement and the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Agents or any Lender, including the fees, charges and disbursements of any counsel for the Agents or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Agents (and any sub-agent thereof), the Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the arrangement and the syndication of the credit facility provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Company or any of the Subsidiaries, or any Environmental Liability related in any way to the Company or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Company or any Affiliate thereof; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to either Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for either Agent (or any such sub-agent) in connection with such capacity. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Credit Exposures and unused Commitments at the time (or most recently outstanding and in effect).

(d) To the extent permitted by applicable law, the Company and the Borrower shall not assert, or permit any of their Affiliates or Related Parties to assert, and each hereby waives, any claim against any Agent (and any sub-agent thereof), any Arranger, any Lender or any Related Party of any of the foregoing Persons, (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet and any Approved Electronic Platform) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions or any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except in accordance with Section 6.04(a), neither the Company nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any of them without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and the Arrangers and, to the extent expressly contemplated hereby, the sub-agents of the Agents and the Related Parties of any of the Agents, the Arrangers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A) the Company; provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; provided further that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof; and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$10,000,000 unless each of the Company and the Administrative Agent otherwise consents; provided that (x) no such consent of the Company shall be required if an Event of Default has occurred and is continuing and (y) the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on an Approved Electronic Platform), together with a processing and recordation fee of US$3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including United States (Federal or State) and foreign securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on an Approved Electronic Platform) executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section and any written consent to such assignment required by this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Company, the Borrower or the Administrative Agent, sell participations to one or more Eligible Assignees (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (A) through (F) of clause (ii) of the first proviso to Section 9.02(b) that directly affects such Participant and requires the approval of all the Lenders or all the affected Lenders. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, each Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that either Agent, any Arranger or any Lender or any Affiliate or Related Party of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended thereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan, any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17, 2.18(b), 2.18(c), 9.03, 9.08, 9.09, 9.10, 9.17 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the deemed agreements of the Lenders and, if applicable, their Affiliates entered into prior to the Closing Date in connection with the credit facility established herein and any commitment advices submitted by them (but do not supersede any provisions of any engagement letter or fee letter entered into with the Administrative Agent or any Arranger (or any separate letter agreements with respect to fees payable to the Administrative Agent or any Arranger) that do not by the terms of such documents terminate upon the effectiveness of this Agreement). Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page (including any Electronic Signature) of this Agreement, any other Loan Document or any document, amendment, approval, consent, information, notice (including any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) by fax, emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart hereof or thereof. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by fax, emailed pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require any Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent any Agent has agreed to accept any Electronic Signature, the Agents and the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of any agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each of the parties hereto hereby (A) agrees that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agents, the Lenders and the Loan Parties, Electronic Signatures transmitted by fax, emailed pdf or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) each other party hereto may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto, and (D) waives any claim against any other party hereto or any Related Party of any such Person for any losses, claims, demands, damages, penalties, liabilities and expenses of any kind, on any theory of liability, arising solely from reliance by any party hereto on or use of Electronic Signatures and/or transmissions by fax, emailed pdf or any other electronic means that reproduces an image of an actual executed signature page, including any losses, claims, demands, damages, penalties, liabilities and expenses of any kind, on any theory of liability, arising as a result of the failure of any such Person to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provision with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or by such an Affiliate, to or for the credit or the account of the Company or the Borrower against any of and all the obligations then due of the Company or the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement. The rights of each Lender and each of its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or Affiliate may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the Company and the Borrower hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such United States District Court or, if that court does not have subject matter jurisdiction, such Supreme Court. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any other party hereto or its property in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) The Borrower hereby irrevocably designates, appoints and empowers the Company, and the Company hereby accepts such appointment, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding arising out of or relating to this Agreement and any other Loan Document. Such service may be made by mailing or delivering a copy of such process to the Borrower in care of the Company at the Company’s address used for purposes of giving notice under Section 9.01, and the Borrower hereby irrevocably authorizes and directs the Company to accept such service on its behalf.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. (a) Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, other than, in the case of any such disclosure to a Participant or a prospective Participant, any such Participant or prospective Participant that shall have been identified, or is actually known to the disclosing Person to be an Affiliate of any Person identified, on Schedule 9.12, as such Schedule may be supplemented by the Company from time to time by a writing delivered to the Administrative Agent (it being understood and agreed that no Lender shall have any obligation to determine whether any Participant, or any prospective Participant, that is not identified on Schedule 9.12 is an Affiliate of any Person identified on such Schedule) or (B) any actual or prospective counterparty to any swap or derivative transaction relating to the Company, any Subsidiary or any of their respective obligations, (vii) with the consent of the Company, (viii) to the extent such Information (A) is or becomes publicly available other than as a result of a breach of this Section or (B) is or becomes available to either Agent or any Lender on a nonconfidential basis from a source other than the Company or the Borrower, (ix) to any credit insurance providers, (x) subject to an agreement containing provisions at least as restrictive as those of this Section, to (A) any rating agency in connection with rating the Company or the Subsidiaries or the credit facilities provided for herein or (B) the CUSIP Service Bureau in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein or (xi) to market data collectors, including league table providers, and other services providers to the lending industry, in each case, information of the type routinely provided to such service providers. For the purposes of this Section, “Information” means all information received from the Loan Parties relating to the Company, its Subsidiaries or their business, other than any such information that is available to either Agent or any Lender on a nonconfidential basis prior to disclosure by a Loan Party; provided that, in the case of information received from a Loan Party after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) Each of the Agents, the Borrower and the Company agrees to keep each COF Rate (but not the Average COF Rate) confidential and not to disclose it to any other Person, and the Company further agrees to cause its Subsidiaries not to disclose any COF Rate to any other Person, except that (i) in the event a Eurocurrency Borrowing is to bear interest by reference to the Average COF Rate as provided in Section 2.14, the Administrative Agent shall promptly disclose the COF Rate of each Lender, as communicated by such Lender to the Administrative Agent, to the Borrower, and (ii) each of the Agents, the Borrower and the Company may disclose any COF Rate (i) to any of its Affiliates and any of its or their respective Related Parties or auditors; provided that any such Person to whom such COF Rate is to be disclosed is informed in writing of its confidential nature and that it may be price-sensitive information; provided further that there shall be no requirement to so inform such Person if, in the opinion of the disclosing party, it is not practicable to do so under the circumstances, (ii) to any Person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the Person to whom such COF Rate is to be disclosed is informed in writing of its confidential nature and that it may be price-sensitive information; provided that there shall be no requirement to so inform such Person if, in the opinion of the disclosing party, it is not practicable to do so under the circumstances, (iii) to the extent required by applicable law or by any subpoena or similar legal process, and (iv) the Agents, the Borrower, the Company or any of its Subsidiaries may disclose any COF Rate to any Person (x) with the consent of the relevant Lender, (y) pursuant to applicable law or compulsory legal process and (z) to the extent customary or required in any public or regulatory filing. The Agents, the Borrower and the Company agree to, and the Company shall cause its Subsidiaries to, to the extent permitted by applicable law, (x) inform each relevant Lender of the circumstances of any disclosure made pursuant to this paragraph and (y) notify each relevant Lender upon becoming aware that any information has been disclosed in breach of this paragraph. No Default or Event of Default shall arise under Section 7.01(e) solely by reason of the failure of the Borrower or the Company to comply with this paragraph.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB to the date of repayment, shall have been received by such Lender.

SECTION 9.14. Release of Guarantees. (a) If the Company shall request the release of any Subsidiary Loan Party (other than the Borrower) from its obligations under the Loan Documents (i) upon the consummation of any transaction permitted by this Agreement (for the avoidance of doubt, as in effect from time to time) as a result of which such Subsidiary Loan Party ceases to be a Subsidiary or (ii) at such time as such Subsidiary Loan Party immediately prior to giving effect to such release (but giving effect to any substantially concurrent repayment (in whole or in part) or release of any obligation under any Indebtedness) is not a Designated Subsidiary (but, in the case of this clause (ii), without giving effect to clause (iii) of the definition of such term and, in the case of any Subsidiary that was a Designated Subsidiary pursuant to clause (c) of the definition of such term, without giving effect to any release thereof from the Guarantee of any other Indebtedness resulting from a payment or other collection on such Guarantee following demand for payment thereon in connection with a breach or default in respect of the underlying Indebtedness), and, in each case, the Company shall deliver to the Administrative Agent a certificate of a Financial Officer or other executive officer of the Company to the effect that the requirements of this paragraph to such release have been satisfied, then the Administrative Agent shall execute and deliver to the Company, at the Company’s expense, all documents that the Company shall reasonably request to evidence such release.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, the Guarantees provided under the Guarantee Agreement shall terminate when all the Obligations (other than contingent obligations for indemnification, expense reimbursement, tax gross-up, yield protection or otherwise, in each case as to which no claim has been made) have been indefeasibly paid in full and all Commitments have terminated or expired. In connection with any such termination pursuant to this paragraph, the Administrative Agent shall execute and deliver to the Company, at the Company’s expense, all documents that the Company shall reasonably request to evidence such termination.

(c) Any execution and delivery of documents by the Administrative Agent pursuant to this Section shall be without recourse to, or representation or warranty by, the Administrative Agent.

SECTION 9.15. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 9.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.16. Certain Notices. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA Patriot Act.

SECTION 9.17. No Fiduciary Relationship. Each of the Company and the Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Company, the Subsidiaries and their Affiliates, on the one hand, and the Agents, the Arrangers, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Arrangers, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. Each of the Company and the Borrower, on behalf of itself and its subsidiaries, acknowledges that each Agent, each Arranger and each Lender and their respective Affiliates may have economic interests that conflict with those of the Company, the Subsidiaries, their equityholders and/or their Affiliates. The Agents, the Arrangers, the Lenders and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Company, the Borrower and their Affiliates, and none of the Agents, the Arrangers, the Lenders or their Affiliates has any obligation to disclose any of such interests to the Company, the Borrower or any of their Affiliates. To the fullest extent permitted by law, each of the Company and the Borrower, on behalf of itself and its subsidiaries, agrees that it will not assert any claims against the Agents, the Arrangers, the Lenders and their Affiliates with respect to any breach or alleged breach of fiduciary duty in connection with this Agreement or any aspect of any transaction contemplated hereby.

SECTION 9.18. Non-Public Information. Each Lender acknowledges that all information furnished to it pursuant to this Agreement or any other Loan Document by or on behalf of the Company or any Subsidiary Loan Party and relating to the Company, the Subsidiaries or their respective businesses may include MNPI, and confirms that it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws.

All such information, including requests for waivers and amendments, furnished by the Company, any Subsidiary Loan Party or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Accordingly, each Lender represents to the Company, the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

SECTION 9.19. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among or between any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancelation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.20. Acknowledgement Regarding Any Supported QFCs. (a) To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “US Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(b) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a US Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the US Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a US Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the US Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the date first above written.

EXPEDIA GROUP, INC.

By:	/s/ Robert J. Dzielak
	Name:	Robert J. Dzielak
	Title:	Chief Legal Officer & Secretary

Expedia Group International Holdings III, LLC

By:	/s/ Robert J. Dzielak
	Name:	Robert J. Dzielak
	Title:	Chief Legal Officer & Secretary

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent and London Agent

By:	/s/ John G. Kowalczuk
	Name:	John G. Kowalczuk
	Title:	Executive Director

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO
CREDIT AGREEMENT OF
EXPEDIA GROUP INTERNATIONAL HOLDINGS III, LLC

Name of Lender: Bank of America, N.A.

By:	/s/ Eric Ridgway
	Name:	Eric Ridgway
	Title:	Director

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

EXPEDIA GROUP INTERNATIONAL HOLDINGS III, LLC

Name of Lender: BNP Paribas

By:	/s/ Stefano Locatelli
Name: Stefano Locatelli Title: Vice President

By:	/s/ Nicole Rodriguez
Name: Nicole Rodriguez Title: Director

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

EXPEDIA GROUP INTERNATIONAL HOLDINGS III, LLC

Name of Lender: Mizuho Bank, Ltd.

By:	/s/ Tracy Rahn
Name: Tracy Rahn Title: Executive Director

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

EXPEDIA GROUP INTERNATIONAL HOLDINGS III, LLC

Name of Lender: HSBC Bank USA, National Association

By:	/s/ Chris Burns
Name: Chris Burns Title: Senior Vice President

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

EXPEDIA GROUP INTERNATIONAL HOLDINGS III, LLC

Name of Lender: MUFG BANK, LTD.

By:	/s/ Ted Jurgielewicz
Name: Ted Jurgielewicz Title: Vice President

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

EXPEDIA GROUP INTERNATIONAL HOLDINGS III, LLC

Name of Lender: Royal Bank of Canada

By:	/s/ Jenny Wang
Name: Jenny Wang Title: Vice President

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

EXPEDIA GROUP INTERNATIONAL HOLDINGS III, LLC

Name of Lender: Sumitomo Mitsui Banking Corporation

By:	/s/ Richard Eisenberg
Name: Richard Eisenberg Title: Managing Director

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

EXPEDIA GROUP INTERNATIONAL HOLDINGS III, LLC

Name of Lender: U.S. Bank National Association

By:	/s/ Lukas Coleman
Name: Lukas Coleman Title: Vice President

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

EXPEDIA GROUP INTERNATIONAL HOLDINGS III, LLC

Name of Lender: THE BANK OF NOVA SCOTIA

By:	/s/ Michelle C. Phillips
Name: Michelle C. Phillips Title: Managing Director

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

EXPEDIA GROUP INTERNATIONAL HOLDINGS III, LLC

Name of Lender: GOLDMAN SACHS BANK USA

By:	/s/ Rebecca Kratz
Name: Rebecca Kratz Title: Authorized Signatory

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

EXPEDIA GROUP INTERNATIONAL HOLDINGS III, LLC

Name of Lender: STANDARD CHARTERED BANK

By:	/s/ James Beck
Name: James Beck Title: Associate Director

[Signature Page to Credit Agreement]

Schedule 1.01

Certain Disclosure

1.	The financial statements set forth in Part I, Item 1 of the Company's Quarterly Report on Form 10-Q for the fiscal period ended June 30, 2020 (but excluding the notes to such financial statements, except to the extent discussing events, conditions or circumstances to the extent arising out of, resulting from or relating to the COVID-19 pandemic) and the disclosures in Part I, Item 2 of such Quarterly Report to the extent discussing events, conditions or circumstances to the extent arising out of, resulting from or relating to the COVID-19 pandemic (but excluding, in any event, therefrom disclosures therein under the "Forward-Looking Statements" caption).

Schedule 2.01

Commitments

Lender	Commitment
JPMorgan Chase Bank, N.A.	US$	96,187,500.00
Bank of America, N.A.	US$	96,187,500.00
BNP Paribas	US$	96,187,500.00
Mizuho Bank, Ltd.	US$	96,187,500.00
HSBC Bank USA, National Association	US$	96,187,500.00
MUFG Bank, Ltd.	US$	57,712,500.00
Royal Bank of Canada	US$	57,712,500.00
Sumitomo Mitsui Banking Corporation	US$	57,712,500.00
U.S. Bank National Association	US$	57,712,500.00
The Bank of Nova Scotia	US$	57,712,500.00
Goldman Sachs Bank USA	US$	42,750,000.00
Standard Chartered Bank	US$	42,750,000.00
Total	US$	855,000,000.00

Schedule 3.06

Disclosed Matters

Litigation Relating to Hotel Occupancy Taxes

A number of jurisdictions in the United States have filed lawsuits against online travel companies, including Expedia Group companies such as Hotels.com, Expedia, Hotwire, Orbitz and HomeAway, claiming that such travel companies have failed to collect and/or pay taxes (e.g., occupancy taxes, business privilege taxes, excise taxes, sales taxes, etc.), as well as related claims such as unjust enrichment, restitution, conversion and violation of consumer protection statutes, and seeking monetary (including tax, interest, and penalties) and/or declaratory relief. In addition, we may file complaints contesting tax assessments made by states, counties and municipalities seeking to obligate online travel companies, including certain Expedia Group companies, to collect and remit certain taxes, either retroactively or prospectively, or both. Moreover, certain jurisdictions may require us to pay tax assessments prior to contesting any such assessments. This requirement is commonly referred to as “pay-to-play.” Payment of these amounts is not an admission that we believe we are subject to such taxes and, even when such payments are made, we continue to defend our position vigorously.

Actions Filed by Individual States, Cities and Counties

City of San Antonio, Texas Litigation. On May 8, 2006, the city of San Antonio filed a putative statewide class action in federal court against a number of online travel companies, including Expedia, Hotels.com, Hotwire, and Orbitz, alleging that the defendants failed to pay hotel accommodations taxes as required by municipal ordinance. On October 30, 2009, a jury verdict was entered finding that the defendant online travel companies “control hotels,” and awarding approximately $15 million for historical damages against the Expedia Group companies. The jury also found that defendants were not liable for conversion or punitive damages. On April 4, 2013, the court entered a final judgment holding the online travel companies liable for hotel occupancy taxes to counties and cities in the statewide class action. On April 11, 2016, the court entered an amended judgment including approximately $68 million in tax, interest and penalty amounts for the Expedia Group companies, including Orbitz, and the defendants appealed. On November 29, 2017, the Fifth Circuit issued an opinion reversing the district court and rendering judgment for the defendant online travel companies, finding that the amounts charged by the defendants for their services are not subject to the hotel accommodations taxes at issue. The district court entered final judgment in favor of the defendant online travel companies on March 28, 2018, and the defendants submitted their request for an award of reimbursable costs. On June 26, 2019, the district court granted in part the defendants’ request, awarding the defendants approximately $2.25 million in reimbursable costs. On July 26, 2019, plaintiffs filed a notice of appeal from a portion of that decision. On May 11, 2020, the Fifth Circuit affirmed the district court’s award to the defendant online travel companies of appeal bond costs against the city. On June 9, 2020, plaintiffs filed a petition for rehearing en banc with the Fifth Circuit. On July 6, the Fifth Circuit denied the petition. The city has indicated that it intends to file a petition for writ of certiorari to the United States Supreme Court. The defendants will oppose any such petition.

Nassau County, New York Litigation. On October 24, 2006, the county of Nassau, New York filed a putative statewide class action in federal court against a number of online travel companies, including Expedia, Hotels.com, Hotwire, and Orbitz, which was subsequently dismissed and refiled in state court. The complaint alleged that the defendants failed to pay hotel accommodation taxes as required by local ordinances to certain local governments in New York. The trial court certified the case as a class action, but the New York Supreme Court Appellate Division reversed that order. Additional county/city plaintiffs subsequently joined the case as intervenor plaintiffs. On December 2, 2016, the court granted defendants’ motion for summary judgment with respect to Nassau County’s claims on the grounds that the enabling statute for plaintiff’s tax ordinance did not impose a tax on defendants’ fees. On March 22, 2017, the court granted defendants’ motion for summary judgment against the additional intervenor plaintiffs. Nassau County and the intervenor-plaintiffs appealed the court’s dismissal of their claims and that appeal remains pending.

Pine Bluff, Arkansas Litigation. On September 25, 2009, Pine Bluff Advertising and Promotion Commission and Jefferson County filed a class action against a number of online travel companies, including Expedia, Hotels.com, Hotwire and Orbitz alleging that defendants failed to collect and/or pay taxes under hotel tax occupancy ordinances. The court denied defendants' motion to dismiss and granted plaintiffs' motion for class certification. Defendants appealed the class certification decision and, on October 10, 2013, the Arkansas Supreme Court affirmed that decision. On February 1, 2018, the trial court granted plaintiffs’ motion for summary judgment and denied defendants’ motion for summary judgment on the issue of tax liability. Defendants appealed, and the plaintiffs filed a motion to dismiss the appeal as premature. On December 12, 2019 the Arkansas Supreme Court dismissed the appeal as premature and remanded for further proceedings in the trial court. The matter is currently pending in the trial court on damages issues. The prosecuting attorney for the Arkansas Sixth Judicial District filed a Complaint in Intervention, purportedly on behalf of the State of Arkansas, which the trial court granted, over defendants’ objections, in an order dated February 19, 2020. Defendants filed a motion to dismiss the complaint in intervention on March 20, 2020, which the court denied on May 11, 2020. The intervenor filed a motion for partial summary judgment on liability on March 26, 2020, which remains pending.

State of Mississippi Litigation. On December 29, 2011, the State of Mississippi brought suit against a number of online travel companies, including Expedia, Hotels.com, Hotwire and Orbitz. The complaint included claims for declaratory judgment, injunctive relief, violations of state sales tax statute and local ordinances, violation of Consumer Protection Act, conversion, unjust enrichment, constructive trust, money had and received and joint venture liability. On October 19, 2018, the court entered an agreed order dismissing the Consumer Protection Act claim. The parties filed cross motions for partial summary judgment and, on July 2, 2019, the trial court granted the State of Mississippi’s motion and denied the defendant online travel companies’ cross motion. On July 23, 2019, defendants filed a petition for interlocutory review of the trial court’s partial summary judgment decision, which was denied by the Mississippi Supreme Court on December 12, 2019. On July 30, 2019, defendants filed a motion to stay further proceedings in the trial court, which the trial court denied on October 1, 2019. On October 4, 2019, defendants filed a motion to stay the trial court proceedings with the Mississippi Supreme Court, which that Court dismissed as moot after denying defendants’ petition for interlocutory appeal. The matter is currently pending in the trial court on damages issues. On March 5, 2020, the parties filed cross motions for summary judgment on damages issues; the court heard argument on those motions on June 17, 2020 and the parties await a ruling. A trial on damages issues is currently scheduled for October 2020.

Arizona Cities Litigation. Tax assessments were issued in 2013 by 12 Arizona cities (Apache Junction, Chandler, Flagstaff, Glendale, Mesa, Nogales, Peoria, Phoenix, Prescott, Scottsdale, Tempe and Tucson) against a group of online travel companies including Expedia, Hotels.com, Hotwire and Orbitz. The online travel companies protested and petitioned for redetermination of the assessments. On May 28, 2014, the Municipal Tax Hearing Officer granted the online travel companies' protests and ordered the cities to abate the assessments. The cities appealed to the Arizona Tax Court, which granted the cities' motion for summary judgment in part and denied it in part on April 20, 2016. The parties filed cross appeals, and, on September 6, 2018, the Arizona Court of Appeals affirmed in part and reversed in part the Arizona Tax Court’s decision. The Arizona Supreme Court accepted review and, on September 9, 2019, issued a decision affirming in part, reversing in part and remanding the case for further proceedings. The matter is currently pending in the Arizona Tax Court on damages issues.

State of Louisiana/City of New Orleans Litigation. On August 24, 2016, the State of Louisiana Department of Revenue and the City of New Orleans filed a lawsuit in Louisiana state court against a number of online travel companies, including Expedia, Hotels.com, Hotwire, Orbitz and Egencia. The complaint alleges claims for declaratory judgment, violation of state and city tax laws, unfair trade practices, breach of fiduciary duty, and imposition of a constructive trust. The defendant online travel companies filed a motion for judgment on the pleadings seeking dismissal of plaintiffs’ common law and unfair trade practices claims. On March 6, 2017, the court denied the motion. Defendants' applications for a supervisory writ to appeal the court's decision were denied by the Louisiana Court of Appeals and the Louisiana Supreme Court. On June 24, 2019, the plaintiffs filed a motion for partial summary judgment, which the defendants will oppose. On August 23, 2019, the City of Baton Rouge and the Parish of East Baton Rouge filed a petition to intervene in the lawsuit, which the court granted on September 9, 2019. On August 27, 2019, a Special Master was assigned to the case. On November 1, 2019, St. Tammany Parrish filed a motion to intervene in the lawsuit, which the court granted on January 2, 2020. On December 23, 2019, the Lafayette Parish School System, the Rapides Parish Police Jury, the Bossier City-Parish Sales and Use Tax Division; the City of Monroe and the Caddo-Shreveport Sales and Use Tax Commission filed a motion for leave to intervene, which the court granted on January 24, 2020. On December 26, 2019, Calcasieu Parish Sales and Use Tax Department also filed a motion for leave to intervene, which the court granted on April 22, 2020.

Jefferson Parish, Louisiana Litigation. On January 2, 2019, Jefferson Parish, Louisiana filed a lawsuit in Louisiana state court against a number of online travel companies, including Expedia, Hotels.com, Hotwire, Orbitz and Egencia. The complaint alleges claims for declaratory judgment, violation of state and local tax laws, unfair trade practices, breach of fiduciary duty, and imposition of a constructive trust. On March 22, 2019, the defendant online travel companies filed a motion for judgment on the pleadings seeking dismissal of plaintiff’s common law and unfair trade practices claims. On June 12, 2019, the court granted the motion in part and denied the motion in part. On May 27, 2020, the defendants filed a motion for summary judgment.as to liability issues; on June 24, 2020, the plaintiff filed a cross motion for summary judgment as to liability issues. Both motions remain pending.

In addition, HomeAway is a party in the following proceedings:

Palm Beach, Florida Litigation. On March 25, 2020, the Florida Fourth District Court of Appeals affirmed the trial court’s decision that defendants are not subject to tax. On April 23, 2020, the plaintiff filed a motion for rehearing, rehearing en banc and certification of the Appeals Court’s decision as to the other defendants but did not challenge the decision as to the HomeAway entities. As a result, the decision should have been final and the case over for HomeAway. The Court of Appeals denied the plaintiff’s motions as to the other defendants on June 3, 2020. On July 1, 2020, the plaintiff filed a notice seeking to invoke the discretionary jurisdiction of the Florida Supreme Court, which the defendants will oppose.

Broward County, Florida Litigation. On January 11, 2019, Broward County, Florida filed a lawsuit in Florida state court against HomeAway for a declaratory judgment and supplemental relief. The lawsuit seeks a declaration that HomeAway is obligated to collect and remit tourist development taxes imposed by Broward County and also seeks enforcement of a subpoena.On March 1, 2019, HomeAway filed a motion to dismiss; thereafter, on March 8, 2019, plaintiff filed an amended complaint.

Notices of Audit or Tax Assessments

At various times, the Company has also received notices of audit, or tax assessments from over 20 states or counties and over 80 municipalities concerning its possible obligations with respect to state and local occupancy or other taxes.

Non-Tax Litigation and Other Legal Proceedings

Putative Class Action Litigation

Buckeye Tree Lodge Lawsuit. On August 17, 2016, a putative class action lawsuit was filed in federal district court in the Northern District of California against Expedia, Hotels.com, Orbitz, Expedia Australia Investments Pty Ltd. and trivago relating to alleged false advertising. The putative class is comprised of hotels and other providers of overnight accommodations whose names appeared on the Expedia Group defendants’ websites with whom the defendants allegedly did not have a booking agreement during the relevant time period. The complaint asserts claims against the Expedia Group defendants for violations of the Lanham Act, the California Business & Professions Code, intentional and negligent interference with prospective economic advantage, unjust enrichment and restitution. On January 12, 2017, the court granted defendants’ motion to dismiss plaintiff’s claims for intentional and negligent interference with prospective economic advantage without prejudice. On March 7, 2017, a related putative class action was filed in the same court asserting similar claims. The cases were consolidated, and an amended consolidated complaint was filed (which did not name trivago as a defendant). On May 17, 2018, the court denied plaintiffs’ motion for class certification. Plaintiffs filed a renewed motion for class certification, and, on March 13, 2019, the court denied certification of a damages class but granted certification for a narrow injunctive relief only class. Plaintiffs filed a motion for summary judgment on January 21, 2020. Expedia filed a cross motion for summary judgment on February 19, 2020. Those motions remain pending. The June 2020 trial date has been vacated.

Israeli Putative Class Action Lawsuit (Silis). In or around September 2016, a putative class action lawsuit was filed in the District Court in Tel Aviv, Israel against Hotels.com. The plaintiff generally alleges that Hotels.com violated Israeli consumer protection laws in various ways by failing to calculate and display VAT charges in pricing displays shown to Israeli consumers. The plaintiff has filed a motion for class certification which Hotels.com has opposed.

Israeli Putative Class Action Lawsuit (Ze’ev). In or around January 2018, a putative class action lawsuit was filed in the District Court in Lod, Israel against a number of online travel companies including Expedia, Inc. and Hotels.com. The plaintiff generally alleges that the defendants violated Israeli consumer laws by limiting hotel price competition. The plaintiff has filed a motion for class certification which defendants have opposed.

Cases against HomeAway.com, Inc. On March 15, 2016, a putative class action suit was filed in federal district court in Texas against HomeAway.com, Inc. related to its implementation of a service fee. The putative class was comprised of homeowners that list their properties on HomeAway’s websites for rent. The complaint asserted claims against HomeAway for breach of contract, breach of the duty of good faith and fair dealing, fraud, fraudulent concealment, and violations of the state consumer protection statutes. Subsequently, three other putative class action lawsuits were filed making similar claims. After a series of motions and appeals, three of the four lawsuits were dismissed and compelled to individual arbitration; one (Kirkpatrick) is proceeding as a putative class action in the Texas federal district court. In the Kirkpatrick case, on May 16, 2018, the district court dismissed plaintiff’s breach of contract claim with prejudice. The district court heard argument on plaintiff’s motion for class certification on October 16, 2019 and, on April 21, 2020, denied the motion. On June 2, 2020, the Court denied plaintiffs’ motion for reconsideration. On June 3, 2020, the Fifth Circuit denied plaintiffs’ petition for permission to appeal under Fed. R. Civ. P. 23(f).

Other Legal Proceedings

New York City Litigation.  On August 24, 2018, HomeAway filed a lawsuit against the City of New York seeking a declaration that the City’s ordinance governing hosting platforms violates the Stored Communications Act, the First and Fourth Amendments of the United States Constitution, and the New York Constitution. On September 4, 2018, HomeAway filed a motion for a preliminary injunction to enjoin enforcement of the law on the same grounds. On January 3, 2019, the court granted HomeAway’s motion for a preliminary injunction based on Fourth Amendment grounds, which stays enforcement of the city’s law pending a final ruling on the merits of the lawsuit. On February 14, 2020, the court stayed the proceedings to allow the parties to explore settlement discussions. On July 7, 2020, the city amended its ordinance in an effort to resolve the litigation.

Helms-Burton Litigation. On September 11, 2019, a purported class action was filed in the U.S. District Court for the Southern District of Florida alleging violations of Title III of the Cuban Liberty and Democratic Solidarity Act, also known as the Helms-Burton Act. The complaint, filed by Marciela Mata, et al., alleges that class members hold an interest in property that was expropriated by the Cuban government and subsequently became the location of a hotel owned by Melia Hotels International. It further alleges that Expedia, Inc., Hotels.com and Orbitz LLC trafficked in that property by facilitating reservations for travelers. Between September 2019 and January 2020, five additional actions (three putative class actions and two individual actions) alleging similar claims related to additional properties were filed (Glen v. Expedia, Inc., et al.; Trinidad v. Expedia, Inc.; Del Valle, et al. v. Expedia, Inc., et al.; Echevarria v. Expedia, Inc.; Echevarria, et al. v. Expedia, Inc., et al.). Five of the actions are pending in the Southern District of Florida and one action is pending in the U.S. District Court of Delaware. The Mata action has been administratively adjourned until the parties agree to recommence the action and related jurisdictional discovery. On May 26, 2020, the Court granted Expedia’s motion to dismiss with prejudice in the Del Valle case. The plaintiffs appealed that ruling to the U.S. Court of Appeals for the Eleventh Circuit and that appeal remains pending. Motions to dismiss remain pending in the Echevarria, Echevarria et al., Trinidad and Glen actions.

Stockholder Litigation

In Re Orbitz Worldwide, Inc. Consolidated Stockholder Litigation, Case No. 10711-VCP (Court of Chancery of the State of Delaware). On April 8, 2015, an amended class action complaint was brought against Expedia, Inc. and Orbitz Worldwide, Inc. relating to the merger agreement signed by the parties. Plaintiffs assert claims for breach of fiduciary duty by the Orbitz Board of Directors and claims against Expedia for aiding and abetting in the Orbitz directors' breach of their duties. Plaintiffs specifically claim that the Orbitz Board breached their fiduciary duties by agreeing to an inadequate price for the transaction and unreasonable deal protection devices. On May 20, 2015, Orbitz, Orbitz's directors, and the plaintiffs entered into an agreement in principle to settle the lawsuit. On August 29, 2016, plaintiffs filed a notice of dismissal and reserved their rights to seek an award of attorneys’ fees.

In re Expedia Group, Inc. Stockholders Litigation, On August 12, 2019, the Delaware Court of Chancery granted a stipulated motion consolidating three lawsuits that had been filed by Expedia shareholders in the Delaware Court of Chancery in connection with the Company’s acquisition of Liberty Expedia Holdings, Inc.  (“LEXE”): (1) Teamsters Union Local No. 142 Pension Fund v. Barry Diller, et. al.; (2) Plaut v. Diller, et al.; and (3) Steamfitters local 449 Pension Plan v. Diller et al.  These actions purported to assert, among other things, direct and derivative claims against current and one former members of the Company’s board of directors, and the Company as a nominal defendant. Plaintiffs allege that the individual defendants violated their fiduciary duties by wrongfully causing the Company to enter into certain agreements with the Company’s Executive Chairman, in connection with the Company’s acquisition of LEXE on July 26, 2019.  On September 20, 2019, the court appointed a lead plaintiff and its counsel and ordered the filing of a consolidated amended complaint. On December 11, 2019, a Special Litigation Committee of the Board of Directors of Expedia Group, Inc. (“SLC”) filed a motion to stay the litigation pending completion of the SLC’s investigation into the allegations in the consolidated amended complaint.  Plaintiffs opposed the motion to stay and filed a motion for leave to file an amended consolidated complaint. On January 9, 2020, the court granted the SLC’s motion for a stay, ordered the action stayed for six months from the filing date of the motion, and granted Plaintiffs’ motion for leave to file an amended consolidated complaint. On April 13, 2020, the court granted the SLC’s motion for an extension and extended the stay until September 11, 2020.

Competition and Consumer Matters

Over the last several years, the online travel industry has become the subject of investigations by various national competition authorities (“NCAs”), particularly in Europe. Expedia Group companies are or have been involved in investigations predominately related to whether certain parity clauses in contracts between Expedia Group entities and accommodation providers, sometimes also referred to as “most favored nation” or “MFN” provisions, are anti-competitive.

In Europe, investigations or inquiries into contractual parity provisions between hotels and online travel companies, including Expedia Group companies, were initiated in 2012, 2013 and 2014 by NCAs in Austria, Belgium, Czech Republic, Denmark, France, Germany, Greece, Hungary, Ireland, Italy, Poland, Sweden and Switzerland. While the ultimate outcome of some of these investigations or inquiries remains uncertain, and the Expedia Group companies’ circumstances are distinguishable from other online travel companies subject to similar investigations and inquiries, we note in this context that on April 21, 2015, the French, Italian and Swedish NCAs, working in close cooperation with the European Commission, announced that they had accepted formal commitments offered by Booking.com to resolve and close the investigations against Booking.com in France, Italy and Sweden by Booking.com removing and/or modifying certain rate, conditions and availability parity provisions in its contracts with accommodation providers in France, Italy and Sweden as of July 1, 2015, among other commitments. Booking.com voluntarily extended the geographic scope of these commitments to accommodation providers throughout Europe as of the same date.

With effect from August 1, 2015, Expedia Group companies waived certain rate, conditions and availability parity clauses in agreements with European hotel partners for a period of five years. While the Expedia Group companies maintain that their parity clauses have always been lawful and in compliance with competition law, these waivers were nevertheless implemented as a positive step towards facilitating the closure of the open investigations into such clauses on a harmonized pan-European basis. Following the implementation of the Expedia Group companies' waivers, nearly all NCAs in Europe have announced either the closure of their investigation or inquiries involving Expedia Group companies or a decision not to open an investigation or inquiry involving Expedia Group companies. Below are descriptions of additional rate parity-related matters of note in Europe.

The German Federal Cartel Office (“FCO”) has required another online travel company, Hotel Reservation Service (“HRS”), to remove certain clauses from its contracts with hotels. HRS’ appeal of this decision was rejected by the Higher Regional Court Düsseldorf on January 9, 2015. On December 23, 2015, the FCO announced that it had also required Booking.com by way of an infringement decision to remove certain clauses from its contracts with German hotels. Booking.com has appealed the decision and the appeal was heard by the Higher Regional Court Düsseldorf on February 8, 2017. On June 4, 2019, the Higher Regional Court Düsseldorf issued its judgment in this matter and ruled that certain parity clauses are in compliance with applicable German and European competition rules and the FCO’s prohibition order against Booking.com was annulled. The decision is not yet final as the FCO has applied to the German Federal Supreme Court to admit an appeal from the decision. The FCO’s case against the Expedia Group companies’ contractual parity provisions with accommodation providers in Germany remains open but is still at a preliminary stage with no formal allegations of wrong doing having been communicated to the Expedia Group companies to date.

The Italian competition authority's case closure decision against Booking.com and Expedia Group companies has subsequently been appealed by two Italian hotel trade associations, i.e. Federalberghi and AICA. The Federalberghi appeal remains at an early stage and no hearing date has been fixed; the AICA appeal was cancelled for lack of interest of the AICA on December 12, 2019.

On November 6, 2015, the Swiss competition authority announced that it had issued a final decision finding certain parity terms existing in previous versions of agreements between Swiss hotels and each of certain Expedia Group companies, Booking.com and HRS to be prohibited under Swiss law. The decision explicitly notes that the Expedia Group companies' current contract terms with Swiss hotels are not subject to this prohibition. The Swiss competition authority imposed no fines or other sanctions against the Expedia Group companies and did not find an abuse of a dominant market position by the Expedia Group companies.

On December 10, 2019, the French Competition Authority dismissed all antitrust complaints filed by hotel unions and Accor against Expedia Group companies regarding MFNs and other alleged business practices.

The Directorate General for Competition, Consumer Affairs and Repression of Fraud (the “DGCCRF”), a directorate of the French Ministry of Economy and Finance with authority over unfair trading practices, brought a lawsuit in France against Expedia Group companies objecting to certain parity clauses in contracts between Expedia Group companies and French hotels. In May 2015, the French court ruled that certain of the parity provisions in certain contracts that were the subject of the lawsuit were not in compliance with French commercial law but imposed no fine and no injunction. The DGCCRF appealed the decision and, on June 21, 2017, the Paris Court of Appeal published a judgment overturning the decision. The court annulled parity clauses contained in the agreements at issue, ordered the Expedia Group companies to amend their contracts, and imposed a fine. The Expedia Group companies have appealed the decision and, on July 8, 2020, the French Cour de cassation overturned the Court of Appeal’s decision.

Hotelverband Deutschland (“IHA”) e.V. (a German hotel association) brought proceedings before the Cologne regional court against Expedia, Inc., Expedia.com GmbH and Expedia Lodging Partner Services Sàrl. IHA applied for a ‘cease and desist’ order against these companies in relation to the enforcement of certain rate and availability parity clauses contained in contracts with hotels in Germany. On or around February 16, 2017, the court dismissed IHA’s action and declared the claimant liable for the Expedia Group defendants’ statutory costs. IHA appealed the decision and, on December 4, 2017, the Court of Appeals rejected IHA’s appeal. The Court of Appeals expressly confirmed that Expedia Group’s MFNs are in compliance both with European and German competition law. While IHA had indicated an intention to appeal the decision to the Federal Supreme Court, it has not lodged an appeal within the applicable deadline, with the consequence that the Court of Appeals judgment has now become final.

A working group of 10 European NCAs (Belgium, Czech Republic, Denmark, France, Hungary, Ireland, Italy, Netherlands, Sweden and the United Kingdom) and the European Commission has been established by the European Competition Network (“ECN”) at the end of 2015 to monitor the functioning of the online hotel booking sector, following amendments made by a number of online travel companies (including Booking.com and Expedia Group companies) in relation to certain parity provisions in their contracts with hotels. The working group issued questionnaires to online travel agencies including Expedia Group companies, metasearch sites and hotels in 2016. The underlying results of the ECN monitoring exercise were published on April 6, 2017.

Legislative bodies in France (July 2015), Austria (December 2016), Italy (August 2017) and Belgium (August 2018) have also adopted new domestic anti-parity clause legislation. Expedia Group believes each of these pieces of legislation violates both EU and national legal principles and therefore, Expedia Group companies have challenged these laws at the European Commission. A motion requesting the Swiss government to take action on narrow price parity has been adopted in the Swiss parliament. The Swiss government is now required to draft legislation implementing the motion. The Company is unable to predict whether and with what content legislation will ultimately be adopted and, if so, when this might be the case. It is not yet clear how any adopted domestic anti-parity clause legislations and/or any possible future legislation in this area may affect Expedia Group's business.

Outside of Europe, a number of NCAs have also opened investigations or inquired about contractual parity provisions in contracts between hotels and online travel companies in their respective territories, including Expedia Group companies. A Brazilian hotel sector association -- Forum de Operadores Hoteleiros do Brasil -- filed a complaint with the Brazilian Administrative Council for Economic Defence (“CADE”) against a number of online travel companies, including Booking.com, Decolar.com and Expedia Group companies, on July 27, 2016 with respect to parity provisions in contracts between hotels and online travel companies. On September 13, 2016, the Expedia Group companies submitted a response to the complaint to CADE. On March 27, 2018, the Expedia Group companies resolved CADE’s concerns based on a settlement implementing waivers substantially similar to those provided to accommodation providers in Europe. In late 2016, Expedia Group companies resolved the concerns of the Australia and New Zealand NCAs based on implementation of the waivers substantially similar to those provided to accommodation providers in Europe (on September 1, 2016 in Australia and on October 28, 2016 in New Zealand). On and with effect from March 22, 2019, Expedia Group voluntarily and unilaterally waived certain additional rate parity provisions in agreements with Australian hotel partners. The ACCC confirmed it has ceased its investigation into Expedia’s conduct in relation to such rate parity provisions in around November 2019. Expedia Group companies are in ongoing discussions with a limited number of NCAs in other countries in relation to their contracts with hotels. In April 2019, the Japan Fair Trade Commission (“JFTC”) launched an investigation into certain practices of a number of online travel companies, including Expedia Group companies. Expedia Group is cooperating with the JFTC in this investigation. The Hong Kong Competition Commission ("HKCC") conducted an investigation into certain terms and conditions in contracts entered into between online travel companies (including Expedia Group companies) and hotels. On May 13, 2020, Expedia Group agreed to a set of voluntary commitments with the HKCC to waive certain rate, conditions and availability parity clauses in certain agreements with Hong Kong hotel partners, and the HKCC confirmed it has ceased its investigation into the Expedia Group companies’ conduct in relation to such parity clauses. The commitments have been published on the HKCC’s public register. In February of 2020, the Korean Fair Trade Commission (“KFTC”) issued a request for information relating to hotel contracts entered into by Expedia Group companies. Expedia Group is cooperating with the KFTC. Expedia Group is currently unable to predict the impact the implementation of the waivers both in Europe and elsewhere will have on Expedia Group's business, on investigations or inquiries by NCAs in other countries, or on industry practice more generally.

In addition, regulatory authorities in Europe (including the UK Competition and Markets Authority, or “CMA”), Australia, and elsewhere have initiated legal proceedings and/or undertaken market studies, inquiries or investigations relating to online marketplaces and how information is presented to consumers using those marketplaces, including practices such as search results rankings and algorithms, discount claims, disclosure of charges, and availability and similar messaging.

On June 28, 2018, the CMA announced that it will be requiring hotel booking websites to take action to address concerns identified in the course of its ongoing investigation. After consulting with the CMA, on January 31, 2019, we agreed to offer certain voluntary undertakings with respect to the presentation of information on certain of our UK consumer-facing websites in order to address the CMA’s concerns. On February 4, 2019, the CMA confirmed that, as a result of the undertakings offered, it has closed its investigation without any admission or finding of liability. The undertakings become effective on September 1, 2019. On October 21, 2019, the Italian Competition Authority announced that it had accepted Expedia’s voluntary undertakings with respect to the presentation of information on its Italian website and closed the proceedings against Expedia without any admission or finding of liability. The undertakings became effective on September 1, 2019.

On August 23, 2018, the Australian Competition and Consumer Commission, or "ACCC", instituted proceedings in the Australian Federal Court against trivago. The ACCC alleged breaches of Australian Consumer Law, or "ACL," relating to trivago’s advertisements in Australia concerning the hotel prices available on trivago’s Australian site, trivago’s strike-through pricing practice and other aspects of the way offers for accommodation were displayed on trivago's Australian website. The matter went to trial in September 2019 and, on January 20, 2020, the Australian Federal Court issued a judgment finding trivago had engaged in conduct in breach of the ACL. On March 4, 2020, trivago filed a notice of appeal of part of that judgment at the Australian Federal Court. The appeal is set to be heard on July 20-21, 2020. The court has yet to set a date for or a separate trial regarding penalties and other orders. We recorded the estimated probable loss associated with the proceedings as of December 31, 2019. An estimate for the reasonable possible loss or range of loss in excess of the amount reserved cannot be made.

We are cooperating with regulators in the investigations described above where applicable, but we are unable to predict what, if any, effect such actions will have on our business, industry practices or online commerce more generally. Other than described above, we have not accrued a reserve in connection with the market studies, investigations, inquiries or legal proceedings described above either because the likelihood of an unfavorable outcome is not probable, or the amount of any loss is not estimable.

Schedule 3.12

Subsidiaries

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
1 to 1 Cruises Inc.	Canada	-
1760335 Ontario Inc.	Canada	CanadaStays, Inc. – 100%
Activity Information Center, Inc.	HI	-
Alice Holding Corporation	DE	Fivepals, Inc. – 100%
Apartment Jet, Inc.	DE	-
Asia Web Direct (HK) Limited	Hong Kong	AWD-BT Limited – 38% Asia Web Direct (M) Sdn. Bhd. – 100% Phuket Dot Com Ltd – 48.9%
Asia Web Direct (M) Sdn. Bhd.	Malaysia	-
Asia Web Direct Co., Ltd	Thailand	-

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
Asia Web Direct Tours & Activities Co., Ltd.	Thailand	Phuket Dot Com Ltd – .0000125%
Aspirasi Ventura Sdn Bhd	Malaysia	Lodging Partner Travel Sdn. Bhd. – 100%
Auto Escape Group (SAS)	France	Auto Escape SAS – 99%
Auto Escape Nordics	Norway	-
Auto Escape SAS	France	Auto Escape Nordics – 100% CarRentals.com GmbH – 100%
AWD-BT Limited	Thailand	Asia Web Direct Co., Ltd – 51% Asia Web Direct Tours & Activities Co., Ltd. – 49% Phuket Dot Com Ltd – 50.9%
Base7 Germany GmbH (trivago entity)	Germany	-
Base7booking.com Sàrl (trivago entity)	Switzerland	Base7 Germany GmbH – 100%
BedandBreakfast.com, Inc.	CO	HomeAway (Thailand) Limited – .01%	X

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
BEX Travel Asia Pte Ltd	Singapore	BEX Travel India Pvt Ltd – 99.9995% BEX Travel Japan K.K. – 100% BEX Travel Korea Co. Ltd. – 100% Clear Summit Sdn Bhd – 100% Millennial Travel Pte Ltd – 100%	X	X
BEX Travel India Pvt Ltd	India	-
BEX Travel Japan K.K.	Japan	-
BEX Travel Korea Co. Ltd.	Korea	-
BEX Travel Malaysia Sdn. Bhd.	Malaysia	BEX Travel India Pvt Ltd – .0005%
Bookabach Limited	New Zealand	-
CanadaStays Inc.	DE	-
CarRentals K.K.	Japan	-

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
CarRentals.com GmbH	Germany	-
CarRentals.com, Inc.	NV	-	X
Classic Vacations, LLC	NV	-
Clear Summit Sdn Bhd	Malaysia	BEX Travel Malaysia Sdn. Bhd. – 100%
Cruise, LLC	WA	Pacific Opportunity Fund I, LLC – 100%	X	X
CruiseShipCenters International Inc.	Canada	1 to 1 Cruises Inc. – 100% CSC Travel Group Inc – 99.5% CruiseshipCenters Western Canada Ltd – 100% Quebec CruiseShipCenters Inc. – 100%
CruiseShipCenters USA Inc.	NV	-
CruiseShipCenters Western Canada Ltd.	Canada	CSC Travel Group Inc. - 005%

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
CSC Holdings Inc.	Canada	CruiseShipCenters International Inc. – 100%
CSC Travel Group Inc.	Canada	-
DN Holdings LLC	DE	-
EAN Support Services Ltd	United Kingdom	-
EAN.com, LP	DE	-	X
Ebookers Limited	United Kingdom	-
Ebookers Scandinavia AB	Sweden	-
Ebookers.com Deutschland GmbH	Germany	-
Ebookers.com SARL	Switzerland	-
Ebookers.ie Limited	Ireland	-

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
Ebookers.nl BV	Netherlands	-
EG Vacation Rentals Ireland Limited	Ireland	-
Egencia (China) Information technology Co., Ltd.	China	-
Egencia (Shanghai) International Travel Service Co., Ltd.	China	-
Egencia APAC Holdings, Inc.	WA	Egencia Australia Pty Ltd – 100% Egencia Cayman Holdings Ltd – 100% Egencia Travel India Private Limited – 99.99% Expedia (Thailand) Limited – .005%
Egencia AS	Norway	Egencia Denmark A/S – 100% Egencia Finland Oy – 100% Egencia Norway AS – 100% Egencia Sweden AB – 100%

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
Egencia Australia Pty Ltd	Australia	-
Egencia Belgium SA	Belgium	-
Egencia Canada Corp.	Canada	-
Egencia Cayman Holdings Ltd.	Cayman Islands	Egencia (China) Information Technology Co., Ltd. – 100% Orbitz India Services Private Limited – .1% Expedia Online Travel Services India Private Limited - .005%
Egencia Denmark A/S	Denmark	-
Egencia Europe SAS	France	Egencia Belgium SA – 99.99% Egencia France SAS – 100% Traveldoo SAS – 100%
Egencia Finland Oy	Finland	-

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
Egencia France SAS	France	-
Egencia GmbH	Germany	-
Egencia Holdings UK	United Kingdom	Egencia AS – 100% Egencia Hong Kong Limited – 100% Egencia New Zealand Limited 100% Egencia Singapore Pte. Ltd. – 100% Traveldoo UK Limited – 100% TripNavigator-Egencia Spain S.L.U. – 100%
Egencia Hong Kong Limited	Hong Kong	-
Egencia KK	Japan	-
Egencia LLC	NV	-	X
Egencia New Zealand Limited	New Zealand	-

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
Egencia Norway AS	Norway	Egencia Philippines, Inc. – 99.99% Ferieverden AS – 100%
Egencia Philippines, Inc.	Philippines	-
Egencia Singapore Pte. Ltd.	Singapore	Egencia (Shanghai) International Travel Service Co., Ltd. – 95%
Egencia South Africa (PTY) LTD	South Africa	-
Egencia Sweden AB	Sweden	-
Egencia Travel India Private Limited	India	-
Egencia UK Ltd.	United Kingdom	-

1 Subject to the amendment of the articles of association and obtaining tax ruling from the Swiss tax authorities previously discussed by the Swiss counsel for the Borrower and the Swiss counsel for the Administrative Agent, and in form and substance reasonably acceptable to the Company, it being agreed that the Company shall use commercially reasonable efforts to cause such amendment to be effected and a request for such tax ruling to be made, in each case, by October 31, 2020.

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
EXP CH Holding Sarl	Switzerland	EXP SG Holding Pte. Ltd. – 100% Expedia Treasury Services Limited – 100% Travel Partner Exchange Singapore Pte. Ltd. – 100%	X1	X
EXP Chile Limitada	Chile	-
EXP Global Holdings, Inc.	DE	Expedia Group International Holdings II, LLC – 100%	X	X
EXP Holdings Luxembourg S.à r.l.	Luxembourg

EAn Support Services Ltd. – 100%

EXP Chile Limitada – .1%

Egencia South Africa (PTY) Ltd – 100%

Expedia Asia Pacific Limited – 100%

Expedia Canada Corp. – 100%

Expedia Finland OY – 100%

Expedia Korea Co., Ltd. – 100%

Expedia New Zealand Limited – 100%

Expedia Poland Sp. Z o.o. – 100%

Expedia SA – 99.9%

			X	X

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?

Expedia Spain, S.L. – 100%

Expedia Sweden AB – 100%

Lodging Partner Services Austria GmbH – 100%

Lodging Partner Services Croatia d.o.o. – 100%

Lodging Partner Services Denmark ApS – 100%

Lodging Partner Services Hungary Kft. – 100%

Lodging Partner Services Morocco SARL – 99.99%

Lodging Partner Services Puerto Rico, LLC – 100%

Lodging Partner Services Romania S.R.L. 99.99%

Orbitz Worldwide (UK) Limited – 100%

Travel Acquisition Corporation Pty. Ltd. – 100%

Travel Partner Exchange Hong Kong Limited – 100%

Travel Partner Exchange Japan KK – 100%

Travel Partner Exchange New Zealand Limited – 100%

Travel Partner Exchange Taiwan Limited – 100%

WWTE Travel Limited – 100%

WWTE Travel S.à r.l. – 100%

EXP SG Holding Pte. Ltd.	Singapore	-	X	X
EXP Travel Support Services Saudi Arabia LLC	Saudi Arabia	-
Expedia (Shanghai)Enterprise Service Co., Ltd.	China	-
Expedia (Thailand) Limited	Thailand	-
Expedia Alpha Y.K.	Japan	Hotelz Y.K. – 100%

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
Expedia Argentina S.R.L.	Argentina	-
Expedia Asia Holdings Mauritius	Mauritius	Expedia Southeast Asia Pte. Ltd. – 100%		X
Expedia Asia Pacific Limited	Hong Kong	-
Expedia Asia Pacific-Alpha Limited	Cayman Islands	-
Expedia Asia Pacific-Delta Limited	Cayman Islands	Expedia Consulting Service (Beijing) Co., Ltd. – 100%
Expedia Asia Pacific-Gamma Limited	Cayman Islands	Expedia Group India Holdings, LLC – 100% Expedia Online Travel Services India Private Limited – 86.85%
Expedia Asia Pacific-Iota Limited	Cayman Islands	-
Expedia Australia Holdings Pty Ltd	Australia	Expedia Australia Investments Pty Ltd – 100%
Expedia Australia Investments Pty Ltd	Australia	Wotif.com Holdings Pty Ltd – 100%

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
Expedia Australia Pty. Limited	Australia	-
Expedia Canada Corp.	Canada	-
Expedia Colombia S.A.S.	Colombia	-
Expedia Consulting Service (Beijing) Col, Ltd.	China	-
Expedia do Brasil Agencia de Viagens e Turismo Ltda	Brazil	-
Expedia Finland Oy	Finland	-
Expedia France SAS	France	-
Expedia FZ-LLC	UAE	-
Expedia Global, LLC	NV	-
Expedia Greece Travel Support Services EPE	Greece	-

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
Expedia Group Billing Services Sarl	Switzerland	-
Expedia Group Commerce Australia Pty Ltd	Australia	-
Expedia Group Commerce, Inc.	DE	Expedia Group Commerce Australia Pty Ltd – 100%	X
Expedia Group France Holdings, Inc.	DE	Expedia Holdings SAS – 100%
Expedia Group Holdings Sarl	Switzerland	Expedia Group Billing Services Sarl – 100% Expedia Lodging Group Sarl – 100%
Expedia India Holdings, LLC	DE	Expedia Online Travel Services India Private Limited – 13.14%
Expedia Group International Holdings II, LLC	DE	Expedia Group International Holdings III, LLC – 90% Expedia Group International Holdings IV, LLC – 100%	X	X
Expedia Group International Holdings III, LLC	DE	EXP Holdings Luxembourg S.à r.l. – 100%	X	X
Expedia Group International Holdings IV, LLC	DE	Expedia Group International Holdings III, LLC – 10%	X	X

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
Expedia Group International Technology, LLC	DE	Expedia Australia Pty Limited – 100% Expedia Group Technology Support Services Limited – 100%
Expedia Group Mexico Holdings, LLC	DE	-
Expedia Group Technology Center Holdings, LLC	DE	Expedia Group International Technology, LLC – 10%
Expedia Group Technology Support Services Limited	United Kingdom	-
Expedia Holdings K.K.	Japan	CarRentals K.K. – 100% Egencia KK – 100% Expedia Alpha Y.K. – 100% HotelClub KK – 100% PoweredbyGPS KK – 100%
Expedia Holdings SAS	France	Egencia Europe SAS – 100% Expedia France SAS – 100% Expedia Services SAS – 100%

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
Expedia Italy S.r.l.	Italy	Venere Net S.r.l. – 100%
Expedia Korea Co., Ltd.	Korea	-
Expedia Lodging Group Sarl	Switzerland	-
Expedia Lodging Partner Services Dominican Republic, S.R.L.	Dominican Republic	-

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
Expedia Lodging Partner Services Sàrl	Switzerland

Aspirasi Ventura Sdn Bhd – 100%

Auto Escape Group (SAS) – 100%

Auto Escape SAS – .9%

Egencia Holdings UK Ltd. – 100%

Expedia Asia Holdings Mauritius – 100%

Expedia Asia Pacific-Alpha Limited – 100%

Expedia Asia Pacific-Iota Limited – 100%

Expedia Australia Holdings Pty Ltd – 100%

Expedia Colombia S.A.S. – 100%

Expedia Greece Travel Support Services EPE – 98.73%

Expedia Group Holdings Sarl – 100%

Expedia Lodging Partner Services Dominican Republic, S.R.L. – 99%

Expedia Portugal, Unipessoal, Lda

ExpediaTurkey Seyahat Destek Hizmetleri Limited Sirketi – 99.87%

Extensive Region Travel Network Limited Company – 100%

LLC Partner Services Group – 99%

Lodging Partner Services Ceylon (Private) Limited – 100%

Lodging Partner Services Costa Rica, S.R.L. – 100%

Lodging Partner Services Egypt LLC – 99.9%

Lodging Partner Services Morocco SARL – .1%

Lodging Partner Services Vietnam Company Limited – 100%

PT Lodging Partner Services Indonesia – 99.99%

Partner Services Group Travel South Africa Pty Ltd – 83.33%

The Tourism Representative Office of Expedia Lodging Partner Services Sarl in Ho Chi Minh City – 100%

Trivago N.V. – 59.4%

Tron Newco GmbH – 100%

			X	X
Expedia LX Partner Business, Inc.	DE	-	X
Expedia Mexico, S de R. L. de C.V.	Mexico	-

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
Expedia New Zealand Limited	New Zealand	-
Expedia Online Travel Services India Private Limited	India	Faustin Services India Private Limited – .01% Hotels.com India Private Limited – .01% Orbitz India Services Private Limited – 99.9%
Expedia Philippine Representative Office	Philippines	-
Expedia Poland Sp. z o.o.	Poland	-
Expedia Portugal, Unipessoal, Lda	Portugal	-
Expedia SA	Belgium	Egencia Belgium SA – .01%
Expedia Services CZ, s.r.o	Czechia	-
Expedia Services SAS	France	-

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
Expedia Singapore Pte. Ltd.	Singapore	BEX Travel Asia Pte Ltd – .63% Faustin Services India Private Limited – 99.99% Hotels.com India Private Limited – 99.99%		X
Expedia Southeast Asia Pte. Ltd.	Singapore	BEX Travel Asia Pte Ltd – 99.37%	X	X
Expedia Spain, S.L.	Spain	-
Expedia Sweden AB	Sweden	-
Expedia Treasury Services Limited	United Kingdom	-	X	X

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
Expedia, Inc.	WA

1760335 Ontario Inc. – 100%

Alice Holding Corporation – 82.57%

CSC Holdings Inc. – 100%

CarRentals.com, Inc. – 100%

Classic Vacations, LLC – 100%

Cruise, LLC

CruiseShipCenters USA Inc. – 100%

DN Holdings LLC – 100%

Egencia APAC Holdings, Inc. – 100%

Egencia Canada Corp. – 100%

Egencia LLC –100%

Egencia Travel India Private Limited – .01%

Egencia UK Ltd. – 100%

Expedia (Shanghai) Enterprise Service Co., Ltd – 100%

Expedia (Thailand) Limited – 99.99%

Expedia Asia Pacific-Delta Limited – 100%

Expedia Asia Pacific-Gamma Limited -100%

Expedia FZ-LLC – 100%

Expedia Global, LLC – 100%

Expedia Group France Holdings, Inc. – 100%

Expedia Group Mexico Holdings, LLC- 100%

Expedia Holdings K.K. – 100%

Expedia Philippine Representative Office – 100%

Expedia Services CZ, s.r.o – 10%

Expedia Singapore Pte. Ltd. – 100%

Expedia.com GmbH – 100%

HRN 99 Holdings, LLC – 100%

Hotels.com GP, LLC – 100%

Hotwire, Inc. – 100%

Interactive Affiliate Network, LLC – 100%

Interactive Domain Name Holdings Corporation – 100%

Interbay Holdings BV – 100%

Mobiata, LLC – 100%

Numinous LLC – 100%

Orbitz Worldwide, Inc. – 100%

PT Lodging Partner Services Indonesia - .01%

Premier Getaways, Inc. – 100%

RAV Holdings, Inc. – 100%

SilverRail Technologies, Inc. – 82.5%

TAV, Inc. -100%

TPX Holdings LLC – 100%

Travel Partner Exchange Switzerland Sarl – 100%

Travelscape, LLC – 100%

Vrbo Holdings, Inc. – 100%

Vrbo Netherlands Holdings B.V. – 100%

WWTE, Inc. – 100%

			X	X

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
Expedia.com GmbH	Germany	Egencia GmbH – 100%
Expedia.com Limited	United Kingdom

EXP Travel Support Services Saudi Arabia LLC – 100%

Expedia Argentina S.R.L. – 10%

Expedia Greece Travel Support Services EPE - .03%

Expedia Italy S.r.l. – 100%

Expedia SA – .1%

Expedia.com Limited – Jordan PSC – 100%

Expedia.nl B.V. – 100%

Travel Partner Exchange Korea Co., Ltd. – 100%

			X	X
Expedia.com Limited – Jordan PSC	Jordan	-
Expedia.nl B.V.	Netherlands	-
ExpediaTurkey Seyahat Destek Hizmetleri Limited Sirketi	Turkey	EXPEDIATURKEY SEYAHAT DESTEK HIZMETLERI LIMITED SIRKETI - ANTALYA SUBESI – 100%

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
EXPEDIATURKEY SEYAHAT DESTEK HIZMETLERI LIMITED SIRKETI - ANTALYA SUBESI	Turkey	-
Extensive Region Travel Network Limited Company	Taiwan	-
Faustin Services India Private Limited	India	-
Ferieverden AS	Norway	-
Fivepals UK Limited	United Kingdom	-
Fivepals, Inc.	DE	Fivepals UK Limited – 100%
Flairview Travel Hotel Club, S.L.	Spain	-
Flightbookers Limited	United Kingdom	-
Hao Tai Ke Business Consulting (Shanghai) Co., Ltd.	China	-
Higher Power Nutrition Common Holdings, LLC	DE		X

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
HomeAway (Thailand) Limited	Thailand	-
HomeAway Australia Holdings Pty Ltd	Australia	HomeAway Pty Ltd – 100% Stayz Pty Limited – 100%
HomeAway Colombia S.A.S.	Colombia	-
HomeAway Denmark ApS	Denmark	-
HomeAway Deutschland GmbH	Germany	-
HomeAway Emerging Markets Pte	Singapore	-
HomeAway France Sarl	France	-
HomeAway Italia Srl	Italy	-
HomeAway K.K.	Japan	-
HomeAway PTE. Ltd.	Singapore	-

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
HomeAway Pty Ltd	Australia	-
HomeAway Software, Inc.	DE	-	X
HomeAway Spain S.L.	Spain	-
HomeAway Sàrl	Ireland			X
HomeAway Sàrl	Switzerland	HomeAway Sàrl (Ireland) – 100%		X
HomeAway UK Ltd	United Kingdom	HomeAway Deutschland GmbH – 100%		X
HomeAway.com, Inc.	DE	HomeAway (Thailand) Limited – .01%	X	X
Hopkins real Estate Investments LLC	ID	-
HotelClub KK	Japan	-

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
HotelClub Pty Limited	Australia	Flairview Travel Hotel Club, SL – 100% Hao Tai Ke Business Consulting (Shanghai) Co., Ltd. – 100%
Hotels (TR) Limited	United Kingdom	-
Hotels.com GP, LLC	TX	EAN.com, LP – .01% Hotels.com, L.P. – 1%	X	X
Hotels.com India Private Limited	India	-
Hotels.com Korea Co., Ltd.	Korea	-
Hotels.com, L.P.	TX	Hotels (TR) Limited – 100% Hotels.com Korea Co., Ltd. – 100%	X	X
Hotelz Y.K.	Japan	-
Hotwire, Inc.	DE	-	X	X
HRN 99 Holdings, LLC	NY	Hotels.com, L.P. – 99%	X	X
IAC/Expedia Global, LLC	DE	-

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
Interactive Affiliate Network, LLC	DE	EAN.com LP – 99.99%	X	X
Interactive Domain Name Holdings Corporation	Canada	-
Interbay Holdings BV	Netherlands	Lodging Partner Services (Mauritius) Limited – 100 % Lodging Partner Services Bulgaria EOOD – 100% Lodging Partner Services Iceland ehf. – 100%
La Compagnie Des Voyages SAS	France	-
LEMS I LLC	DE	LEXE Marginco, LLC – 100% LEXEB, LLC – 100% Liberty Protein, Inc. – 100%	X
LEXE Marginco, LLC	DE	-	X
LEXEB, LLC	DE	-	X

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
Liberty Protein, Inc.	DE	Higher Power Nutrition Common Holdings, LLC – 100%	X
LLC Partner Services Group	Russia	-
Lodging Partner Services (Mauritius) Limited	Mauritius	-
Lodging Partner Services Austria GmbH	Austria	-
Lodging Partner Services Bulgaria EOOD	Bulgaria	-
Lodging Partner Services Ceylon (Private) Limited	Sri Lanka	-
Lodging Partner Services Costa Rica, S.R.L.	Costa Rica	-
Lodging Partner Services Croatia d.o.o.	Croatia	-
Lodging Partner Services Denmark ApS	Denmark	-
Lodging Partner Services Egypt LLC	Egypt	-

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
Lodging Partner Services Hungary Kft	Hungary	-
Lodging Partner Services Iceland ehf.	Iceland	-
Lodging Partner Services Morocco SARL	Morocco	-
Lodging Partner Services Puerto Rico, LLC	Puerto Rico	-
Lodging Partner Services Romania S.R.L.	Romania	-
Lodging Partner Services Vietnam Company Limited	Vietnam	-
Lodging Partner Travel Sdn. Bhd.	Malaysia	-
Magnolia Peninsula Holdings, LLC	DE	Expedia do Brasil Agencia de Viagens e Turismo Ltda. – .01%
Millennial Travel Pte Ltd	China	-
Mobiata, LLC	MN	-

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
Myhotelshop GmbH (trivago entity)	Germany	Myhotelshop, S.L.U. – 100%
Myhotelshop, S.L.U. (trivago entity)	Spain	-
Neat Group Corporation	DE	-	X
Numinous LLC	NV	-
O Holdings Inc.	DE	Orbitz, LLC – 1%	X	X
Orbitz Financial Corp.	DE	-	X
Orbitz for Business, Inc.	DE	-	X
Orbitz India Services Private Limited	India	-
Orbiz Mexico Services, S. de R.L. de C.V.	Mexico	-
Orbitz Travel Insurance Services, LLC	DE	-	X

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
Orbitz Worldwide (Europe), S.L.U.	Spain	-
Orbitz Worldwide (UK) Limited	United Kingdom

Ebookers Scandinavia AB – 100%

Ebookers.ie Limited – 100%

Ebookers.nl BV – 100%

La Compagnie Des Voyages SAS – 100%

Oy Ebookers Finland Ltd – 100%

Terren Corporation – 100%

ebookers Limited – 100%

ebookers.com Deutschland GmbH – 100%

ebookers.com SARL – 100%

Flightbookers Limited – 100%

Orbitz Worldwide Finance Company, LLC	DE	-
Orbitz Worldwide, Inc.	DE	Orbitz Worldwide, LLC – 100%	X	X

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
Orbitz Worldwide, LLC	DE

EXP Global Holdings, Inc. – 100%

OWW Fulfillment Services, Inc. – 100%

Orbitz Financial Corp. – 100%

Orbitz Mexico Services, S. de R.L. de C.V. – 99.6%

Orbitz Worldwide (Europe), S.L.U. – 100%

Orbitz Worldwide Finance Company, LLC – 100%

Orbitz for Business, Inc. – 100%

Orbitz, Inc. – 1005

Trip Network, Inc. – 100%

			X	X
Orbitz, Inc.	DE	O Holdings, Inc. – 100% Orbitz Mexico Services, S. de R.L. de C.V. – .4% Orbitz Travel Insurance Services, LLC – 100% Orbitz, LLC – 99%	X	X

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
Orbitz, LLC	DE	-	X	X
OWW Fulfillment Services, Inc.	TN	Neat Group Corporation – 100%	X
Oy Ebookers Finland Ltd	Finland	-
Pacific Opportunity Fund I, LLC	WA	-
Partner Services Group Travel South Africa Pty Ltd	South Africa	-
Phuket Dot Com Ltd	Thailand	Asia Web Direct Co., Ltd – .0001%
Pillow Global, Inc.	DE	-
PoweredbyGPS KK	Japan	-
Premier Getaways, Inc.	FL	-
PT Lodging Partner Services Indonesia	Indonesia	-

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
Qualimídia Veiculação e Divulgação Ltda	Brazil	-
Quebec CruiseShipCenters Inc.	Canada	-
Quno Limited (SilverRail entity)	United Kingdom	-
RAV Holdings, Inc.	DE	-
SilverRail Australia Pty Ltd	Australia	-
SilverRail JP UK Limited	United Kingdom	-
SilverRail Linkon AB	Sweden	SilverRail Technologies AB – 100%
SilverRail Linkon UK Ltd	United Kingdom	SilverRail Linkon AB – 100%
SilverRail Technologies AB	Sweden	-
SilverRail Technologies UK Limited	United Kingdom	-

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
SilverRail Technologies, Inc.	DE	Quno Limited – 100% SilverRail Australia Pty Ltd – 100% SilverRail JP UK Limited – 100% SilverRail Linkon UK Ltd – 100% SilverRail Technologies UK Limited – 100%
Stayz Pty Limited	Australia	-
Stichting trivago Warehousing	Netherlands	-
T-16 Holdings, LLC	DE	IAC/Expedia Global, LLC – 50%
T-18 Holdings, LLC	DE	-
TAV, Inc.	DE	-
Tell Charlie B.V. (trivago entity)	Netherlands	-
Terren Corporation	Canada	-

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
TGO (Thailand) Limited (trivago entity)	Thailand	-
The Tourism Representative Office of Expedia Lodging Partner Services Sarl in Ho Chi Minh City	Vietnam	-
TPX Holdings LLC	DE	TPX Travel Canada ULC – 100%
TPX Travel Canada ULC	Canada	-
Travel Acquisition Corporation Pty. Ltd.	Australia	HotelClub Pty Limited – 100%
Travel Partner Exchange Hong Kong Limited	Hong Kong	-
Travel Partner Exchange Japan KK	Japan	-
Travel Partner Exchange Korea Co., Ltd.	Korea	-
Travel Partner Exchange New Zealand Limited	New Zealand	-
Travel Partner Exchange S.L.U.	Spain	-

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
Travel Partner Exchange Singapore PTE LTD	Singapore	-
Travel Partner Exchange Switzerland Sarl	Switzerland	-
Travel Partner Exchange Taiwan Limited	Taiwan	-
Traveldoo SAS	France	-
Traveldoo UK Limited	United Kingdom	-
Travelscape, LLC	NV	Activity Information Center, Inc. – 100% Expedia LX Partner Business, Inc. – 100% Expedia Mexico, S de R. L. de C.V. – .01%	X	X
Trip Network, Inc.	DE	-	X
TripNavigator-Egencia Spain S.L.U.	Spain	-
Trivago (Shanghai) Information Consulting Co., Ltd.	China	-

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
Trivago Hong Kong Limited	Hong Kong	TGO (Thailand) Ltd. – 34% Trivago (Shanghai) Information Consulting Co. Ltd. – 100%
Trivago Hotel Relations GmbH	Germany	Trivago Hotel Relations Spain S.L.U. – 100%
Trivago Hotel Relations Spain S.L.U.	Spain	-

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
Trivago N.V.	Netherlands

Myhotelshop GmbH – 49%

Stichting trivago Warehousing – 100%

TGO (Thailand) Limited – 34%

Tell Charlie B.V. – 100%

Trivago Hong Kong Limited – 100%

Trivago Hotel Relations GmbH – 100%

Trivago Services B.V. – 100%

Trivago Services US LLC – 100%

Trivago Spain, S.L. – 100%

base7booking.com Sárl – 100%

X
Trivago Services B.V.	Netherlands	-
Trivago Services US LLC	DE	-
Trivago Spain S.L.	Spain	TGO (Thailand) Ltd – 33%
Tron Newco GmbH	Germany	-
VacationSpot S.L.U.	Spain	-
Venere Net S.r.l.	Italy	Venere UK Limited –100%
Venere UK Limited	United Kingdom	-

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
Vrbo Holdings, Inc.	DE	Apartment Jet, Inc. – 100% BedandBreakfast.com, Inc. – 100% HomeAway Software, Inc. – 100% HomeAway.com, Inc. – 100% Pillow Global, Inc. –100% Qualimídia Veiculação e Divulgação Ltda – .02%	X	X

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
Vrbo Netherlands Holdings B.V.	Netherlands

Bookabach Limited – 100%

EG Vacation Rentals Ireland Limited – 100%

HomeAway Australia Holdings Pty Ltd – 100%

HomeAway Australia Holdings Pty Ltd – 100%

HomeAway Colombia S.A.S. – 100%

HomeAway Denmark ApS – 100%

HomeAway France Sarl – 100%

HomeAway Italia Srl – 100%

HomeAway K.K. – 100%

HomeAway PTE. Ltd. – 100%

HomeAway Spain S.L. – 100%

HomeAway Sàrl – 100%

HomeAway UK Ltd – 100%

Homeaway Emerging Markets Pte. Ltd. -100%

Qualimídia Veiculação e Divulgação Ltda – 99.98%

X

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
Wotif.com Holdings Pty. Ltd.	Australia	Asia Web Direct (HK) Limited – 100% Phuket Dot Com Ltd – .0000125% Wotif.com Pty. Ltd. – 100%
Wotif.com Pty Ltd.	Australia	-
WWTE Travel Limited	Ireland	EXP Chile Limitada – 99.9%
WWTE Travel S.à r.l.	Luxembourg

EXP CH Holding Sarl – 100%

Expedia Argentina S.R.L. -90%

Expedia Greece Travel Support Services EPE – 1.24%

Expedia Lodging Partner Services Dominican Republic, S.R.L. – 1%

Expedia Lodging Partner Services Sàrl – 100%

Expedia Services CZ, s.r.o – 90%

Expedia.com Limited – 100%

ExpediaTurkey Seyahat Destek Hizmetleri Limited Sirketi – .13%

LLC Partner Services Group – 1%

Lodging Partner Services Egypt LLC – .1%

Lodging Partner Services Romania S.R.L. – .01%

Partner Services Group Travel South Africa Pty Ltd – 16.67%

			X	X

Subsidiary Name	Jurisdiction	Percentage Equity Interests Owned	Designated Subsidiary?	Material Subsidiary?
WWTE, Inc.	NV

Expedia (Thailand) Limited – .005%

Expedia Group International Technology, LLC – 90%

Expedia Group Technology Center Holdings, LLC -100%

Expedia Mexico, S de R. L. de C.V. – 99.99%

Expedia do Brasil Agencia de Viagens e Turismo Ltda. – 99.99%

Magnolia Peninsula Holdings, LLC – 100%

Travel Partner Exchange S.L. – 100%

VacationSpot S.L.U. – 100%

X

Schedule 6.01

Existing Indebtedness

•	The notes issued by the Company under the Existing Indentures and outstanding on May 5, 2020 and guarantees thereof by the Subsidiary Loan Parties (other than any Borrower Group Member).
•	Uncommitted working capital facility in the amount of EUR 50,000,000 pursuant to an amendment to the letter agreement, dated as of September 5, 2014, among trivago GmbH, a company organized under the laws of Germany, Expedia Group, Inc., a Delaware corporation, and Bank of America Merrill Lynch International Limited and a continuing guaranty, dated as of September 5, 2014, by Expedia Group, Inc., a Delaware corporation, in favor of Bank of America Merrill Lynch International Limited.
•	Uncommitted letter of credit arrangement entered into between Expedia, Inc., a Washington corporation, and Standard Chartered Bank:

L/C Reference	Issuing Bank	Beneficiary	Local Amount		USD Amount	Expiration Date
777020156680	Standard Chartered Bank	SOUTH BEACH CONSORTIUM PTE. LTD.	2,409,908.81	SGD	1,729,080.65	5/3/2021
777020076721	Standard Chartered Bank	CHUBB AND SON A DIVISION OF FEDERAL	165,000.00	USD	165,000.00	6/30/2021
777020076883	Standard Chartered Bank	Hartford Fire Insurance Company	1,250,000.00	USD	1,250,000.00	6/30/2021
777020080299	Standard Chartered Bank	Jokeras Europe SA	386,571.00	CHF	408,024.14	9/30/2021
777020083697	Standard Chartered Bank	N1MP (T. No.2) PTY Limited	2,282,860.31	AUD	1,574,424.84	1/31/2021
777020083713	Standard Chartered Bank	Covivio S.A.	195,500.00	EUR	219,594.40	1/31/2021
777020116439	Standard Chartered Bank	The Income and Sales Tax Department	10,000.00	JOD	14,104.37	3/6/2021
777020117027	Standard Chartered Bank	Asiana Airlines	200,000,000.00	KRW	166,600.00	3/31/2021
777020119463	Standard Chartered Bank	The Ministry Of Labour	800.00	JOD	1,128.35	4/21/2021
777020123341	Standard Chartered Bank	Singapore Airlines Limited	1,000,000.00	SGD	717,488.00	10/2/2020
777020124509	Standard Chartered Bank	Sedgwick Nederland TPA B.V.	2,017,419.00	EUR	2,266,055.80	7/31/2021
777020124698	Standard Chartered Bank	United Engineers Limited	325,561.20	SGD	233,586.25	6/15/2022
777020134570	Standard Chartered Bank	Thompsons Travel Pty Limited	6,000,000.00	ZAR	345,348.00	3/15/2021
777020135061	Standard Chartered Bank	Rail Settlement Plan	1,500,000.00	GBP	1,857,495.00	2/19/2021
777020146923	Standard Chartered Bank	Disney Destinations, LLC	1,600,000.00	USD	1,600,000.00	3/1/2021
777020162192	Standard Chartered Bank	Hongkong International Theme Parks Limited	750,000.00	HKD	96,769.50	5/31/2021

•	Uncommitted letter of credit arrangement entered into between Expedia, Inc., a Washington corporation, and Scotiabank:

L/C Reference	Issuing Bank	Beneficiary	Local Amount		USD Amount	Expiration Date
OSB228770GWS	Scotiabank	CA Immo Berlin Lehrter Stadtquartie	77,571.39	EUR	86,110.45	7/31/2020
OSB241380GWS	Scotiabank	Travel Industry Council of Ontario	5,238,310.00	CAD	3,804,144.53 ,0	6/30/2021
OSB242405GWS	Scotiabank	Tribunal Superior de Justicia de las Islas Baleare	300,000.00	EUR	333,024.00	12/11/2021

•	Standalone JPMorgan Chase Bank Arrangements:

L/C Reference	Issuing Bank	Beneficiary	Local Amount		USD Amount	Expiration Date
NUSCGS 001540	JPMorgan Chase	Korean Airline	500,000,000.00	KRW	417,094.15	4/30/2021
TFTS-898880	JPMorgan Chase	Government of India - Dep Of Telecom	10,000,000.00	INR	132,310.13	6/28/2021

•	Standalone BNP Paribas France Arrangements :

L/C Reference	Issuing Bank	Beneficiary	Local Amount		USD Amount	Expiration Date
151523/05	BNP Bank Paribas France	GLI Rail Europe Benelux	2,500.00	EUR	2,812.15	4/13/2021

•	Standalone Nordea Bank Arrangements:

L/C Reference	Issuing Bank	Beneficiary	Local Amount	USD Amount		Expiration Date
00401020238640	Nordea Bank	Oslo Kemnerkontor	4,000,000.00	NOK	413,757.43	Open Ended
00401020238739	Nordea Bank	Oslo Kemnerkontor	12,000,000.00	NOK	1,241,272.30	Open Ended
00401020239006	Nordea Bank	Kammarkollegiet	400,000.00	SEK	42,894.06	Open Ended
00401020239015	Nordea Bank	Kammarkollegiet	100,000.00	SEK	10,723.52	Open Ended
00401020239042	Nordea Bank	Kammarkollegiet	3,000,000.00	SEK	321,705.47	Open Ended
00401020239051	Nordea Bank	Kammarkollegiet	2,500,000.00	SEK	268,087.89	Open Ended
00401020239060	Nordea Bank	Kammarkollegiet	2,000,000.00	SEK	214,470.31	Open Ended

L/C Reference	Issuing Bank	Beneficiary	Local Amount		USD Amount	Expiration Date
00401020239088	Nordea Bank	Kammarkollegiet	1,000,000.00	SEK	107,235.16	Open Ended
00401020361694	Nordea Bank	Kammarkollegiet	1,000,000.00	SEK	107,235.16	Open Ended
00401020444613	Nordea Bank	Kammarkollegiet	1,900,000.00	SEK	203,746.80	Open Ended
00401020457181	Nordea Bank	Kammarkollegiet	800,000.00	SEK	85,788.12	Open Ended
00401020499591	Nordea Bank	AS Kaigaten 4	470,000.00	NOK	48,616.50	8/31/2021
00401020499608	Nordea Bank	Trekanten Eiendom Og Drift As	77,031.00	NOK	7,968.04	5/31/2021
00401020499788	Nordea Bank	Utstillingsplassen Eiendom AS	265,000.00	NOK	27,411.43	12/15/2025
00401020522663	Nordea Bank	Jakhellngården DA	254,300.00	NOK	26,304.63	8/30/2021
00401020549332	Nordea Bank	SEABROKERS AS	460,000.00	NOK	47,582.10	12/15/2025
00401020553941	Nordea Bank	Kammarkollegiet	7,900,000.00	SEK	847,157.73	Open Ended
159625-238732	Nordea Bank	Kuluttajavirasto	25,000.00	EUR	28,121.48	6/21/2021
556262-9716	Nordea Bank	LILJEHOLMSSTRAND FASTIGHETS AB	2,590,000.00	SEK	277,739.05	Open Ended
00202-02-5080578	Nordea Bank	Eurail Group GIE	798,000.00	EUR	897,637.80	1/31/2021

•	Standalone Royal Bank of Canada Arrangements:

L/C Reference	Issuing Bank	Beneficiary	Local Amount		USD Amount	Expiration Date
P113303V07010	Royal Bank of Canada	Business Practices and Consumer Protection Authority	40,000.00	CAD	29,289.01	12/5/2020

Schedule 6.02

Existing Liens

Lien Type	Jurisdiction	File Date	File Number	Debtor(s)	Secured Party
State Tax Lien	Texas	10/15/2010	2010153424	BEDANDBREAKFAST.COM, INC.	STATE OF TEXAS
UCC-1 Initial	Delaware	10/16/2018	2018 7165687	EXPEDIA GROUP, INC.	CINCO SYSTEMS CAPITAL CORPORATION
UCC-1 Initial	Washington	5/30/2017	2017-150-3302-8	EXPEDIA, INC.	IKON FINANCIAL SVCS
UCC-1 Initial	Washington	11/1/2018	2018-305-5886-4	EXPEDIA, INC.	CINCO SYSTEMS CAPITAL CORPORATION
UCC-1 Initial	Delaware	07/14/2015	20153045571	HOMEAWAY, INC.	DOCUMATION
UCC-1 Initial	Delaware	02/05/2016	20160716090	HOMEAWAY, INC.	DOCUMATION
UCC-1 Initial	Delaware	7/13/2016	2016 4227078	HOMEAWAY.COM, INC.	DOCUMATION
UCC-1 Initial	Texas	11/29/2017	17-0040116464	HOMEAWAY.COM, INC.	PHSI AND/OR ITS ASSIGNS
State Tax Lien	Texas	10/27/2015	2015172345	HOMEAWAY.COM, INC.	STATE OF TEXAS

Schedule 6.07

Existing Restrictions

•	Agreement for the Provision of Merchant Acquisition Services between the Company, Expedia, Inc., a Washington corporation, and Barclays Bank PLC, entered into as of September 19, 2008, as amended by the Amendment to Master Agreement, dated as of September 2, 2011, the Variation Agreement to Master Agreement, dated as of June 9, 2014, and the Variation Agreement to Merchant Services Agreement, dated as of February 21, 2019.

•	Uncommitted letter of credit arrangement entered into between Expedia, Inc., a Washington corporation, and Standard Chartered Bank.

Schedule 6.11

Sample Liquidity Calculation

[See attached]

Schedule 9.12

Participant Confidentiality Restricted List

1.	Google Inc.
2.	Booking Holdings, Inc.
3.	TripAdvisor, Inc.
4.	Trip.com Group Limited
5.	Airbnb, Inc.
6.	MakeMyTrip
7.	eDreams
8.	Amazon.com, Inc.

EXHIBIT A

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used in this Assignment and Assumption and not otherwise defined herein have the meanings specified in the Credit Agreement dated as of August 5, 2020, among Expedia Group, Inc., a Delaware corporation (the “Company”), Expedia Group International Holdings III, LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and London Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such Assignor’s outstanding rights and obligations under the credit facility provided for under the Credit Agreement and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity, relating to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Name of Assignor (the “Assignor”):

2.	Name of Assignee (the “Assignee”):

[Assignee is an [Affiliate]/[Approved Fund] of: [Name of Lender]]

3.	Borrower: Expedia Group International Holdings III, LLC, a Delaware limited liability company.

4.	Administrative Agent: JPMorgan Chase Bank, N.A.

5.	Assigned Interest:

	Aggregate Amount of Commitments/Loans of all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Aggregate Amount of Commitments/ Loans of all Lenders[1]
Commitments/Loans	$	$	%

Effective Date:                  [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal, state and foreign securities laws.

1 Set forth, to at least 8 decimals, as a percentage of the Commitments/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor,

by
Name:
Title:

[NAME OF ASSIGNEE], as Assignee,

by
Name:
Title:

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION]

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A.
as Administrative Agent,

by
Name:
Title:

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION]

[EXPEDIA GROUP, INC.,

by
Name:
Title:][2]

2 No consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee.

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION]

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, the Borrower, the other Subsidiaries or any other Person obligated in respect of any Loan Document, (iv) any requirements under applicable law for the Assignee to become a lender under the Credit Agreement or to charge interest at the rate set forth therein from time to time or (v) the performance or observance by the Company, the Borrower, the other Subsidiaries or any other Person or any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement and under applicable law that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) or 5.01(b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Assignor, any Agent or any other Lender or any of their respective Related Parties and (vi) if it is a Foreign Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, and (b) agrees that (i) it will, independently and without reliance on the Assignor, any Agent or any other Lender or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Applicable Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile transmission or other electronic transmission means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York.

EXHIBIT B

[FORM OF] BORROWING REQUEST

JPMorgan Chase Bank, N.A.

   as Administrative Agent and London Agent

500 Stanton Christiana Road, Ops 2

3rd Floor Newark, DE 19713

Attention: Demetrius Dixon

Fax No. 1 (302) 634-3301

demetrius.dixon@chase.com

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of August 5, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Expedia Group, Inc., a Delaware corporation (the “Company”), Expedia Group International Holdings III, LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and London Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

This notice constitutes a Borrowing Request and the Borrower hereby gives you notice, pursuant to Section 2.03 of the Credit Agreement, that it requests a Borrowing under the Credit Agreement, and in connection therewith specifies the following information with respect to such Borrowing:

(A)	Currency and aggregate principal amount of Borrowing:[1] _________________

(B)	Date of Borrowing (which is a Business Day): ________________

(C)	Type of Borrowing:[2] ____________________________________

(D)	Interest Period and the last day thereof:[3] _____________________

(E)	Location and number of the Borrower’s account to which proceeds of the requested Borrowing are to be disbursed: [Name of Bank] (Account No.:_________________________________________)

The Borrower hereby certifies that the conditions specified in Sections 4.02(a) and 4.02(b) of the Credit Agreement have been satisfied.4

[Signature Page Follows]

1 Must comply with Section 2.02(c) of the Credit Agreement. If no currency is specified with respect to any requested Borrowing, then the Borrower shall be deemed to have selected US Dollars.

2 Specify ABR Borrowing (if denominated in US Dollars) or Eurocurrency Borrowing. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (a) in the case of a Borrowing denominated in US Dollars, an ABR Borrowing and (b) in the case of a Borrowing denominated in any other currency, a Eurocurrency Borrowing.

3 Applicable to Eurocurrency Borrowings only. Shall be subject to the definition of “Interest Period” and can be a period of one, two (other than in the case of Borrowings denominated in Euro), three or six months (or, with the consent of each Lender participating in the requested Borrowing, twelve months) thereafter. If an Interest Period is not specified, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

4 Subject to the last sentence of Section 4.02 of the Credit Agreement.

B-1

Very truly yours,

Expedia Group International Holdings III, LLC

By:
Name:
Title:

[SIGNATURE PAGE TO BORROWING REQUEST]

EXHIBIT C

[FORM OF] INTEREST ELECTION REQUEST

JPMorgan Chase Bank, N.A.

   as Administrative Agent and London Agent

500 Stanton Christiana Road, Ops 2

3rd Floor Newark, DE 19713

Attention: Demetrius Dixon

Fax No. 1 (302) 634-3301

demetrius.dixon@chase.com

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of August 5, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Expedia Group, Inc., a Delaware corporation (the “Company”), Expedia Group International Holdings III, LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and London Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

This notice constitutes an Interest Election Request and the Borrower hereby gives you notice, pursuant to Section 2.08 of the Credit Agreement, that it requests the conversion or continuation of a Borrowing under the Credit Agreement, and in that connection specifies the following information with respect to such Borrowing and each resulting Borrowing:

1. Borrowing to which this request applies:
Principal Amount:
Type:
Interest Period[1]:
2. Effective date of this election[2]:
3. Resulting Borrowing[s][3]

Principal Amount[4]:

1 In the case of a Eurocurrency Borrowing, specify the last day of the current Interest Period therefor.

2 Must be a Business Day.

3 If different options are being elected with respect to different portions of the Borrowing, provide the information required by this item 3 for each resulting Borrowing. Each resulting Borrowing shall be in an aggregate amount that is an integral multiple of, and not less than, the amount specified for a Borrowing of such Type in Section 2.02(c) of the Credit Agreement.

4 Indicate the principal amount of the resulting Borrowing and the percentage of the Borrowing in item 1 above.

C-1

Type:[5]
Interest Period:[6]

Very truly yours,
Expedia Group International Holdings III, LLC

by

Name:
Title:

[5]	Must comply with Section 2.02 of the Credit Agreement.
[6]	Applicable only if the resulting Borrowing is to be a Eurocurrency Borrowing. Shall be subject to the definition of “Interest Period” and can be a period of one, two (other than in the case of Borrowings denominated in Euro), three or six months (or, with the consent of each Lender participating in the requested Borrowing, twelve months) thereafter. If an Interest Period is not specified, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

C-2

EXHIBIT D-1

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 5, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Expedia Group, Inc., a Delaware corporation (the “Company”), Expedia Group International Holdings III, LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and London Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) it is not a 10-percent shareholder of the Company or any of its Subsidiaries within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Company or any of its Subsidiaries as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business or are effectively connected but are not includible in the undersigned’s gross income for U.S. federal income tax purposes under an income tax treaty.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By

Name:
Title:

Date: ________ __, 20[ ]

D-1-1

EXHIBIT D-2

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 5, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Expedia Group, Inc., a Delaware corporation (the “Company”), Expedia Group International Holdings III, LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and London Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) it is not a 10-percent shareholder of the Company or any of its Subsidiaries within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Company or any of its Subsidiaries as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments with respect to such participation are not effectively connected with the undersigned’s conduct of a U.S. trade or business or are effectively connected but are not includible in the undersigned’s gross income for U.S. federal income tax purposes under an income tax treaty.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN OR W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

D-2-1

EXHIBIT D-3

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 5, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Expedia Group, Inc., a Delaware corporation (the “Company”), Expedia Group International Holdings III, LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and London Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iv) none of its direct or indirect partners/members is a 10-percent shareholder of the Company or any of its Subsidiaries within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Company or any of its Subsidiaries as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments with respect to such participation are not effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business or are effectively connected but are not includible in the partners/members’ gross income for U.S. federal income tax purposes under an income tax treaty.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN OR W-8BEN-E, as applicable, or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

D-3-1

[NAME OF LENDER]
By:
Name:
Title:

Date: ________ __, 20[ ]

D-3-2

EXHIBIT D-4

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 5, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Expedia Group, Inc., a Delaware corporation (the “Company”), Expedia Group International Holdings III, LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and London Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iv) none of its direct or indirect partners/members is a 10-percent shareholder of the Company or any of its Subsidiaries within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company or any of its Subsidiaries as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments on the Loan(s) are not effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business or are effectively connected but are not includible in the partners/members’ gross income for U.S. federal income tax purposes under an income tax treaty.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN OR W-8BEN-E, as applicable, or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

D-4-1

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

D-4-2

EXHIBIT E

[FORM OF] GLOBAL INTERCOMPANY SUBORDINATION AGREEMENT dated as of [ ], 20[ ] (this “Agreement”), among EXPEDIA GROUP, INC., a Delaware corporation (the “Company”), the SUBSIDIARIES of the Company party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).

Reference is made to the Credit Agreement dated as of August 5, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, Expedia Group International Holdings III, LLC, a Delaware limited liability company (the “Borrower”), the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and London Agent.

From time to time Subsidiaries of the Company that are not Loan Parties have made, and will make, loans, advances and other extensions of credit (including intercompany payables) to one or more of the Company and its Subsidiaries that are Loan Parties (any of the foregoing being referred to herein as “Covered Intercompany Liabilities”; any Person that is an obligor thereon, solely in its capacity as such, is referred to herein as the “Covered Intercompany Debtor”, and any Person that is an obligee thereunder, solely in its capacity as such, is referred to herein as the “Covered Intercompany Lender”).

The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. In accordance with the Credit Agreement, each Covered Intercompany Lender party hereto desires to enter into this Agreement in order to subordinate, on the terms set forth herein, its rights, as a Covered Intercompany Lender, to payment under any Covered Intercompany Liabilities to the prior payment in full of the Obligations. The Company, the Borrower and the other Subsidiaries party hereto are Affiliates of the Borrower (or are the Borrower), will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit and as consideration for extensions of credit previously made continuing to be outstanding. Accordingly, the parties hereto agree as follows:

1.         Definitions. Capitalized terms used but not defined herein (including the preliminary statements hereto) shall have the meanings assigned to them in the Credit Agreement. For purposes of this Agreement, the Lenders and other Guaranteed Parties are sometimes referred to as “Senior Lenders”.

2.         Subordination. Each Covered Intercompany Lender hereby agrees that all its right, title and interest in, to and under any Covered Intercompany Liabilities owed by any Covered Intercompany Debtor shall be subordinate, and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations of such Covered Intercompany Debtor until the payment in full in cash of all Obligations of such Covered Intercompany Debtor (other than Designated Cash Management Obligations, Designated Swap Obligations and contingent obligations for indemnification, expense reimbursement, tax gross-up, yield protection or otherwise, in each case as to which no claim has been made) (the date on which such payment occurs, the “Payoff Date”); provided that each Covered Intercompany Debtor may make payments to the applicable Covered Intercompany Lender unless and until an Event of Default shall have occurred and be continuing and, to the extent required by clause (b) below, the Company shall have received the written notice referred to in clause (b) below (such Obligations, including interest thereon accruing after the commencement of any proceedings referred to in clause (a) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”).

(a)       In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization (including by way of scheme of arrangement), judicial management, moratorium or other similar proceedings in connection therewith, relating to any Covered Intercompany Debtor or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Covered Intercompany Debtor that would result in an Event of Default, whether or not involving insolvency or bankruptcy, then, if an Event of Default has occurred and is continuing, (i) until the Payoff Date shall have occurred, no Covered Intercompany Lender shall be entitled to receive (whether directly or indirectly), or make any demand for, any payment from such Covered Intercompany Debtor on account of any Covered Intercompany Liabilities owed by such Covered Intercompany Debtor to such Covered Intercompany Lender and (ii) until the Payoff Date shall have occurred, any such payment or distribution to which such Covered Intercompany Lender would otherwise be entitled, whether in cash, property or securities (other than a payment of debt securities of such Covered Intercompany Debtor that are subordinated and junior in right of payment to the Senior Indebtedness to at least the same extent as the Covered Intercompany Liabilities described in this Agreement is subordinated and junior in right of payment to the Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall instead be made to the holders of Senior Indebtedness.

(b)       If (i) any Event of Default has occurred and is continuing and (ii) other than in the case of any Event of Default under clause (h) or (i) of Section 7.01 of the Credit Agreement, the Administrative Agent shall have provided written notice to the Company (on behalf of itself and the Subsidiaries) requesting the Covered Intercompany Debtors (or any of them) not to make any such payment or distribution to any Covered Intercompany Lender (or any of them) or requesting the Covered Intercompany Lenders (or any of them) not to make any such forgiveness or other reduction, then until the earliest to occur of (x) the Payoff Date, (y) the date on which such Event of Default shall have been cured or waived and (z) the date on which the Administrative Agent shall have rescinded such notice, no payment or distribution of any kind or character, whether in cash, securities or other property (other than Restructured Debt Securities), shall be made by or on behalf of any Covered Intercompany Debtor, or any other Person on its behalf, with respect to any Covered Intercompany Liabilities. Any notice given by the Administrative Agent to the Company pursuant to this paragraph (I) may be given with respect to one or more of the Covered Intercompany Debtors or Covered Intercompany Lenders at the same or different times and (II) may suspend the rights and powers of the Covered Intercompany Debtors above in part without suspending all such rights or powers (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s right to give additional notices from time to time suspending other such rights and powers so long as an Event of Default has occurred and is continuing.

(c)       If any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, with respect to any Covered Intercompany Liabilities shall (despite these subordination provisions) be received by any Covered Intercompany Lender in violation of paragraph (a) or (b) above prior to the occurrence of the Payoff Date, such payment or distribution shall be held by such Covered Intercompany Lender in trust (segregated from other property of such Covered Intercompany Lender) for the benefit of the Administrative Agent, and shall be paid over or delivered to the Administrative Agent promptly upon receipt to the extent necessary to cause the Payoff Date to occur.

(d)       Each Covered Intercompany Lender agrees to file all claims against each relevant Covered Intercompany Debtor in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Covered Intercompany Liabilities, and the Administrative Agent shall be entitled to all of such Covered Intercompany Lender’s rights thereunder. If for any reason any Covered Intercompany Lender fails to file such claim at least 30 days prior to the last date on which such claim should be filed, such Covered Intercompany Lender hereby irrevocably appoints the Administrative Agent as its true and lawful attorney-in-fact and the Administrative Agent is hereby authorized to act as attorney-in-fact in such Covered Intercompany Lender’s name to file such claim or in the Administrative Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Administrative Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the Person or Persons authorized to pay such claim shall pay to the Administrative Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Covered Intercompany Lender hereby assigns to the Administrative Agent all of such Covered Intercompany Lender’s rights to any payments or distributions to which such Covered Intercompany Lender otherwise would be entitled. If the amount so paid is greater than such Covered Intercompany Lender’s liability hereunder, the Administrative Agent shall pay the excess amount to the party entitled thereto.

(e)       If and to the extent that the subordination by a Covered Intercompany Lender incorporated in Switzerland pursuant to the terms of this Agreement exceeds the maximum amount of such Covered Intercompany Lender’s freely disposable shareholder equity (the “Maximum Amount”), the subordination shall, if required by applicable law, be limited to the Maximum Amount.

Each Covered Intercompany Lender and each Covered Intercompany Debtor hereby agrees that the subordination provisions set forth in this Agreement are for the benefit of the Administrative Agent and the other holders of Senior Indebtedness. The Administrative Agent may, on behalf of itself and such other holders of Senior Indebtedness, proceed to enforce these subordination provisions set forth herein.

3.                  Waivers and Consents. (a) Each Covered Intercompany Lender waives the right to compel that any property or asset of any Covered Intercompany Debtor or any property or asset of any guarantor of the Obligations or any other Person be applied in any particular order to discharge the Obligations. Each Covered Intercompany Lender expressly waives the right to require the Administrative Agent or any other Senior Lender to proceed against any Covered Intercompany Debtor, any guarantor of any Obligations or any other Person, or to pursue any other remedy in its or their power that such Covered Intercompany Lender cannot pursue and that would lighten such Covered Intercompany Lender’s burden, notwithstanding that the failure of the Administrative Agent or any other Senior Lender to do so may thereby prejudice such Covered Intercompany Lender. Each Covered Intercompany Lender agrees that it shall not be discharged, exonerated or have its obligations hereunder reduced by the Administrative Agent’s or any other Senior Lender’s delay in proceeding against or enforcing any remedy against any Covered Intercompany Debtor, any guarantor of any Obligations or any other Person; by the Administrative Agent or any other Senior Lender releasing any Covered Intercompany Debtor, any guarantor of any Obligations or any other Person from all or any part of the Obligations; or by the discharge of any Covered Intercompany Debtor, any guarantor of any Obligations or any other Person by an operation of law or otherwise, with or without the intervention or omission of the Administrative Agent or any other Senior Lender.

(b)       Each Covered Intercompany Lender waives all rights and defenses arising out of an election of remedies by the Administrative Agent or any other Senior Lender, even though that election of remedies, including any nonjudicial foreclosure with respect to any property or asset securing any Obligations, has impaired the value of such Covered Intercompany Lender’s rights of subrogation, reimbursement, or contribution against any Covered Intercompany Debtor, any guarantor of the Obligations or any other Person. Each Covered Intercompany Lender expressly waives any rights or defenses it may have by reason of protection afforded to any Covered Intercompany Debtor, any guarantor of the Obligations or any other Person with respect to the Obligations pursuant to any anti-deficiency laws or other laws of similar import that limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of property or assets securing any Obligations.

(c)       Each Covered Intercompany Lender agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Obligations made by the Administrative Agent or any other Senior Lender may be rescinded in whole or in part by such Person, and any Obligation may be continued, and the Obligations or the liability of any Covered Intercompany Debtor, any guarantor thereof or any other Person obligated thereunder, or any right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or the other Senior Lenders, in each case without notice to or further assent by such Covered Intercompany Lender, which will remain bound hereunder, and without impairing, abridging, releasing or affecting the subordination provided for herein.

(d)       Each Covered Intercompany Lender waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations, and any and all notice of or proof of reliance by the Senior Lenders upon this Agreement. The Obligations, and any of them, shall be deemed conclusively to have been created, contracted or incurred, and the consent to create the obligations of any Covered Intercompany Debtor in respect of the Covered Intercompany Liabilities shall be deemed conclusively to have been given, in reliance upon this Agreement. Each Covered Intercompany Lender waives any protest, demand for payment and notice of default (except as expressly provided in Section 2(b)).

4.                  Obligations Unconditional. All rights and interests of the Administrative Agent and the other Senior Lenders hereunder, and all agreements and obligations of each Covered Intercompany Lender and each Covered Intercompany Debtor hereunder, shall remain in full force and effect irrespective of:

(a)       any lack of validity or enforceability of the Credit Agreement or any other Loan Document;

(b)       any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Credit Agreement or any other Loan Document;

(c)       any release, amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of or consent to departure from, any guarantee of any Obligations; or

(d)       any other circumstances that might otherwise constitute a defense available to, or a discharge of, any Covered Intercompany Debtor in respect of the Obligations or of such Covered Intercompany Lender or such Covered Intercompany Debtor in respect of the subordination provisions set forth herein.

5.                  Notices. All notices and other communications hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Subsidiary shall be given to it in care of the Company as provided in Section 9.01 of the Credit Agreement.

6.                  Waivers; Amendment. (a) No failure or delay by the Administrative Agent or any other Senior Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the other Senior Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Covered Intercompany Debtor or Covered Intercompany Lender herefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or any other Loan Document or the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any other Senior Lender or any Affiliate of any of the foregoing may have had notice or knowledge of such Default at the time. Notwithstanding anything herein to the contrary, no sale, assignment, novation, transfer or delegation by any Lender of any of its rights or obligations under the Credit Agreement or any other Loan Document in accordance with the terms thereof shall, or shall be deemed, to extinguish any of the rights, benefits or privileges afforded by the Covered Intercompany Debtors or the Covered Intercompany Lenders hereunder in relation to such of its rights or obligations, and all such rights, benefits and privileges shall continue to accrue, to the full extent thereof, for the benefit of the assignee, transferee or delegee of such Lender in connection with each such sale, assignment, novation, transfer and delegation. No notice or demand on any Covered Intercompany Debtor or Covered Intercompany Lender in any case shall entitle any Covered Intercompany Debtor or Covered Intercompany Lender to any other or further notice or demand in similar or other circumstances.

(b)       Except as provided in Section 17, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Company or a Subsidiary with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.02 of the Credit Agreement.

(c)       This Agreement shall be construed as a separate agreement with respect to the Company and each Subsidiary party hereto and may be amended, modified, supplemented, waived or released with respect to the Company or any Subsidiary party hereto without the approval of any other Subsidiary party hereto or the Company, as the case may be, and without affecting the obligations of any other Subsidiary party hereto or the Company, as the case may be, hereunder.

7.                  Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party, and all covenants, promises and agreements by or on behalf of each Covered Intercompany Lender, each Covered Intercompany Debtor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)       The Administrative Agent shall have a full and unfettered right to assign or otherwise transfer the benefit of this Agreement to any Person that becomes a successor Administrative Agent in accordance with the terms of the Credit Agreement, all without impairing, abridging, releasing or affecting the subordination provided for herein.

(c)       No Covered Intercompany Lender or Covered Intercompany Debtor may assign or otherwise transfer any of its rights or obligations hereunder or any interest herein. Any purported assignment or transfer in violation of this paragraph shall be deemed null and void ab initio.

8.                  Survival of Agreement. All covenants, agreements, representations and warranties made by the Covered Intercompany Lenders and the Covered Intercompany Debtors in this Agreement shall be considered to have been relied upon by the Administrative Agent and the other Senior Lenders and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans, regardless of any investigation made by any such party or on its behalf and notwithstanding that either the Administrative Agent or any other Senior Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended thereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan, any fee or any other amount payable under the Credit Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.

9.                  Counterparts; Effectiveness; Several Agreement. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (including DocuSign) shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective as to any Covered Intercompany Lender or Covered Intercompany Debtor when a counterpart hereof executed on behalf of such Covered Intercompany Lender or Covered Intercompany Debtor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent and thereafter shall be binding upon such Covered Intercompany Lender, such Covered Intercompany Debtor and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Covered Intercompany Lender, such Covered Intercompany Debtor and the Administrative Agent and the other Guaranteed Parties and their respective successors and assigns.

(b)       The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, electronic deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, the parties hereto hereby (i) agree that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the other Senior Lenders and the Loan Parties, electronic images of this Agreement (including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waive any argument, defense or right to contest the validity or enforceability of this Agreement based solely on the lack of paper original copies of this Agreement, including with respect to any signature pages thereto.

10.              Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provision with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

11.              Further Assurances. Each Covered Intercompany Debtor and Covered Intercompany Lender shall execute and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to fully effectuate the purposes of this Agreement.

12.              Governing Law; Jurisdiction; Consent to Service of Process; Appointment of Service of Process Agent. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)       Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each Covered Intercompany Debtor and Covered Intercompany Lender hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such United States District Court or, if that court does not have subject matter jurisdiction, such Supreme Court. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any other Senior Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any other party hereto or its property in the courts of any jurisdiction.

(c)       Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)       Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e)       Each Foreign Subsidiary party hereto hereby irrevocably designates, appoints and empowers the Company, as its authorized designee, appointee and agent (the “Authorized Agent”) to receive, accept and forward for and on its behalf, and in service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or relating to this Agreement or any other Loan Document. Such service may be made by mailing a copy of such process to any such Foreign Subsidiary in the care of the Authorized Agent at its address set forth above. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon any such Foreign Subsidiary.

(f)       In the event any Foreign Subsidiary party hereto or any of its assets has or hereafter acquires, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Loan Document, any immunity from jurisdiction, legal proceedings, attachment (whether before or after judgment), execution, judgment or setoff, such Foreign Subsidiary party hereto hereby irrevocably agrees not to claim and hereby irrevocably and unconditionally waives such immunity.

13.              WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

14.              Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or to be taken into consideration in interpreting, this Agreement.

15.              Provisions Define Relative Rights. The subordination provisions set forth herein are intended solely for the purpose of defining the relative rights of the Covered Intercompany Lenders and the Covered Intercompany Debtors, on the one hand, and the Administrative Agent and the other Senior Lenders, on the other, and no other Person shall have any right, benefit or other interest under these subordination provisions.

16.              Additional Subsidiaries. The Company shall cause each Subsidiary that shall become party to any Covered Intercompany Liabilities and that is not a party hereto to become a party to this Agreement by executing a supplement to this Agreement in form and substance reasonably satisfactory to the Administrative Agent (each such subsidiary, an “Additional Subsidiary”). Upon delivery of such supplement to the Administrative Agent, (a) each Additional Subsidiary shall be as fully a party hereto as if such Additional Subsidiary were an original signatory hereof, (b) such Additional Subsidiary shall be deemed to have agreed to all the terms and provisions of this Agreement applicable to it as a Subsidiary, (c) such Additional Subsidiary shall be deemed to have represented and warranted that the representations made by it as a Subsidiary under this Agreement are true and correct at such time and (d) each reference to, as applicable, a “Covered Intercompany Debtor” or “Covered Intercompany Lender” in this Agreement shall be deemed to include such Additional Subsidiary.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EXPEDIA GROUP, INC.,

by

Name:
Title:

[COVERED Intercompany Lenders],

by

Name:
Title:

[COVERED intercompany debtors],

by

Name:
Title:

[Signature Page to Intercompany Subordination Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by

Name:
Title:

[Signature Page to Intercompany Subordination Agreement]